Exhibit 99.1

ITEM 6.    Selected Financial Data

        Set forth below is our selected financial data as of and for each of the years in the five year period ended December 31, 2011.

	Year Ended December 31,(1)(2)
	2011(3)	2010	2009(3)	2008	2007
	(Dollars in thousands, except per share data)
Income statement data:
Total revenues	$1,724,798	$1,252,875	$1,146,185	$1,136,511	$938,119
Income from continuing operations	549,955	320,462	102,659	227,887	131,430
Net income applicable to common shares	515,302	307,498	109,069	425,368	565,080
Income from continuing operations applicable to common shares:
Basic earnings per common share	1.28	0.93	0.24	0.77	0.40
Diluted earnings per common share	1.28	0.92	0.24	0.77	0.40
Net income applicable to common shares:
Basic earnings per common share	1.29	1.01	0.40	1.79	2.72
Diluted earnings per common share	1.29	1.00	0.40	1.79	2.70
Balance sheet data:
Total assets	17,408,475	13,331,923	12,209,735	11,849,826	12,521,772
Debt obligations(4)	7,722,619	4,646,345	5,656,143	5,937,456	7,510,907
Total equity	9,220,622	8,146,047	5,958,609	5,407,840	4,442,980
Other data:
Dividends paid	787,689	590,735	517,072	457,643	393,566
Dividends paid per common share	1.92	1.86	1.84	1.82	1.78

(1)
Reclassification, presentation and certain computational changes have been made for the results of properties sold or held-for-sale reclassified to discontinued operations.

(2)
The following are acquisitions that had a meaningful impact on our financial position and results of operations in the years in which they closed and thereafter:

•
On April 7, 2011, we completed our acquisition of substantially all of the real estate assets of HCR ManorCare, which includes the settlement of our HCR ManorCare debt investments discussed below.

•
On January 14, 2011, we acquired our partner's 65% interest in HCP Ventures II, a joint venture that owned 25 senior housing facilities, becoming the sole owner of the portfolio.

•
On August 3, 2009, we purchased a participation in the first mortgage debt of HCR ManorCare.

•
On December 21, 2007, we made an investment in HCR ManorCare mezzanine loans.

•
On August 1, 2007, we completed our acquisitions of Slough Estates USA, Inc.

•
On October 5, 2006, we completed our mergers with CNL Retirement Properties, Inc. and CNL Retirement Corp.

(3)
On November 9, 2011, we entered into an agreement with Ventas to settle all remaining claims relating to Ventas's litigation against HCP arising out of Ventas's 2007 acquisition of Sunrise Senior Living REIT. We paid $125 million to Ventas, which was recorded as litigation settlement expense for the year ended December 31, 2011. On September 4, 2009, a jury returned a verdict in favor of Ventas in an action brought against us. The jury awarded Ventas approximately $102 million in compensatory damages, which we recorded as a litigation provision expense during the year ended December 31, 2009.

(4)
Includes bank line of credit, bridge and term loans, senior unsecured notes, mortgage and other secured debt, and other debt.

ITEM 7.    Management's Discussion and Analysis of Financial Condition and Results of Operations

Cautionary Language Regarding Forward-Looking Statements

        Statements in this Annual Report on Form 10-K that are not historical factual statements are "forward-looking statements." We intend to have our forward-looking statements covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include this statement for purposes of complying with those provisions. Forward-looking statements include, among other things, statements regarding our and our officers' intent, belief or expectations as identified by the use of words such as "may," "will," "project," "expect," "believe," "intend," "anticipate," "seek," "forecast," "plan," "estimate," "could," "would," "should" and other comparable and derivative terms or the negatives thereof. In addition, we, through our officers, from time to time, make forward-looking oral and written public statements concerning our expected future operations, strategies, securities offerings, growth and investment opportunities, dispositions, capital structure changes, budgets and other developments. Readers are cautioned that, while forward-looking statements reflect our good faith belief and reasonable assumptions based upon current information, we can give no assurance that our expectations or forecasts will be attained. Therefore, readers should be mindful that forward-looking statements are not guarantees of future performance and that they are subject to known and unknown risks and uncertainties that are difficult to predict. As more fully set forth in Part I, Item 1A., "Risk Factors" in this report, factors that may cause our actual results to differ materially from the expectations contained in the forward-looking statements include:

  (a)
  Changes in national and local economic conditions, including a prolonged period of weak economic growth;

  (b)
  Continued volatility in the capital markets, including changes in interest rates and the availability and cost of capital;

  (c)
  The ability of the Company to manage its indebtedness level and changes in the terms of such indebtedness;

  (d)
  Changes in federal, state or local laws and regulations, including those affecting the healthcare industry that affect our costs of compliance or increase the costs, or otherwise affect the operations of our operators, tenants and borrowers;

  (e)
  The potential impact of future litigation matters, including the possibility of larger than expected litigation costs, adverse results and related developments;

  (f)
  Competition for tenants and borrowers, including with respect to new leases and mortgages and the renewal or rollover of existing leases;

  (g)
  The ability of the Company to negotiate the same or better terms with new tenants or operators if existing leases are not renewed or the Company exercises its right to replace an existing operator or tenant upon default;

  (h)
  Availability of suitable properties to acquire at favorable prices and the competition for the acquisition and financing of those properties;

  (i)
  The financial, legal, regulatory and reputational difficulties of significant operators of our properties;

  (j)
  The risk that we may not be able to achieve the benefits of investments within expected time-frames or at all, or within expected cost projections;

  (k)
  The ability to obtain financing necessary to consummate acquisitions on favorable terms;

  (l)
  Changes in the reimbursement available to our operators, tenants and borrowers by governmental or private payors (including the July 2011 Centers for Medicare & Medicaid Services (CMS) final rule reducing Medicare skilled nursing facility (SNF) Prospective Payment System (PPS) payments in FY 2012 by 11.1% compared to FY 2011) and other potential changes in Medicare and Medicaid payment levels, which, among other effects, could negatively impact the value of our approximate 10% equity interest in the operations of HCR ManorCare;

  (m)
  The risks associated with the Company's investments in joint ventures and unconsolidated entities, including its lack of sole decision-making authority and its reliance on its joint venture partners' financial condition and continued cooperation;

  (n)
  The ability of our operators, tenants and borrowers to conduct their respective businesses in a manner sufficient to maintain or increase their revenues and to generate sufficient income to make rent and loan payments to us and our ability to recover investments made, if applicable, in their operations; and

  (o)
  The financial weakness of some operators and tenants, including potential bankruptcies and downturns in their businesses, which results in uncertainties regarding our ability to continue to realize the full benefit of such operators' and/or tenants' leases.

        Except as required by law, we undertake no, and hereby disclaim any, obligation to update any forward-looking statements, whether as a result of new information, changed circumstances or otherwise.

        The information set forth in this Item 7 is intended to provide readers with an understanding of our financial condition, changes in financial condition and results of operations. We will discuss and provide our analysis in the following order:

  •
  Executive Summary

  •
  2011 Transaction Overview

  •
  Dividends

  •
  Critical Accounting Policies

  •
  Results of Operations

  •
  Liquidity and Capital Resources

  •
  Non-GAAP Financial Measure—Funds from Operations

  •
  Off-Balance Sheet Arrangements

  •
  Contractual Obligations

  •
  Inflation

  •
  Recent Accounting Pronouncements

Executive Summary

        We are a self-administered REIT that, together with our unconsolidated joint ventures, invests primarily in real estate serving the healthcare industry in the U.S. We acquire, develop, lease, manage and dispose of healthcare real estate and provide financing to healthcare providers. At December 31, 2011, our portfolio of investments, including properties owned by our Investment Management Platform, consisted of interests in 1,010 facilities.

        Our business strategy is based on three principles: (i) opportunistic investing, (ii) portfolio diversification, and (iii) conservative financing. We actively redeploy capital from investments with lower return potential into assets with higher return potential. We make investments where the expected risk-adjusted return exceeds our cost of capital and strive to capitalize on our operator, tenant and other business relationships to grow our business.

        Our strategy contemplates acquiring and developing properties on terms that are favorable to us. Generally, we prefer larger, more complex private transactions that leverage our management team's experience and our infrastructure. We follow a disciplined approach to enhancing the value of our existing portfolio, including ongoing evaluation of potential disposition of properties that no longer fit our strategy.

        We primarily generate revenue by leasing healthcare properties under long-term leases with fixed or inflation indexed escalators. Most of our rents and other earned income from leases are received under triple-net leases or leases that provide for substantial recovery of operating expenses; however, some of our medical office and life science leases are structured as gross or modified gross leases. Accordingly, for such MOBs and life science facilities we incur certain property operating expenses, such as real estate taxes, repairs and maintenance, property management fees, utilities and insurance. Our growth for these assets depends, in part, on our ability to (i) increase rental income and other earned income from leases by increasing rental rates and occupancy levels; (ii) maximize tenant recoveries given underlying lease structures; and (iii) control operating and other expenses. Our operations are impacted by property specific, market specific, general economic and other conditions. At December 31, 2011, the contractual maturities in our portfolio of leased assets were 12% through 2014 (measured in dollars of expiring rents).

        Access to capital markets impacts our cost of capital and ability to refinance maturing indebtedness, as well as to fund future acquisitions and development through the issuance of additional securities or secured debt. Access to external capital on favorable terms is critical to the success of our strategy.

2011 Transaction Overview

  HCP Ventures II Purchase

        On January 14, 2011, we acquired our partner's 65% interest in a joint venture that owns 25 senior housing facilities, becoming the sole owner of the portfolio. In connection with the closing of this acquisition, we paid approximately $136 million for the interest and assumed our partner's share of $650 million of Fannie Mae secured debt with a weighted average fixed-rate of 5.66% and weighted average maturity of 5.3 years. At closing, we valued the joint venture's assets at approximately $850 million. The consolidation of HCP Ventures II on January 14, 2011 resulted in a gain of $8 million, which represents the fair value of our 35% interest in excess of our carrying value on the acquisition date.

  Genesis Debt Investment Early Payoff

        On April 1, 2011, we received $330.4 million from the early repayment of our debt investments in Genesis HealthCare ("Genesis"). In conjunction with this early repayment, we recognized additional interest income of $34.8 million, which represents the unamortized discount and termination fee. These debt investments were acquired in September and October 2010 for $290 million.

  HCR ManorCare Acquisition

        On April 7, 2011, we completed our acquisition of substantially all of the real estate assets of privately-owned HCR ManorCare, Inc., for a purchase price of $6.1 billion, for which we replaced the stock consideration to the seller valued at $33.14 per share with cash. We acquired 334 post-acute, skilled nursing and assisted living facilities located in 30 states, with the highest concentrations in Ohio, Pennsylvania, Florida, Illinois and Michigan. A wholly-owned subsidiary of HCR ManorCare operates the facilities pursuant to a long-term, triple-net master lease agreement supported by a guaranty from HCR ManorCare. Additionally, we exercised our option to purchase an interest in the operations of HCR ManorCare for $95 million that represented a 9.9% equity interest at closing.

  Strategic Venture With Brookdale Senior Living

        On September 1, 2011, we completed a strategic venture with Brookdale Senior Living, Inc. ("Brookdale") that includes 37 HCP-owned senior living communities previously leased to or operated by Horizon Bay Retirement Living ("Horizon Bay"). As part of this transaction, Brookdale acquired Horizon Bay and: (i) assumed an existing triple-net lease for nine of our communities; (ii) entered into a new triple-net lease related to four of our communities; (iii) assumed Horizon Bay's management of three of our communities, one of which was recently developed by HCP; and (iv) entered into management contracts and a joint venture agreement for a 10% interest in the real estate and operations for 21 of our communities in a structure permitted by RIDEA; these 21 communities were acquired in January 2011 as part of our purchase of HCP Ventures II discussed above.

  Other Investment Transactions

        During the year ended December 31, 2011, we made investments of $300 million as follows: (i) acquired four life science facilities for approximately $67 million, including assumed debt of $48 million; (ii) acquired a medical office building for approximately $31 million; (iii) acquired the 20-acre parcel of land situated at the gateway of South San Francisco for $65 million; (iv) acquired a life science development project for $10 million, and (v) funded construction and other capital projects of $127 million, primarily in our life science and medical office segments. During the year ended December 31, 2011, we executed commitments to fund $101 million of senior housing development.

        During the year ended December 31, 2011, we sold three senior housing facilities for $19 million, recognizing gain on sales of real estate of $3.1 million.

  Financings

        During the year ended December 31, 2011, in connection with prefunding the HCR ManorCare Acquisition, we completed $3.7 billion in debt and common stock offerings as follows:

  •
  On January 24, 2011, we issued $2.4 billion of senior unsecured notes as follows: (i) $400 million of 2.70% notes due 2014; (ii) $500 million of 3.75% notes due 2016; (iii) $1.2 billion of 5.375% notes due 2021; and (iv) $300 million of 6.75% notes due 2041. The notes have a weighted average maturity of 10.3 years and a weighted average yield of 4.83%; net proceeds from the offering were $2.37 billion.

  •
  In March 2011, we completed a $1.273 billion public offering of 34.5 million shares of common stock; net proceeds from the offering were $1.235 billion.

        On March 11, 2011, we entered into a new $1.5 billion unsecured revolving credit facility that replaced the existing facility, which was scheduled to mature in August 2011. Our new facility has a four-year term with a one-year committed extension option. Based on HCP's current credit ratings, the facility bears interest at LIBOR plus 150 basis points and has a facility fee of 30 basis points. We have the right to increase the commitments under the new facility by an aggregate amount of up to $500 million, subject to customary conditions.

  Litigation

        On November 9, 2011, we entered into an agreement with Ventas, Inc. to settle all remaining claims relating to Ventas's litigation against HCP arising out of Ventas's 2007 acquisition of Sunrise Senior Living REIT. We paid $125 million to Ventas and incurred a charge during the quarter ended December 31, 2011 for the amount paid. This payment is in addition to the $102.8 million paid to Ventas in August 2011 resulting from the 2009 jury verdict, which was previously accrued in 2009.

Dividends

        Quarterly dividends paid during 2011 aggregated $1.92 per share, which represents a 3.2% increase from 2010. On January 26, 2012, we announced that our Board of Directors declared a quarterly common stock cash dividend of $0.50 per share. The common stock dividend will be paid on February 22, 2012 to stockholders of record as of the close of business on February 6, 2012. Based on the first quarter's dividend, the annualized rate of distribution for 2012 is $2.00, compared with $1.92, which represents a 4.2% increase.

Critical Accounting Policies

        The preparation of financial statements in conformity with U.S. generally accepted accounting principles ("GAAP") requires our management to use judgment in the application of accounting policies, including making estimates and assumptions. We base estimates on our experience and on various other assumptions believed to be reasonable under the circumstances. These estimates affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. If our judgment or interpretation of the facts and circumstances relating to various transactions or other matters had been different, it is possible that different accounting would have been applied, resulting in a different presentation of our consolidated financial statements. From time to time, we re-evaluate our estimates and assumptions. In the event estimates or assumptions prove to be different from actual results, adjustments are made in subsequent periods to reflect more current estimates and assumptions about matters that are inherently uncertain. For a more detailed discussion of our significant accounting policies, see Note 2 to the Consolidated Financial Statements. Below is a discussion of accounting policies that we consider critical in that they may require complex judgment in their application or require estimates about matters that are inherently uncertain.

  Principles of Consolidation

        The consolidated financial statements include the accounts of HCP, Inc., our wholly owned subsidiaries and joint ventures that we control, through voting rights or other means. We consolidate investments in variable interest entities ("VIEs") when we are the primary beneficiary of the VIE at: (i) the inception of the variable interest entity, (ii) as a result of a change in circumstance identified during our continuous review of our VIE relationships or (iii) upon the occurrence of a qualifying reconsideration event.

        We make judgments with respect to our level of influence or control of an entity and whether we are (or are not) the primary beneficiary of a VIE. Consideration of various factors includes, but is not limited to, our ability to direct the activities that most significantly impact the entity's economic performance, our form of ownership interest, our representation on the entity's governing body, the size and seniority of our investment, our ability and the rights of other investors to participate in policy making decisions, replace the manager and/or liquidate the entity, if applicable. Our ability to correctly assess our influence or control over an entity when determining the primary beneficiary of a VIE affects the presentation of these entities in our consolidated financial statements. If we perform a primary beneficiary analysis at a date other than at inception of the variable interest entity, our assumptions may be different and may result in the identification of a different primary beneficiary.

        If we determine that we are the primary beneficiary of a VIE, our consolidated financial statements would include the operating results of the VIE (either tenant or borrower) rather than the results of the variable interest in the VIE. We would depend on the VIE to provide us timely financial information and rely on the internal control of the VIE to provide accurate financial information. If the VIE has deficiencies in its internal control over financial reporting, or does not provide us with timely financial information, this may adversely impact the quality and/or timing of our financial reporting and our internal control over financial reporting.

  Revenue Recognition

        We recognize rental revenue on a straight-line basis over the lease term when collectibility is reasonably assured and the tenant has taken possession or controls the physical use of the leased asset. For assets acquired subject to leases, we recognize revenue upon acquisition of the asset provided the tenant has taken possession or controls the physical use of the leased asset. If the lease provides for tenant improvements, we determine whether the tenant improvements, for accounting purposes, are owned by the tenant or us. When we are the owner of the tenant improvements, the tenant is not considered to have taken physical possession or have control of the physical use of the leased asset until the tenant improvements are substantially completed. When the tenant is the owner of the tenant improvements, any tenant improvement allowance funded is treated as a lease incentive and amortized as a reduction of revenue over the lease term. The determination of ownership of the tenant improvements is subject to significant judgment. If our assessment of the owner of the tenant improvements for accounting purposes were to change, the timing and amount of our revenue recognized would be impacted.

        Certain leases provide for additional rents contingent upon a percentage of the facility's revenue in excess of specified base amounts or other thresholds. Such revenue is recognized when actual results reported by the tenant, or estimates of tenant results, exceed the base amount or other thresholds. The recognition of additional rents requires us to make estimates of amounts owed and to a certain extent are dependent on the accuracy of the facility results reported to us. Our estimates may differ from actual results, which could be material to our consolidated financial statements.

        We maintain an allowance for doubtful accounts, including an allowance for straight-line rent receivables, for estimated losses resulting from tenant defaults or the inability of tenants to make contractual rent and tenant recovery payments. We monitor the liquidity and creditworthiness of our tenants and operators on an ongoing basis. This evaluation considers industry and economic conditions, property performance, credit enhancements and other factors. For straight-line rent amounts, our assessment is based on income recoverable over the term of the lease. We exercise judgment in establishing allowances and consider payment history and current credit status in developing these estimates. These estimates may differ from actual results, which could be material to our consolidated financial statements.

        Loans receivable are classified as held-for-investment based on management's intent and ability to hold the loans for the foreseeable future or to maturity. We recognize interest income on loans, including the amortization of discounts and premiums, using the interest method applied on a loan-by-loan basis when collectibility of the future payments is reasonably assured. Premiums, discounts and related costs are recognized as yield adjustments over the life of the related loans.

        We use the direct finance method of accounting to record income from DFLs. For leases accounted for as DFLs, future minimum lease payments are recorded as a receivable. The difference between the future minimum lease payments and the estimated residual values less the cost of the properties is recorded as unearned income. Unearned income is deferred and amortized to income over the lease terms to provide a constant yield when collectibility of the lease payments is reasonably assured. Investments in DFLs are presented net of unamortized unearned income.

        Loans and DFLs are placed on non-accrual status at such time as management determines that collectibility of contractual amounts is not reasonably assured. While on non-accrual status, loans or DFLs are either accounted for on a cash basis, in which income is recognized only upon receipt of cash, or on a cost-recovery basis, in which all cash receipts reduce the carrying value of the loan or DFL, based on management's judgment of collectibility.

        Allowances are established for loans and DFLs based upon a probable loss estimate for individual loans and DFLs deemed to be impaired. Loans and DFLs are impaired when it is deemed probable that we will be unable to collect all amounts due on a timely basis in accordance with the contractual terms of the loan or lease. Determining the adequacy of the allowance is complex and requires significant judgment by us about the effect of matters that are inherently uncertain. The allowance is based upon our assessment of the borrower's or lessee's overall financial condition, resources and payment record; the prospects for support from any financially responsible guarantors; and, if appropriate, the realizable value of any collateral. These estimates consider all available evidence including, as appropriate, the present value of the expected future cash flows discounted at the loan's or DFL's effective interest rate, the fair value of collateral, general economic conditions and trends, historical and industry loss experience, and other relevant factors. While our assumptions are based in part upon historical data, our estimates may differ from actual results, which could be material to our consolidated financial statements.

  Real Estate

        We make estimates as part of our allocation of the purchase price of acquisitions to the various components of the acquisition based upon the relative fair value of each component. The most significant components of our allocations are typically the allocation of fair value to the buildings as-if-vacant, land and in-place leases. In the case of the fair value of buildings and the allocation of value to land and other intangibles, our estimates of the values of these components will affect the amount of depreciation and amortization we record over the estimated useful life of the property acquired or the remaining lease term. In the case of the value of in-place leases, we make our best estimates based on our evaluation of the specific characteristics of each tenant's lease. Factors considered include estimates of carrying costs during hypothetical expected lease-up periods, market conditions and costs to execute similar leases. Our assumptions affect the amount of future revenue that we will recognize over the remaining lease term for the acquired in-place leases.

        A variety of costs are incurred in the development and leasing of properties. After determination is made to capitalize a cost, it is allocated to the specific component of a project that is benefited. Determination of when a development project is substantially complete and capitalization must cease involves a degree of judgment. The costs of land and buildings under development include specifically identifiable costs. The capitalized costs include pre-construction costs essential to the development of the property, development costs, construction costs, interest costs, real estate taxes and other costs incurred during the period of development. We consider a construction project as substantially completed and held available for occupancy and cease capitalization of costs upon the completion of the related tenant improvements.

  Impairment of Long-Lived Assets and Goodwill

        We assess the carrying value of our real estate assets and related intangibles ("real estate assets"), whenever events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable. Recoverability of real estate assets is measured by comparison of the carrying amount of the asset or asset group to the respective estimated future undiscounted cash flows. In order to review our real estate assets for recoverability, we consider market conditions, as well as our intent with respect to holding or disposing of the asset. Fair value is determined through various valuation techniques, including discounted cash flow models, quoted market values and third party appraisals, where considered necessary. If our analysis indicates that the carrying value of the real estate asset is not recoverable on an undiscounted cash flow basis, we recognize an impairment charge for the amount by which the carrying value exceeds the fair value of the real estate asset.

        Goodwill is tested for impairment at least annually. If it is determined, based on certain qualitative factors, that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, we apply the two-step approach. Certain qualitative factors assessed by us include current macroeconomic conditions, state of the equity and capital markets and the overall financial and operating performance of HCP. If we qualitatively determine that it is more likely than not the fair value of a reporting unit is less than its carrying amount the two-step approach is necessary.

        If the fair value of a reporting unit containing goodwill is less than its carrying value, then the second step of the test is needed to measure the amount of potential goodwill impairment. The second step requires the fair value of a reporting unit to be allocated to all the assets and liabilities of the reporting unit as if the reporting unit had been acquired in a business combination at the date of the impairment test. The excess of the fair value of the reporting unit over the fair value of assets and liabilities is the implied value of goodwill and is used to determine the amount of impairment. We estimate the current fair value of the assets and liabilities in the reporting unit through various valuation techniques, including applying capitalization rates to segment net operating income, quoted market values and third-party appraisals, as necessary. The fair value of the reporting unit may also include an allocation of an enterprise value premium that we estimate a third party would be willing to pay for the company.

        The determination of the fair value of real estate assets and goodwill involves significant judgment. This judgment is based on our analysis and estimates of fair value of real estate assets and reporting units, and the future operating results and resulting cash flows of each real estate asset whose carrying amount may not be recoverable. Our ability to accurately predict future operating results and cash flows and estimate and allocate fair values impacts the timing and recognition of impairments. While we believe our assumptions are reasonable, changes in these assumptions may have a material impact on our financial results.

  Investments in Unconsolidated Joint Ventures

        Investments in entities which we do not consolidate but have the ability to exercise significant influence over operating and financial policies are reported under the equity method of accounting. Under the equity method of accounting, our share of the investee's earnings or losses are included in our consolidated results of operations.

        The initial carrying value of investments in unconsolidated joint ventures is based on the amount paid to purchase the joint venture interest or the carrying value of the assets prior to the sale of interests in the joint venture. We evaluate our equity method investments for impairment based upon a comparison of the fair value of the equity method investment to our carrying value. If we determine a decline in the fair value of our investment in an unconsolidated joint venture is below its carrying value is other-than-temporary, an impairment is recorded. The determination of the fair value and as to whether a deficiency in fair value is "other-than-temporary" of investments in unconsolidated joint ventures involves significant judgment. Our estimates consider all available evidence including, as appropriate, the present value of the expected future cash flows discounted at market rates, general economic conditions and trends, severity and duration of the fair value deficiency, and other relevant factors. Capitalization rates, discount rates and credit spreads utilized in our valuation models are based upon rates that we believe to be within a reasonable range of current market rates for the respective investments. While we believe our assumptions are reasonable, changes in these assumptions may have a material impact on our financial results.

  Income Taxes

        As part of the process of preparing our consolidated financial statements, significant management judgment is required to evaluate our compliance with REIT requirements. Our determinations are based on interpretation of tax laws, and our conclusions may have an impact on the income tax expense recognized. Adjustments to income tax expense may be required as a result of: (i) audits conducted by federal, state and local tax authorities, (ii) our ability to qualify as a REIT, (iii) the potential for built-in-gain recognized related to prior-tax-free acquisitions of C corporations, and (iv) changes in tax laws. Adjustments required in any given period are included in income, other than adjustments to income tax liabilities acquired in business combinations, which are adjusted through goodwill.

Results of Operations

        We evaluate our business and allocate resources among our five business segments: (i) senior housing, (ii) post-acute/skilled nursing, (iii) life science, (iv) medical office and (v) hospital. Under the senior housing, life science, post-acute/skilled nursing and hospital segments, we invest or co-invest primarily in single operator or tenant properties, through the acquisition and development of real estate, management of operations and by debt issued by operators in these sectors. Under the medical office segment, we invest or co-invest through the acquisition and development of MOBs that are leased under gross, modified gross or triple-net leases, generally to multiple tenants, and which generally require a greater level of property management. The accounting policies of the segments are the same as those described in the summary of significant accounting policies (see Note 2 to the Consolidated Financial Statements).

        On April 7, 2011, we completed our acquisition of substantially all of HCR ManorCare's real estate assets; additionally, we purchased a noncontrolling equity interest in the operations of HCR ManorCare. On January 14, 2011, we acquired our partner's 65% interest in HCP Ventures II that resulted in the consolidation of HCP Ventures II. On September 1, 2011, we entered into management contracts with Brookdale with respect to 21 senior living communities (these 21 communities were acquired in January 2011 as part of our purchase of HCP Ventures II discussed above) that are now in a RIDEA structure. Under the provisions of RIDEA, a REIT may lease "qualified health care properties" on an arm's length basis to a TRS if the property is operated on behalf of such subsidiary by a person who qualifies as an "eligible independent contractor." For our 21 senior housing communities that are now managed by Brookdale that are in a RIDEA structure, the respective resident level revenues and related operating expenses are reported in our consolidated financial statements. See additional information regarding the HCR ManorCare Acquisition, HCP Ventures II purchase and the Brookdale RIDEA transaction in Notes 3, 8 and 12, respectively, to the Consolidated Financial Statements. The results of operations from our HCR ManorCare, HCP Ventures II and Brookdale transactions are reflected in our financial statements from those respective dates.

Comparison of the Year Ended December 31, 2011 to the Year Ended December 31, 2010

  Rental and related revenues.

	Year Ended December 31,		Change
Segments	2011	2010	$	%
	(dollars in thousands)
Senior housing	$378,141	$299,232	$78,909	26%
Post-acute/skilled nursing	38,003	37,242	761	2
Life science	245,942	237,160	8,782	4
Medical office	272,362	262,276	10,086	4
Hospital	80,832	81,091	(259)	NM (1)

Total	$1,015,280	$917,001	$98,279	11%

(1)
Percentage change not meaningful.
  •
  Senior housing.  The increase in senior housing rental and related revenues for the year ended December 31, 2011 was primarily related to: (i) a $41.0 million increase as a result of the consolidation of HCP Ventures II on January 14, 2011 (see Note 8 to the Consolidated Financial Statements for additional information), (ii) a $25.8 million increase as a result of increased rental revenues related to the November 1, 2010 transition of 27 communities to Emeritus Corporation that were previously operated by Sunrise and (iii) the additive effects of our senior housing acquisitions during 2010 and other increases from rent escalations and resets.

  •
  Life science.  The increase in life science rental and related revenues was primarily the result of the additive effect of our life science facility acquisitions during 2010 and 2011.

  •
  Medical office.  The increase in medical office rental and related revenues was primarily the result of the additive effect of our MOB acquisitions during 2010 and 2011 and increases from rent escalations and resets.

        Resident fees and services.    Resident fees and services for the year ended December 31, 2011 primarily includes revenues from our 21 senior housing communities (consolidated as part of our HCP Ventures II purchase) that are in a RIDEA structure beginning on September 1, 2011 (see Note 12 to the Consolidated Financial Statements for additional information). Resident fees and services for the year ended December 31, 2010 includes $32.6 million of revenues for 27 properties due to the consolidation of four variable interest entities from August 31, 2010 to November 1, 2010 (see Notes 12 and 18 to the Consolidated Financial Statements for additional information regarding these VIEs).

        Income from direct financing leases.    Income from DFLs increased for the year ended December 31, 2011 primarily as a result of our HCR ManorCare Acquisition (see Note 3 to the Consolidated Financial Statements for additional information).

        Interest income.    For the year ended December 31, 2011, interest income decreased $60.3 million to $99.9 million as a result of decreases in income due to the settlement of our HCR ManorCare debt investments in 2011, interest earned from marketable debt securities that were sold in 2010 and interest earned in 2010 from our Cirrus loan that was placed on non-accrual status in 2011; these decreases were partially offset by $34.8 million of prepayment premiums and unamortized discounts recognized in April 2011 upon the early repayment of our loans to Genesis. For a more detailed description of our loan investments and marketable debt securities, see Notes 7 and 10, respectively, to the Consolidated Financial Statements.

        Investment management fee income.    Investment management fee income decreased $2.6 million to $2.1 million for the year ended December 31, 2011 primarily as a result of acquiring our partner's 65% interest in HCP Ventures II on January 14, 2011, which resulted in the termination of the partnerships' related management contracts.

        Depreciation and amortization expense.    Depreciation and amortization expenses increased $45.6 million to $356.6 million for the year ended December 31, 2011. The increase in depreciation and amortization expense was primarily related to: (i) a $36.6 million increase as a result of the consolidation of HCP Ventures II on January 14, 2011 and (ii) a $11.8 million increase from the additive effect of our other property acquisitions during 2010 and 2011.

        Interest expense.    For the year ended December 31, 2011, interest expense increased $130.8 million to $419.3 million. The increase in interest expense was primarily due to a $110.5 million increase from our $2.4 billion senior unsecured notes offering in January 2011 as a result of prefunding activities from our HCR ManorCare Acquisition, the $11.3 million write-off of unamortized loan fees related to an expired bridge loan commitment and the consolidation of HCP Ventures II on January 14, 2011 that included the consolidation of $635 million of mortgage debt, which increases were partially offset by the impact of repayments of mortgage debt related to contractual maturities and senior unsecured notes during 2010 and 2011 and lower interest rates during 2011 when compared to 2010.

        Our exposure to expense fluctuations related to our variable rate indebtedness is partially mitigated by our variable rate investments. For a more detailed discussion of our interest rate risk, see "Quantitative and Qualitative Disclosures About Market Risk" in Item 7A.

        The table below sets forth information with respect to our debt, excluding premiums and discounts (dollars in thousands):

	As of December 31,(1)
	2011	2010
Balance:
Fixed rate	$7,166,349	$4,260,027
Variable rate	502,919	306,290

Total	$7,669,268	$4,566,317

Percent of total debt:
Fixed rate	93%	93%
Variable rate	7	7

Total	100%	100%

Weighted average interest rate at end of period:
Fixed rate	5.83%	6.35%
Variable rate	2.19%	4.03%
Total weighted average rate	5.59%	6.19%

(1)
Excludes $88 million of other debt that represents non-interest bearing life care bonds and occupancy fee deposits at certain of our senior housing facilities, which have no scheduled maturities.

  Operating expenses.

	Year Ended December 31,		Change
Segments	2011	2010	$	%
	(dollars in thousands)
Senior housing	$34,546	$28,797	$5,749	20%
Post-acute/skilled nursing	593	200	393	NM (1)
Life science	52,796	48,492	4,304	9
Medical office	127,904	127,885	19	NM (1)
Hospital	4,330	4,830	(500)	(10)

Total	$220,169	$210,204	$9,965	5%

(1)
Percentage change not meaningful.

        Operating expenses are generally related to MOB and life science properties where we incur the expenses and recover all or a portion of those expenses from the tenants and properties managed on our behalf (e.g., RIDEA properties). The presentation of expenses as operating or general and administrative is based on the underlying nature of the expense. Periodically, we review the classification of expenses between categories and make revisions based on changes in the underlying nature of the expenses.

  •
  Senior housing.  The increase in senior housing operating expenses was primarily the result of the operating expenses from 21 senior housing communities managed by Brookdale that are in a RIDEA structure beginning September 1, 2011, which were partially offset by including facility-level operating expenses in 2010 for 27 properties due to the consolidation of four variable interest entities from August 31, 2010 to November 1, 2010.

  •
  Life science.  The increase in life science operating expenses was primarily the result of the additive effect of our life science facility acquisitions during 2010 and 2011.

        General and administrative expenses.    General and administrative expenses increased $13.1 million to $96.2 million for the year ended December 31, 2011. The increase in general and administrative expenses was a result of increases in acquisition costs, primarily attributable to our HCR ManorCare Acquisition and compensation related expenses. These increases were partially offset by a decrease in legal fees associated with litigation matters (see the information set forth under the heading "Legal Proceedings" of Note 12 to the Consolidated Financial Statements).

        Litigation settlement and provision.    On November 9, 2011, we entered into an agreement with Ventas, Inc. to settle all remaining claims relating to Ventas's litigation against us arising out of Ventas's 2007 acquisition of Sunrise Senior Living REIT. As part of the settlement, we agreed to pay $125 million to Ventas, which resulted in a charge for the same amount (see the information set forth under the heading "Legal Proceedings" of Note 12 to the Consolidated Financial Statements). No similar charges were recognized during the year ended December 31, 2010.

        Impairments (recoveries).    During the year ended December 31, 2011, we recognized an impairment of $15.4 million related to our Cirrus senior secured term loan as a result of concluding that the carrying value of this loan was in excess of the fair value of the related collateral supporting this loan (see Note 7 to the Consolidated Financial Statements).

        During the year ended December 31, 2010, we recognized aggregate income of $11.9 million, which represents impairment recoveries of portions of impairment charges in 2009 of investments related to Erickson Retirement Communities and its affiliate entities ("Erickson"). Erickson was the tenant at three of our senior housing CCRC DFLs and the borrower of a senior construction loan in which we had a participation interest (see Note 6 to the Consolidated Financial Statements).

        Other income, net.    For the year ended December 31, 2011, other income, net decreased $3.5 million to $12.3 million. The year ended December 31, 2011, included the net impact of the following: (i) a gain of $7.8 million resulting from our January 2011 acquisition of our partner's 65% interest in and consolidation of HCP Ventures II, (ii) income of $5.7 million in connection with a litigation settlement in June 2011 for proceeds owed to the Company from a sale of assets, and (iii) a charge of $5.4 million for an other-than-temporary impairment of marketable equity securities. The year ended December 31, 2010 included gains on marketable securities of $14.5 million.

        Equity income from unconsolidated joint ventures.    During the year ended December 31, 2011, equity income from unconsolidated joint ventures increased $42.0 million to $46.8 million. This increase was primarily a result of equity income from our nearly 10% partnership interest in HCR ManorCare, Inc. (see Notes 3 and 8 to the Consolidated Financial Statements for additional information), partially offset by the impact of our consolidation of HCP Ventures II on January 14, 2011, which was previously accounted for as an equity method investment.

        Impairments of investments in unconsolidated joint ventures.    During the year ended December 31, 2010, we recognized impairments of $71.7 million related to our 35% interest in HCP Ventures II, an unconsolidated joint venture that owns 25 senior housing properties previously leased by Horizon Bay (see Note 8 to the Consolidated Financial Statements). No similar impairments were recognized during the year ended December 31, 2011.

        Discontinued operations.    Income from discontinued operations for the year ended December 31, 2011 was $4.5 million, compared to $23.9 million for the comparable period in 2010. The decrease is primarily due to a decrease in gains on real estate dispositions of $16.8 million and a decline in operating income from discontinued operations of $2.6 million. During the year ended December 31, 2011, we sold three properties for $19 million, compared to 14 properties for $56 million for the year ended December 31, 2010.

Comparison of the Year Ended December 31, 2010 to the Year Ended December 31, 2009

  Rental and related revenues.

	Year Ended December 31,		Change
Segments	2010	2009	$	%
	(dollars in thousands)
Senior housing	$299,232	$286,010	$13,222	5%
Post-acute/skilled nursing	37,242	36,585	657	2
Life science	237,160	214,134	23,026	11
Medical office	262,276	259,674	2,602	1
Hospital	81,091	79,372	1,719	2

Total	$917,001	$875,775	$41,226	5%

  •
  Senior housing.  The increase in senior housing rental and related revenues for the year ended December 31, 2010 was primarily related to: (i) a $7.6 million increase as a result of improved rental revenues related to the transition of properties to new operators of 15 communities previously operated by Sunrise effective October 1, 2009; (ii) the additive effect of our acquisitions in 2010 and (iii) increases from rent escalations and resets. The increase in senior housing rental and related revenues above was partially offset by income of $6.4 million in 2009 resulting from a correction to the purchase price allocation of certain assets acquired in 2006.

  •
  Life science.  The increase in life science rental and related revenues was primarily the result of assets that were placed in service in 2010, which were previously under development.

        Resident fees and services.    Resident fees and services for the year ended December 31, 2010 includes $32.6 million of revenues for 27 properties due to the consolidation of four VIEs from August 31, 2010 to November 1, 2010. No VIEs were consolidated or RIDEA structures were in place during 2009; therefore, no resident fees and services were recognized during the year ended December 31, 2009.

        Income from direct financing leases.    Income from DFLs decreased $2.1 million to $49.4 million for the year ended December 31, 2010. The decrease was primarily due to three DFLs that were deemed to be substantially impaired during 2009 (see Note 6 to the Consolidated Financial Statements).

        Interest income.    For the year ended December 31, 2010, interest income increased $36.0 million to $160.2 million. The increase was primarily related to: (i) $30.4 million of additional interest earned from the purchase of a participation in the first mortgage debt of HCR ManorCare in August 2009, (ii) $11 million of prepayment penalty upon the early repayment of a mortgage loan that was secured by a hospital, and (iii) $8.0 million of additional income earned from the debt investments of Genesis purchased during 2010. These increases in interest income were partially offset by a $12.7 million decrease of interest earned from marketable debt securities that were sold in 2009 and 2010. For a more detailed description of our mezzanine loan and participation in the first mortgage debt of HCR ManorCare and Genesis, see Note 7 to the Consolidated Financial Statements.

        Depreciation and amortization expense.    Depreciation and amortization expenses decreased $4.7 million to $311.0 million for the year ended December 31, 2010. The decrease in depreciation and amortization expense is primarily the result of lower depreciation from assets that were fully depreciated in 2009 and 2010, partially offset by additional amortization expense from leasing costs and tenant and capital improvements expenditures that were incurred in 2009 and 2010, and increases due to our 2010 real estate acquisitions.

        Interest expense.    For the year ended December 31, 2010, interest expense decreased $10.1 million to $288.5 million. The decrease was primarily due to the decrease of: (i) $5.8 million from the net impact of the repayment of mortgage debt related to contractual maturities, partially offset by secured debt financing obtained in connection with our purchase of a participation in the first mortgage debt of HCR ManorCare, (ii) $4.6 million resulting from the repayment of our bridge loan in May 2009 and term loan in March 2010, (iii) $2.9 million resulting from the repayment of $206 million of senior unsecured notes in 2010 and (iv) $1.7 million resulting from the benefit of an interest-rate swap (pay float and receive fixed) that was placed on $250 million of our unsecured senior notes in June 2009. The decreases in interest expense were partially offset by a decrease of $4.3 million of capitalized interest related to assets under development in our life science segment that were placed in service during 2010.

        Our exposure to expense fluctuations related to our variable rate indebtedness is mitigated by our variable rate investments. For a more detailed discussion of our interest rate risk, see "Quantitative and Qualitative Disclosures About Market Risk" in Item 7A.

        The table below sets forth information with respect to our debt, excluding premiums and discounts (dollars in thousands):

	As of December 31,(1)
	2010	2009
Balance:
Fixed rate	$4,260,027	$4,595,199
Variable rate	306,290	972,427

Total	$4,566,317	$5,567,626

Percent of total debt:
Fixed rate	93%	83%
Variable rate	7	17

Total	100%	100%

Weighted average interest rate at end of period:
Fixed rate	6.35%	6.32%
Variable rate	4.03%	2.47%
Total weighted average rate	6.19%	5.65%

(1)
Excludes $88 million of other debt that represents non-interest bearing life care bonds and occupancy fee deposits at certain of our senior housing facilities, which have no scheduled maturities.

  Operating expenses.

	Year Ended December 31,		Change
Segments	2010	2009	$	%
	(dollars in thousands)
Senior housing	$28,797	$1,525	$27,272	NM (1)
Post-acute/skilled nursing	200	135	65	48%
Life science	48,492	47,285	1,207	3
Medical office	127,885	130,479	(2,594)	(2)
Hospital	4,830	3,874	956	25

Total	$210,204	$183,298	$26,906	15%

(1)
Percentage change not meaningful.

        Operating expenses are generally related to MOB and life science properties where we incur the expenses and recover all or a portion of those expenses from the tenants and properties managed on our behalf (e.g., RIDEA properties). The presentation of expenses as operating or general and administrative is based on the underlying nature of the expense. Periodically, we review the classification of expenses between categories and make revisions based on changes in the underlying nature of the expenses. The increase in operating expenses during the year ended December 31, 2010 was primarily the result of including facility-level expenses for 27 properties as a result of the consolidation of four VIEs from August 31, 2010 to November 1, 2010.

        General and administrative expenses.    General and administrative expenses increased $5.1 million to $83.0 million for the year ended December 31, 2010. The increase in general and administrative expenses was primarily due to increased costs related to acquisitions pursued in 2010, partially offset by a decrease in legal fees associated with litigation matters and lower professional fees (see the information set forth under the heading "Legal Proceedings" of Note 12 to the Consolidated Financial Statements).

        Litigation settlement and provision.    On September 4, 2009, a jury returned a verdict in favor of Ventas, Inc., in an action brought against us in the United States District Court for the Western District of Kentucky for tortious interference with prospective business advantage in connection with Ventas's 2007 acquisition of Sunrise REIT. The jury awarded Ventas approximately $102 million in compensatory damages, which we recorded as a litigation provision expense during 2009 (see the information set forth under the heading "Legal Proceedings" of Note 12 to the Consolidated Financial Statements). No similar charges were recognized during the year ended December 31, 2010.

        Impairments (recoveries).    The year ended December 31, 2010 includes income of $11.9 million related to impairment recoveries of portions of previous impairment charges of investments related to Erickson. Erickson was the tenant at three of our senior housing CCRC DFLs and the borrower of a senior construction loan in which we had a participation interest.

        The year ended December 31, 2009 includes impairments of $75.5 million as a result of (i) an aggregate $63.1 million provision related to DFL and loan losses (impairment charges) related to the bankruptcy of Erickson who was the tenant at three of our senior housing CCRC DFLs and the borrower of a senior construction loan in which we had a participation interest (see Note 6 to the Consolidated Financial Statements), (ii) $5.9 million of intangible assets on 12 of 15 senior housing communities that were written off due to the termination of the Sunrise management agreements on 15 senior housing communities effective October 1, 2009, (iii) $4.3 million related to a senior secured term loan as a result of an expected restructuring of terms to the loan following the default of the borrower in our hospital segment (see Note 7 to the Consolidated Financial Statements), and (iv) $2.2 million related to intangible assets associated with the early termination of a lease in our life science segment.

        Other income, net.    For the year ended December 31, 2010, other income, net increased $8.1 million to $15.8 million. The increase was primarily a result of: (i) increases in gains on sales of marketable securities of $5.5 million and (ii) a $1.4 million of other-than-temporary impairments of goodwill recognized in 2009. For a more detailed description of our marketable securities investments (see Note 10 to the Consolidated Financial Statements).

        Income taxes.    Income taxes decreased $1.5 million to $0.4 million for the year ended December 31, 2010. The decrease in income taxes is primarily due to the tax benefit resulting from one of our former TRS' election to become a REIT in 2010.

        Equity income from unconsolidated joint ventures.    During the year ended December 31, 2010, equity income from unconsolidated joint ventures increased $1.3 million to $4.8 million. This increase is primarily due to: (i) the recognition of additional rental revenues during 2010 from a life science tenant in one of our unconsolidated joint ventures that was previously deferred and (ii) a change in the expected useful life of certain intangible assets of one of our unconsolidated joint ventures that resulted in lower equity income due to higher amounts of amortization expense during 2009. These increases were partially offset by HCP Ventures II's conclusion to cease recognizing non-cash rental income (i.e., straight-line rents) from Horizon Bay effective July 1, 2010, which resulted in lower earnings for, and our share of earnings from, HCP Ventures II during the year ended December 31, 2010.

        Impairments of investments in unconsolidated joint ventures.    During the year ended December 31, 2010, we recognized impairments of $71.7 million related to our 35% interest in HCP Ventures II, an unconsolidated joint venture that owns 25 senior housing properties previously leased by Horizon Bay. No impairments of investments in unconsolidated joint ventures were recognized during the year ended December 31, 2009.

        Discontinued operations.    Income from discontinued operations for the year ended December 31, 2010 was $23.9 million, compared to $43.5 million for the comparable period in 2009. The decrease is primarily due to a decrease in gains on real estate dispositions of $17.4 million and a decline in operating income from discontinued operations of $2.3 million. During the year ended December 31, 2010, we sold 14 properties for $56 million, compared to 14 properties for $72 million for the year ended December 31, 2009.

Liquidity and Capital Resources

        Our principal liquidity needs are to: (i) fund recurring operating expenses, (ii) meet debt service requirements, including $250 million of senior unsecured notes and $67 million of mortgage debt principal payments and maturities in 2012, (iii) fund capital expenditures, including tenant improvements and leasing costs, (iv) fund acquisition and development activities, and (v) make dividend distributions. We believe these needs will be satisfied using cash flows generated by operations and from our various financing activities during the next twelve months. During the year ended December 31, 2011, distributions to shareholders and noncontrolling interest holders exceeded cash flows from operations by approximately $79 million. During 2011, we utilized the funds available under our revolving line of credit facility, which borrowings, among other things, were the sources of cash used to fund the excess of distributions to shareholders and noncontrolling interest holders above cash flows from operations.

        Access to capital markets impacts our cost of capital and ability to refinance maturing indebtedness, as well as our ability to fund future acquisitions and development through the issuance of additional securities or secured debt. Credit ratings impact our ability to access capital and directly impact our cost of capital as well. For example, as noted below, our revolving line of credit facility accrues interest at a rate per annum equal to LIBOR plus a margin that depends upon our debt ratings. We also pay a facility fee on the entire revolving commitment that depends upon our debt ratings. As of January 31, 2011, we had a credit rating of Baa2 (stable) from Moody's, BBB (positive) from S&P and BBB+ (stable) from Fitch on our senior unsecured debt securities, and Baa3 (stable) from Moody's, BB+ (positive) from S&P and BBB- (stable) from Fitch on our preferred equity securities.

        Net cash provided by operating activities was $724 million and $580 million for the years ended December 31, 2011 and 2010, respectively. The increase in operating cash flows is primarily the result of the following: (i) the additive impact of our acquisitions in 2010 and 2011, (ii) assets placed in service in 2010 and 2011 and (iii) rent escalations and resets in 2010 and 2011. These increases were partially offset by $227 million in payments relating to the Ventas litigation. Our cash flows from operations are dependent upon the occupancy level of multi-tenant buildings, rental rates on leases, our tenants' performance on their lease obligations, the level of operating expenses and other factors.

        Net cash used by investing activities was $4.6 billion and $431 million for the years ended December 31, 2011 and 2010, respectively. The cash used in investing activities for the year ended December 31, 2011 principally reflects the net effects of: (i) $4.0 billion used for our HCR ManorCare Acquisition; (ii) $370 million used for investments in loans receivable, (iii) $198 million used for acquisition and development of other real estate, (iv) $136 million used in the acquisition of our partner's 65% interest in HCP Ventures II, (v) $95 million used to purchase a noncontrolling equity interest in the operations of HCR ManorCare PropCo and (vi) $53 million used for leasing costs and tenant and capital improvements, which were partially offset by $304 million received from the repayments from our investments in loans receivable.

        Net cash provided by financing activities was $2.9 billion and $775 million for the years ended December 31, 2011 and 2010, respectively. The cash provided by financing activities for the year ended December 31, 2011 consisted primarily of: (i) the issuance of senior unsecured notes of $2.4 billion, (ii) net proceeds of $1.3 billion from the issuances of common stock and exercise of stock options and (iii) net borrowings of $454 million from our revolving line of credit facility. The amount of cash provided by financing activities was partially offset by: (i) payments of common and preferred dividends aggregating $788 million, (ii) repayment of senior unsecured notes of $292 million, (iii) repayment of mortgage debt of $170 million, (iv) debt issuance costs of $44 million and (v) the purchase of noncontrolling interests of $34 million.

  Debt

        Bank line of credit.    Our revolving line of credit facility provides for an aggregate borrowing capacity of $1.5 billion and matures on March 11, 2015, with a one-year committed extension option. We have the right to increase the commitments under the revolving line of credit facility by an aggregate amount of up to $500 million, subject to customary conditions. Borrowings under this revolving line of credit facility accrue interest at a rate per annum equal to LIBOR plus a margin that depends on our debt ratings. We pay a facility fee on the entire revolving commitment that depends upon our debt ratings. Based on our debt ratings at December 31, 2011, the margin on the revolving line of credit facility was 1.50% and the facility fee was 0.30%. At December 31, 2011, we had $454 million outstanding under this revolving line of credit facility with a weighted-average effective interest rate of 2.26%.

        Our revolving line of credit facility contains certain financial restrictions and other customary requirements. Among other things, these covenants, using terms defined in the agreement, (i) limit the ratio of Consolidated Total Indebtedness to Consolidated Total Asset Value to 60%, (ii) limit the ratio of Secured Debt to Consolidated Total Asset Value to 30%, (iii) limit the ratio of Unsecured Debt to Consolidated Unencumbered Asset Value to 60%, (iv) require a minimum Fixed Charge Coverage ratio of 1.5 times, and (v) require a formula-determined Minimum Consolidated Tangible Net Worth of $8.0 billion at December 31, 2011. At December 31, 2011, we were in compliance with each of these restrictions and requirements of our revolving line of credit facility.

        Our revolving line of credit facility also contains cross-default provisions to other indebtedness of ours, including in some instances, certain mortgages on our properties. Certain mortgages contain default provisions relating to defaults under the leases or operating agreements on the applicable properties by our operators or tenants, including default provisions relating to the bankruptcy filings of such operator or tenant. Although we believe that we would be able to secure amendments under the applicable agreements if a default as described above occurs, such a default may result in significantly less favorable borrowing terms than currently available, material delays in the availability of funding or other material adverse consequences.

        Senior unsecured notes.    At December 31, 2011, we had senior unsecured notes outstanding with an aggregate principal balance of $5.4 billion. At December 31, 2011, interest rates on the notes ranged from 1.45% to 7.07% with a weighted average effective rate of 5.70% and a weighted average maturity of 6.34 years. Discounts and premiums are amortized to interest expense over the term of the related notes. The senior unsecured notes contain certain covenants including limitations on debt, cross-acceleration provisions and other customary terms. At December 31, 2011, we believe we were in compliance with these covenants.

        Mortgage debt.    At December 31, 2011, we had $1.8 billion in aggregate principal amount of mortgage debt secured by 138 healthcare facilities (including redevelopment properties) that had a carrying amount of $2.2 billion. At December 31, 2011, interest rates on the mortgage debt range from 1.96% to 8.78% with a weighted average effective interest rate of 6.12% and a weighted average maturity of 4.37 years.

        Mortgage debt generally requires monthly principal and interest payments, is collateralized by certain properties and is generally non-recourse. Mortgage debt typically restricts transfer of the encumbered properties, prohibits additional liens, restricts prepayment, requires payment of real estate taxes, requires maintenance of the properties in good condition, requires maintenance of insurance on the properties and includes requirements to obtain lender consent to enter into and terminate material leases. Some of the mortgage debt is also cross-collateralized by multiple properties and may require tenants or operators to maintain compliance with the applicable leases or operating agreements of such properties.

        Other debt.    At December 31, 2011, we had $88 million of non-interest bearing life care bonds at two of our CCRCs and non-interest bearing occupancy fee deposits at another of our senior housing facility, all of which were payable to certain residents of the facilities (collectively, "Life Care Bonds"). At December 31, 2011, $31 million of the Life Care Bonds are refundable to the residents upon the resident moving out or to their estate upon death, and $57 million of the Life Care Bonds are refundable after the unit is successfully remarketed to a new resident.

  Debt Maturities

        The following table summarizes our stated debt maturities and scheduled principal repayments at December 31, 2011 (in thousands):

Year	Line of Credit	Senior Unsecured Notes	Mortgage	Total(1)
2012	$—	$250,000	$66,761	$316,761
2013	—	550,000	367,374	917,374
2014	—	487,000	183,758	670,758
2015	454,000	400,000	302,102	1,156,102
2016	—	900,000	285,586	1,185,586
Thereafter	—	2,850,000	572,687	3,422,687

	454,000	5,437,000	1,778,268	7,669,268
(Discounts) and premiums, net	—	(20,937)	(13,697)	(34,634)

	$454,000	$5,416,063	$1,764,571	$7,634,634

(1)
Excludes $88 million of other debt that represents non-interest bearing life care bonds and occupancy fee deposits at certain of our senior housing facilities, which have no scheduled maturities.

        Derivative Financial Instruments.    We use derivative instruments to mitigate the effects of interest rate fluctuations on specific forecasted transactions as well as recognized obligations or assets. We do not use derivative instruments for speculative or trading purposes.

        The following table summarizes our outstanding interest rate swap contracts as of December 31, 2011 (dollars in thousands):

Date Entered	Maturity Date	Hedge Designation	Fixed Rate	Floating Rate Index	Notional Amount	Fair Value
July 2005(1)	July 2020	Cash Flow	3.82%	BMA Swap Index	$45,600	$(7,536)
November 2008	October 2016	Cash Flow	5.95%	1 Month LIBOR+1.50%	27,600	(4,176)
July 2009	July 2013	Cash Flow	6.13%	1 Month LIBOR+3.65%	14,000	(411)

(1)
Represents three interest-rate swap contracts with an aggregate notional amount of $45.6 million.

        For a more detailed description of our derivative financial instruments, see Note 24 to the Consolidated Financial Statements and "Quantitative and Qualitative Disclosures About Market Risk" in Item 7A.

  Equity

        At December 31, 2011, we had 4.0 million shares of 7.25% Series E cumulative redeemable preferred stock, 7.8 million shares of 7.10% Series F cumulative redeemable preferred stock and 408.6 million shares of common stock outstanding. At December 31, 2011, equity totaled $9.2 billion and our equity securities had a market value of $17.5 billion.

        As of December 31, 2011, there were a total of 4.2 million DownREIT units outstanding in five limited liability companies in which we are the managing member. The DownREIT units are exchangeable for an amount of cash approximating the then-current market value of shares of our common stock or, at our option, shares of our common stock (subject to certain adjustments, such as stock splits and reclassifications).

  Shelf Registration

        We have a prospectus on file with the SEC as part of a registration statement on Form S-3, using a shelf registration process that expires in September 2012. Under this "shelf" process, we may sell from time to time any combination of the registered securities in one or more offerings. The securities described in the prospectus include common stock, preferred stock and debt securities. Each time we sell securities under the shelf registration, we will provide a prospectus supplement that will contain specific information about the terms of the securities being offered and of the offering. We may offer and sell the securities pursuant to this prospectus from time to time in one or more of the following ways: through underwriters or dealers, through agents, directly to purchasers or through a combination of any of these methods of sales. Proceeds from the sale of these securities may be used for general corporate purposes, which may include repayment of indebtedness, working capital and potential acquisitions.

Non-GAAP Financial Measure—Funds From Operations ("FFO")

        We believe FFO applicable to common shares, diluted FFO applicable to common shares, and basic and diluted FFO per common share are important supplemental measures of operating performance for a real estate investment trust. Because the historical cost accounting convention used for real estate assets utilizes straight-line depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen and fallen with market conditions, presentations of operating results for a real estate investment trust that uses historical cost accounting for depreciation could be less informative. The term FFO was designed by the real estate investment trust industry to address this issue.

        FFO is defined as net income applicable to common shares (computed in accordance with GAAP), excluding gains or losses from acquisition and dispositions of depreciable real estate or related interests, impairments of, or related to, depreciable real estate, plus real estate and DFL depreciation and amortization, with adjustments for joint ventures. Adjustments for joint ventures are calculated to reflect FFO on the same basis. FFO does not represent cash generated from operating activities in accordance with GAAP, is not necessarily indicative of cash available to fund cash needs and should not be considered an alternative to net income. Our computation of FFO may not be comparable to FFO reported by other real estate investment trusts that do not define the term in accordance with the current National Association of Real Estate Investment Trusts' ("NAREIT") definition or that have a different interpretation of the current NAREIT definition from us. In addition, we present FFO before the impact of litigation settlement and provision charges, other impairments, other impairment recoveries and merger-related items ("FFO as adjusted"). Management believes FFO as adjusted is a useful alternative measurement. This measure is a modification of the NAREIT definition of FFO and should not be used as an alternative to net income.

        NAREIT recently issued updated reporting guidance that directs companies, for their computation of NAREIT FFO, to exclude impairments of depreciable real estate and other assets when write-downs are driven by measurable decreases in the fair value of real estate holdings (e.g., investments in joint ventures that primarily hold real estate). Previously, the Company's calculation of FFO (consistent with NAREIT's previous guidance) did not exclude impairments of, or related to, depreciable real estate. Consistent with this current NAREIT reporting guidance, the Company has restated its 2010 and 2009 FFO amounts.

        Details of certain items that affect comparability are discussed in the financials results summary of our financial results for the year ended December 31, 2011, 2010 and 2009. The following is a reconciliation from net income applicable to common shares, the most direct comparable financial measure calculated and presented with GAAP, to FFO (dollars and shares in thousands):

	Year Ended December 31,
	2011	2010	2009
Net income applicable to common shares	$515,302	$307,498	$109,069
Depreciation and amortization of real estate, in-place lease and other intangibles:
Continuing operations	356,623	311,008	315,736
Discontinued operations	772	2,439	4,389
DFL depreciation	8,840	—	—
Gain on sales of real estate	(3,107)	(19,925)	(37,321)
Gain upon consolidation of joint venture	(7,769)	—	—
Impairments of real estate and related intangibles	—	—	8,118
Impairments of interests in unconsolidated joint venture	—	71,693	—
Equity income from unconsolidated joint ventures	(46,750)	(4,770)	(3,511)
FFO from unconsolidated joint ventures	56,887	25,288	26,023
Noncontrolling interests' and participating securities' share in earnings	18,062	15,767	15,952
Noncontrolling interests' and participating securities' share in FFO	(20,953)	(18,361)	(17,873)

FFO applicable to common shares	$877,907	$690,637	$420,582
Distributions on dilutive convertible units	6,916	11,847	—

Diluted FFO applicable to common shares	$884,823	$702,484	$420,582

Diluted FFO per common share	$2.19	$2.25	$1.53

Weighted average shares used to calculate diluted FFO per common share	403,864	312,797	274,631

Diluted earnings per common share	$1.29	$1.00	$0.40
Depreciation and amortization of real estate, in-place lease and other intangibles	0.89	1.02	1.17
DFL depreciation	0.02	—	—
Gain on sales of real estate and upon consolidation of joint venture	(0.03)	(0.06)	(0.14)
Impairments of real estate, related intangibles and interests in unconsolidated joint ventures	—	0.23	0.03
Joint venture and participating securities FFO adjustments	0.02	0.06	0.07

Diluted FFO per common share	$2.19	$2.25	$1.53

Impact of adjustments to FFO:
Litigation settlement and provision charges(1)	$125,000	$—	$101,973
Other impairments (recoveries)(2)	15,400	(11,900)	67,396
Merger-related items(3)	26,596	4,339	—

	$166,996	$(7,561)	$169,369

FFO as adjusted applicable to common shares	$1,044,903	$683,076	$589,951
Distributions on dilutive convertible units	11,646	12,089	6,088

Diluted FFO as adjusted	$1,056,549	$695,165	$596,039

Diluted FFO as adjusted per common share	$2.69	$2.23	$2.14

Weighted average shares used to calculate diluted FFO as adjusted per common share(4)	393,237	311,285	278,134

(1)
The litigation settlement charge during the year ended December 31, 2011 relates to the Ventas settlement. The litigation provision during the year ended December 31, 2009 relates to the Ventas compensatory damages of approximately $102 million awarded by the jury on September 4, 2009.

(2)
The following impairments, net of recoveries had an impact on FFO:

•
The impairment charge during the year ended December 31, 2011 relates to our senior secured loan to Cirrus Health.

•
Recoveries for the year ended December 31, 2010 relate to portions of previous impairment charges related to investments in three direct financing leases (non-depreciable due to lessee purchase option) and a participation interest in a senior construction loan related to Erickson.

•
The year ended December 31, 2009 includes impairments of $67.4 million as a result of (i) an aggregate $63.1 million provision related to DFL and loan losses (impairment charges) related to the bankruptcy of Erickson and (ii) $4.3 million related to a senior secured loan to Cirrus Health as a result of an expected restructuring of terms to the loan.

(3)
Merger-related items for the year ended December 31, 2011 are attributable to the HCR ManorCare Acquisition (incurred from January 1st through April 6th 2011), which include the following: (i) $26.8 million of direct transaction costs, (ii) $23.9 million of interest expense associated with the $2.4 billion senior unsecured notes issued on January 24, 2011, proceeds from which were obtained to prefund the HCR ManorCare Acquisition, partially offset by (iii) $24.1 million of income related to gains upon the reinvestment of the our debt investment in HCR ManorCare and other miscellaneous items. Merger-related items for 2010 primarily include professional fees associated with our HCR ManorCare Acquisition.

(4)
Our weighted average shares used to calculate diluted FFO as adjusted eliminate the impact of 46 million shares of common stock from our December 2010 offering and 30 million shares from our March 2011 common stock offering (excludes 4.5 million shares sold to the underwriters upon exercise of their option to purchase additional shares), which issuances increased our weighted average shares by 12.9 million and 1.5 million for the years ended December 31, 2011 and 2010, respectively. Proceeds from these offerings were used to fund a portion of the cash consideration for the HCR ManorCare Acquisition.

Off-Balance Sheet Arrangements

        We own interests in certain unconsolidated joint ventures as described under Note 8 to the Consolidated Financial Statements. Except in limited circumstances, our risk of loss is limited to our investment in the joint venture and any outstanding loans receivable. In addition, we have certain properties which serve as collateral for debt that is owed by a previous owner of certain of our facilities, as described under Note 12 to the Consolidated Financial Statements included. Our risk of loss for these properties is limited to the outstanding debt balance plus penalties, if any. We have no other material off-balance sheet arrangements that we expect would materially affect our liquidity and capital resources except those described below under "Contractual Obligations."

Contractual Obligations

        The following table summarizes our material contractual payment obligations and commitments at December 31, 2011 (in thousands):

	Total(1)	Less than One Year	2013 - 2014	2015 - 2016	More than Five Years
Bank line of credit	$454,000	$—	$—	$454,000	$—
Senior unsecured notes	5,437,000	250,000	1,037,000	1,300,000	2,850,000
Mortgage debt	1,778,268	66,761	551,132	587,688	572,687
Construction loan commitments(2)	90,414	70,975	11,563	7,876	—
Development commitments(3)	25,136	25,136	—	—	—
Ground and other operating leases	202,712	5,455	10,472	8,355	178,430
Interest(4)	2,587,731	405,478	709,993	536,675	935,585

Total	$10,575,261	$823,805	$2,320,160	$2,894,594	$4,536,702

(1)
Excludes $88 million of other debt that represents non-interest bearing Life Care Bonds and occupancy fee deposits at certain of our senior housing facilities, which have no scheduled maturities.

(2)
Represents commitments to finance development projects and related working capital financings.

(3)
Represents construction and other commitments for developments in progress.

(4)
Interest on variable-rate debt is calculated using rates in effect at December 31, 2011.

Inflation

        Our leases often provide for either fixed increases in base rents or indexed escalators, based on the Consumer Price Index or other measures, and/or additional rent based on increases in the tenants' operating revenues. Substantially all of our MOB leases require the tenant to pay a share of property operating costs such as real estate taxes, insurance and utilities. Substantially all of our senior housing, life science, post-acute/skilled nursing and hospital leases require the operator or tenant to pay all of the property operating costs or reimburse us for all such costs. We believe that inflationary increases in expenses will be offset, in part, by the operator or tenant expense reimbursements and contractual rent increases described above.

Recent Accounting Pronouncements

        See Note 2 to the Consolidated Financial Statements for the impact of new accounting standards. There were no accounting pronouncements that were issued, but not yet adopted by us, that we believe will materially impact our consolidated financial statements.

ITEM 7A.    Quantitative and Qualitative Disclosures About Market Risk

        Interest Rate Risk.    At December 31, 2011, we were exposed to market risks related to fluctuations in interest rates on the following: (i) $454 million of variable-rate line of credit borrowings, (ii) $25 million of variable-rate senior unsecured notes and (iii) $24 million of variable-rate mortgage debt payable (excluding $88 million of variable-rate mortgage notes that have been hedged through interest-rate swap contracts) that are partially offset by properties with a gross value of $83 million that are subject to leases where the payments fluctuate with changes in LIBOR.

        Interest rate fluctuations will generally not affect our future earnings or cash flows on our fixed rate debt and loans receivable unless such instruments mature or are otherwise terminated. However, interest rate changes will affect the fair value of our fixed rate instruments. Conversely, changes in interest rates on variable rate debt and investments would change our future earnings and cash flows, but not significantly affect the fair value of those instruments. Assuming a one percentage point increase in the interest rate related to the variable-rate debt and variable-rate investments, and assuming no other changes in the outstanding balance as of December 31, 2011, annual net interest expense would increase by approximately $4.2 million or $0.01 per common share on a diluted basis.

        We use derivative financial instruments in the normal course of business to mitigate interest rate risk. We do not use derivative financial instruments for speculative purposes. Derivatives are recorded on the consolidated balance sheet at their fair value. See Note 24 to the Consolidated Financial Statements for further information.

        To illustrate the effect of movements in the interest rate markets, we performed a market sensitivity analysis on our hedging instruments. We applied various basis point spreads to the underlying interest rate curves of the derivative portfolio in order to determine the instruments' change in fair value. Assuming a one percentage point change in the underlying interest rate curve, the estimated change in fair value of each of the underlying derivative instruments would not exceed $3.8 million. See Note 24 to the Consolidated Financial Statements for additional analysis details.

        Market Risk.    We have investments in marketable equity securities classified as available-for-sale. Gains and losses on these securities are recognized in income when realized and losses are recognized when an other-than-temporary decline in value is identified. An initial indicator of other-than-temporary decline in value for marketable equity securities is based on the severity of the decline in market value below the cost basis for an extended period of time. We consider a variety of factors in evaluating an other-than-temporary decline in value, such as: the length of time and the extent to which the market value has been less than our current cost basis; the issuer's financial condition, capital strength and near-term prospects; any recent events specific to that issuer and economic conditions of its industry; and our investment horizon in relationship to an anticipated near-term recovery in the market value, if any. At December 31, 2011, the fair value and current cost basis of marketable equity securities were both $17.1 million.

        The principal amount and the average interest rates for our loans receivable and debt categorized by maturity dates is presented in the table below. The fair value for our senior unsecured notes payable is based on prevailing market prices. The fair value estimates for loans receivable and mortgage debt payable are based on discounting future cash flows utilizing current rates for loans and debt of the same type and remaining maturity.

	Maturity
	2012	2013	2014	2015	2016	Thereafter	Total	Fair Value
	(dollars in thousands)
Assets:
Loans receivable	$75,650 (1)	$8,223	$1,523	$15,640	$9,814	$443	$111,293	$111,073
Weighted average interest rate	—%	11.50%	11.00%	8.00%	8.25%	8.25%	12.4%
Liabilities(2):
Variable-rate debt:
Bank line of credit	$—	$—	$—	$454,000	$—	$—	$454,000	$454,000
Weighted average interest rate	—%	—%	—%	2.26%	—%	—%	2.26%
Senior unsecured notes payable	$—	$—	$25,000	$—	$—	$—	$25,000	$24,163
Weighted average interest rate	—%	—%	1.51%	—%	—%	—%	1.51%
Mortgage debt payable	$8,534	$6,430	$455	$8,500	$—	$—	$23,919	$21,640
Weighted average interest rate	1.96%	2.07%	—%	1.21%	—%	—%	1.69%
Fixed-rate debt:
Senior unsecured notes payable	$250,000	$550,000	$462,000	$400,000	$900,000	$2,850,000	$5,412,000	$5,795,141
Weighted average interest rate	6.67%	5.81%	3.37%	6.64%	5.07%	6.08%	5.72%
Mortgage debt payable	$58,227	$360,944	$183,303	$293,602	$285,586	$572,687	$1,754,349	$1,848,430
Weighted average interest rate	5.91%	6.11%	5.74%	6.17%	6.92%	6.02%	6.18%

(1)
Effective January 1, 2011, a senior secured loan to Cirrus was placed on non-accrual status. For additional information regarding the senior secured loan to Cirrus see Note 7 to the Consolidated Financial Statements.

(2)
Excludes $88 million of other debt that represents non-interest bearing Life Care Bonds and occupancy fee deposits at certain of our senior housing facilities, which have no scheduled maturities.

ITEM 8.   Financial Statements and Supplementary Data

        See Index to Consolidated Financial Statements included in this report.

 REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of HCP, Inc.
Long Beach, California

        We have audited the accompanying consolidated balance sheets of HCP, Inc. and subsidiaries (the "Company") as of December 31, 2011 and 2010, and the related consolidated statements of income, equity, comprehensive income, and cash flows for the years then ended. Our audits also included the financial statement schedules for the years ended December 31, 2011 and 2010 listed in the Index at Item 15. These financial statements and financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of HCP, Inc. and subsidiaries as of December 31, 2011 and 2010, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

        As discussed in Note 2 to the consolidated financial statements, the Company has changed its method of presentation for comprehensive income due to the adoption of Accounting Standards Update No. 2011-05, Presentation of Comprehensive Income.

        We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company's internal control over financial reporting as of December 31, 2011, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 14, 2012 expressed an unqualified opinion on the Company's internal control over financial reporting.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, California
February 14, 2012 (July 24, 2012 as to the changes in the accounting policies described in Note 2 and the effects of discontinued operations as described in Note 5)

 REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of HCP, Inc.

        We have audited the accompanying consolidated statements of income, comprehensive income, equity, and cash flows of HCP, Inc. for the year ended December 31, 2009. Our audit also included the financial statement schedules for the year ended December 31, 2009—Schedule II: Valuation and Qualifying Accounts and Schedule III: Real Estate and Accumulated Depreciation. These financial statements and schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedules based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated results of HCP, Inc.'s operations and its cash flows for the year ended December 31, 2009, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

/s/ ERNST & YOUNG LLP

Irvine, California
February 12, 2010
    except for the Consolidated Statement of Income,
    the Consolidated Statement of Comprehensive Income,
    the Consolidated Statement of Equity,
    the Consolidated Statement of Cash Flows,
    renumbered Note 5 "Dispositions of Real Estate and
    Discontinued Operations", Note 12 "Commitments and
    Contingencies", Note 14 "Segment Disclosures",
    Note 19 "Earnings per Common Share", and "Schedule III:
    Real Estate and Accumulated Depreciation", as to
    which the date is July 24, 2012

HCP, Inc.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	December 31,
	2011	2010
ASSETS
Real estate:
Buildings and improvements	$8,933,278	$8,185,095
Development costs and construction in progress	190,590	144,116
Land	1,729,677	1,571,094
Accumulated depreciation and amortization	(1,472,272)	(1,244,502)

Net real estate	9,381,273	8,655,803

Net investment in direct financing leases	6,727,777	609,661
Loans receivable, net	110,253	2,002,866
Investments in and advances to unconsolidated joint ventures	224,052	195,847
Accounts receivable, net of allowance of $1,341 and $5,150, respectively	26,681	34,504
Cash and cash equivalents	33,506	1,036,701
Restricted cash	41,553	36,319
Intangible assets, net	373,763	316,375
Real estate held for sale, net	4,159	20,961
Other assets, net	485,458	422,886

Total assets	$17,408,475	$13,331,923

LIABILITIES AND EQUITY
Bank line of credit	$454,000	$—
Senior unsecured notes	5,416,063	3,318,379
Mortgage debt	1,764,571	1,235,779
Other debt	87,985	92,187
Intangible liabilities, net	124,142	148,072
Accounts payable and accrued liabilities	275,478	313,806
Deferred revenue	65,614	77,653

Total liabilities	8,187,853	5,185,876

Commitments and contingencies
Preferred stock, $1.00 par value: 50,000,000 shares authorized; 11,820,000 shares issued and outstanding, liquidation preference of $25.00 per share	285,173	285,173
Common stock, $1.00 par value: 750,000,000 shares authorized; 408,629,444 and 370,924,887 shares issued and outstanding, respectively	408,629	370,925
Additional paid-in capital	9,383,536	8,089,982
Cumulative dividends in excess of earnings	(1,024,274)	(775,476)
Accumulated other comprehensive loss	(19,582)	(13,237)

Total stockholders' equity	9,033,482	7,957,367
Joint venture partners	16,971	14,935
Non-managing member unitholders	170,169	173,745

Total noncontrolling interests	187,140	188,680

Total equity	9,220,622	8,146,047

Total liabilities and equity	$17,408,475	$13,331,923

See accompanying Notes to Consolidated Financial Statements.

HCP, Inc.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

	Year Ended December 31,
	2011	2010	2009
Revenues:
Rental and related revenues	$1,015,280	$917,001	$875,775
Tenant recoveries	92,258	89,011	89,457
Resident fees and services	50,619	32,596	—
Income from direct financing leases	464,704	49,438	51,495
Interest income	99,864	160,163	124,146
Investment management fee income	2,073	4,666	5,312

Total revenues	1,724,798	1,252,875	1,146,185

Costs and expenses:
Depreciation and amortization	356,623	311,008	315,736
Interest expense	419,337	288,538	298,600
Operating	220,169	210,204	183,298
General and administrative	96,150	83,046	77,899
Litigation settlement and provision	125,000	—	101,973
Impairments (recoveries)	15,400	(11,900)	75,389

Total costs and expenses	1,232,679	880,896	1,052,895

Other income, net	12,335	15,818	7,768

Income before income tax expense and equity income from and impairments of investments in unconsolidated joint ventures	504,454	387,797	101,058
Income taxes	(1,249)	(412)	(1,910)
Equity income from unconsolidated joint ventures	46,750	4,770	3,511
Impairments of investments in unconsolidated joint ventures	—	(71,693)	—

Income from continuing operations	549,955	320,462	102,659

Discontinued operations:
Income before impairments and gain on sales of real estate, net of income taxes	1,432	4,008	6,296
Impairments	—	—	(125)
Gain on sales of real estate, net of income taxes	3,107	19,925	37,321

Total discontinued operations	4,539	23,933	43,492

Net income	554,494	344,395	146,151
Noncontrolling interests' share in earnings	(15,603)	(13,686)	(14,461)

Net income attributable to HCP, Inc.	538,891	330,709	131,690
Preferred stock dividends	(21,130)	(21,130)	(21,130)
Participating securities' share in earnings	(2,459)	(2,081)	(1,491)

Net income applicable to common shares	$515,302	$307,498	$109,069

Basic earnings per common share:
Continuing operations	$1.28	$0.93	$0.24
Discontinued operations	0.01	0.08	0.16

Net income applicable to common shares	$1.29	$1.01	$0.40

Diluted earnings per common share:
Continuing operations	$1.28	$0.92	$0.24
Discontinued operations	0.01	0.08	0.16

Net income applicable to common shares	$1.29	$1.00	$0.40

Weighted average shares used to calculate earnings per common share:
Basic	398,446	305,574	274,216

Diluted	400,218	306,900	274,631

See accompanying Notes to Consolidated Financial Statements.

HCP, Inc.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(In thousands)

	Year Ended December 31,
	2011	2010	2009
Net income	$554,494	$344,395	$146,151
Other comprehensive income (loss):
Change in net unrealized gains (losses) on securities:
Unrealized gains (losses)	(5,396)	937	82,816
Reclassification adjustment realized in net income	5,396	(12,742)	(4,197)
Change in net unrealized gains (losses) on cash flow hedges:
Unrealized gains (losses)	(4,367)	(996)	179
Reclassification adjustment realized in net income	(1,033)	1,453	781
Change in Supplemental Executive Retirement Plan obligation	(495)	43	(521)
Foreign currency translation adjustment	(450)	202	(30)

Total other comprehensive income (loss)	(6,345)	(11,103)	79,028

Total comprehensive income	548,149	333,292	225,179
Total comprehensive income attributable to noncontrolling interest	(15,603)	(13,686)	(14,461)

Total comprehensive income attributable to HCP, Inc.	$532,546	$319,606	$210,718

See accompanying Notes to Condensed Consolidated Financial Statements.

HCP, Inc.

CONSOLIDATED STATEMENTS OF EQUITY

(In thousands, except per share data)

	Preferred Stock		Common Stock			Cumulative Dividends In Excess Of Earnings	Accumulated Other Comprehensive Income (Loss)
					Additional Paid-In Capital			Total Stockholders' Equity	Noncontrolling Interests	Total Equity
	Shares	Amount	Shares	Amount
January 1, 2009	11,820	$285,173	253,601	$253,601	$4,873,727	$(130,068)	$(81,162)	$5,201,271	$206,569	$5,407,840
Net income	—	—	—	—	—	131,690	—	131,690	14,461	146,151
Other comprehensive income	—	—	—	—	—	—	79,028	79,028	—	79,028
Issuance of common stock, net	—	—	39,664	39,664	831,552	—	—	871,216	(23,045)	848,171
Repurchase of common stock	—	—	(110)	(110)	(2,575)	—	—	(2,685)	—	(2,685)
Exercise of stock options	—	—	393	393	7,033	—	—	7,426	—	7,426
Amortization of deferred compensation	—	—	—	—	14,388	—	—	14,388	—	14,388
Preferred dividends	—	—	—	—	—	(21,130)	—	(21,130)	—	(21,130)
Common dividends ($1.84 per share)	—	—	—	—	—	(495,942)	—	(495,942)	—	(495,942)
Distributions to noncontrolling interests	—	—	—	—	—	—	—	—	(15,541)	(15,541)
Purchase of noncontrolling interests	—	—	—	—	(4,725)	—	—	(4,725)	(4,372)	(9,097)

December 31, 2009	11,820	285,173	293,548	293,548	5,719,400	(515,450)	(2,134)	5,780,537	178,072	5,958,609
Net income	—	—	—	—	—	330,709	—	330,709	13,686	344,395
Other comprehensive loss	—	—	—	—	—	—	(11,103)	(11,103)	—	(11,103)
Issuance of common stock, net	—	—	77,278	77,278	2,353,967	—	—	2,431,245	(6,135)	2,425,110
Repurchase of common stock	—	—	(154)	(154)	(4,373)	—	—	(4,527)	—	(4,527)
Exercise of stock options	—	—	253	253	6,064	—	—	6,317	—	6,317
Amortization of deferred compensation	—	—	—	—	14,924	—	—	14,924	—	14,924
Preferred dividends	—	—	—	—	—	(21,130)	—	(21,130)	—	(21,130)
Common dividends ($1.86 per share)	—	—	—	—	—	(569,605)	—	(569,605)	—	(569,605)
Distributions to noncontrolling interests	—	—	—	—	—	—	—	—	(16,049)	(16,049)
Noncontrolling interests in acquired assets	—	—	—	—	—	—	—	—	10,002	10,002
Issuance of noncontrolling interests	—	—	—	—	—	—	—	—	8,395	8,395
Other	—	—	—	—	—	—	—	—	709	709

December 31, 2010	11,820	285,173	370,925	370,925	8,089,982	(775,476)	(13,237)	7,957,367	188,680	8,146,047
Net income	—	—	—	—	—	538,891	—	538,891	15,603	554,494
Other comprehensive loss	—	—	—	—	—	—	(6,345)	(6,345)	—	(6,345)
Issuance of common stock, net	—	—	36,683	36,683	1,268,781	—	—	1,305,464	(3,456)	1,302,008
Repurchase of common stock	—	—	(136)	(136)	(4,855)	—	—	(4,991)	—	(4,991)
Exercise of stock options	—	—	1,157	1,157	29,639	—	—	30,796	—	30,796
Amortization of deferred compensation	—	—	—	—	20,034	—	—	20,034	—	20,034
Preferred dividends	—	—	—	—	—	(21,130)	—	(21,130)	—	(21,130)
Common dividends ($1.92 per share)	—	—	—	—	—	(766,559)	—	(766,559)	—	(766,559)
Distributions to noncontrolling interests	—	—	—	—	—	—	—	—	(15,156)	(15,156)
Noncontrolling interests in acquired assets	—	—	—	—	—	—	—	—	1,500	1,500
Issuance of noncontrolling interests	—	—	—	—	—	—	—	—	14,028	14,028
Purchase of noncontrolling interests	—	—	—	—	(20,045)	—	—	(20,045)	(14,059)	(34,104)

December 31, 2011	11,820	$285,173	408,629	$408,629	$9,383,536	$(1,024,274)	$(19,582)	$9,033,482	$187,140	$9,220,622

See accompanying Notes to Consolidated Financial Statements.

HCP, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2011	2010	2009
Cash flows from operating activities:
Net income	$554,494	$344,395	$146,151
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of real estate, in-place lease and other intangibles:
Continuing operations	356,623	311,008	315,736
Discontinued operations	772	2,439	4,389
Amortization of above and below market lease intangibles, net	(4,510)	(6,378)	(14,780)
Amortization of deferred compensation	20,034	14,924	14,388
Amortization of debt premiums, discounts and issuance costs, net	25,769	9,856	8,328
Straight-line rents	(59,173)	(47,243)	(46,688)
Loan and direct financing lease interest accretion	(93,003)	(69,645)	(39,172)
Deferred rental revenues	(2,319)	(3,984)	12,804
Equity income from unconsolidated joint ventures	(46,750)	(4,770)	(3,511)
Distributions of earnings from unconsolidated joint ventures	3,273	5,373	7,273
Gain upon consolidation of joint venture	(7,769)	—	—
Marketable securities (gains) losses, net	5,396	(14,597)	(8,876)
Gain upon settlement of loans receivable	(22,812)	—	—
Gain on sales of real estate	(3,107)	(19,925)	(37,321)
Derivative (gains) losses, net	(1,226)	1,302	69
Impairments, net of recoveries	15,400	59,793	75,514
Changes in:
Accounts receivable, net	2,590	9,222	4,408
Other assets	27,582	(6,341)	(6,881)
Accrued liability for litigation provision	—	—	101,973
Accounts payable and other accrued liabilities	(47,103)	(4,931)	(18,170)

Net cash provided by operating activities	724,161	580,498	515,634

Cash flows from investing activities:
Cash used in the HCR ManorCare Acquisition, net of cash acquired	(4,026,556)	—	—
Cash used in the HCP Ventures II purchase, net of cash acquired	(135,550)	—	—
Other acquisitions and development of real estate	(198,385)	(304,847)	(96,528)
Leasing costs and tenant and capital improvements	(52,903)	(97,930)	(40,702)
Proceeds from sales of real estate, net	19,183	32,284	72,272
Purchase of an interest in and contributions to unconsolidated joint ventures	(95,000)	(6,565)	(7,975)
Distributions in excess of earnings from unconsolidated joint ventures	2,408	4,365	6,869
Purchases of marketable equity securities	(22,449)	—	—
Proceeds from sales of marketable securities	—	179,215	157,122
Principal repayments on loans receivable and direct financing leases	303,941	63,953	10,952
Investments in loans receivable and direct financing leases, net	(369,939)	(298,085)	(165,494)
(Increase) decrease in restricted cash	(5,234)	(3,319)	2,078

Net cash used in investing activities	(4,580,484)	(430,929)	(61,406)

Cash flows from financing activities:
Net borrowings (repayments) under bank line of credit	454,000	—	(150,000)
Repayments of term loan	—	(200,000)	(320,000)
Issuance of senior unsecured notes	2,400,000	—	—
Issuance of mortgage debt	—	—	1,942
Repayments and repurchases of senior unsecured notes	(292,265)	(206,422)	(7,735)
Repayments of mortgage and other secured debt	(169,783)	(636,096)	(234,080)
Debt discounts and issuance costs	(43,716)	(11,850)	(860)
Net proceeds from the issuance of common stock and exercise of options	1,327,813	2,426,900	852,912
Dividends paid on common and preferred stock	(787,689)	(590,735)	(517,072)
Issuance of noncontrolling interests	14,087	8,395	—
Purchase of noncontrolling interests	(34,104)	—	(9,097)
Distributions to noncontrolling interests	(15,215)	(15,319)	(15,541)

Net cash provided by (used in) financing activities	2,853,128	774,873	(399,531)

Net increase (decrease) in cash and cash equivalents	(1,003,195)	924,442	54,697
Cash and cash equivalents, beginning of year	1,036,701	112,259	57,562

Cash and cash equivalents, end of year	$33,506	$1,036,701	$112,259

See accompanying Notes to Consolidated Financial Statements.

HCP, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Business

        HCP, Inc., an S&P 500 company, is a Maryland corporation that is organized to qualify as a real estate investment trust ("REIT") which, together with its consolidated entities (collectively, "HCP" or the "Company"), invests primarily in real estate serving the healthcare industry in the United States. The Company acquires, develops, leases, manages and disposes of healthcare real estate and provides financing to healthcare providers.

(2) Summary of Significant Accounting Policies

  Use of Estimates

        Management is required to make estimates and assumptions in the preparation of financial statements in conformity with U.S. generally accepted accounting principles ("GAAP"). These estimates and assumptions affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from management's estimates.

  Principles of Consolidation

        The consolidated financial statements include the accounts of HCP, its wholly-owned subsidiaries and joint ventures or variable interest entities that it controls through voting rights or other means. All material intercompany transactions and balances have been eliminated upon consolidation.

        The Company is required to continually evaluate its variable interest entity ("VIE") relationships and consolidate these entities when it is determined to be the primary beneficiary of their operations. A VIE is broadly defined as an entity where either (i) the equity investors as a group, if any, lack the power through voting or similar rights to direct the activities of an entity that most significantly impact the entity's economic performance or (ii) the equity investment at risk is insufficient to finance that entity's activities without additional subordinated financial support.

        A variable interest holder is considered to be the primary beneficiary of a VIE if it has the power to direct the activities of a variable interest entity that most significantly impact the entity's economic performance and has the obligation to absorb losses of, or the right to receive benefits from, the entity that could potentially be significant to the VIE. The Company qualitatively assesses whether it is (or is not) the primary beneficiary of a VIE. Consideration of various factors includes, but is not limited to, the Company's ability to direct the activities that most significantly impact the VIE's economic performance, its form of ownership interest, its representation on the VIE's governing body, the size and seniority of its investment, its ability and the rights of other investors to participate in policy making decisions and its ability to replace the manager of and/or liquidate the entity.

        For its investments in joint ventures, the Company evaluates the type of ownership rights held by the limited partner(s) that may preclude consolidation in circumstances in which the sole general partner would otherwise consolidate the limited partnership. The assessment of limited partners' rights and their impact on the presumption of control over a limited partnership by the sole general partner should be made when an investor becomes the sole general partner and should be reassessed if (i) there is a change to the terms or in the exercisability of the rights of the limited partners, (ii) the sole general partner increases or decreases its ownership in the limited partnership interests, or

HCP, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(2) Summary of Significant Accounting Policies (Continued)

(iii) there is an increase or decrease in the number of outstanding limited partnership interests. The Company similarly evaluates the rights of managing members of limited liability companies.

  Revenue Recognition

        The Company recognizes rental revenue from tenants on a straight-line basis over the lease term when collectibility is reasonably assured and the tenant has taken possession or controls the physical use of the leased asset. If the lease provides for tenant improvements, the Company determines whether the tenant improvements, for accounting purposes, are owned by the tenant or the Company. When the Company is the owner of the tenant improvements, the tenant is not considered to have taken physical possession or have control of the physical use of the leased asset until the tenant improvements are substantially completed. When the tenant is the owner of the tenant improvements, any tenant improvement allowance that is funded by the Company is treated as a lease incentive and amortized as a reduction of revenue over the lease term. Tenant improvement ownership is determined based on various factors including, but not limited to, the following criteria:

  •
  whether the lease stipulates how and on what a tenant improvement allowance may be spent;

  •
  whether the tenant or landlord retains legal title to the improvements at the end of the lease term;

  •
  whether the tenant improvements are unique to the tenant or general-purpose in nature; and

  •
  whether the tenant improvements are expected to have any residual value at the end of the lease term.

        Certain leases provide for additional rents contingent upon a percentage of the facility's revenue in excess of specified base amounts or other thresholds. Such revenue is recognized when actual results reported by the tenant, or estimates of tenant results, exceed the base amount or other thresholds, and only after the contingency has been removed (when the related thresholds are achieved). This may result in the recognition of rental revenue in periods subsequent to when such payments are received.

        Tenant recoveries related to the reimbursement of real estate taxes, insurance, repairs and maintenance, and other operating expenses are recognized as revenue in the period the expenses are incurred. The reimbursements are recognized and presented gross, as the Company is generally the primary obligor and, with respect to purchasing goods and services from third-party suppliers, has discretion in selecting the supplier and bears the associated credit risk.

        For leases with minimum scheduled rent increases, the Company recognizes income on a straight-line basis over the lease term when collectibility is reasonably assured. Recognizing rental income on a straight-line basis for leases results in recognized revenue amounts which differ from those that are contractually due from tenants. If the Company determines that collectibility of straight-line rents is not reasonably assured, the Company limits future recognition to amounts contractually owed and paid, and, when appropriate, establishes an allowance for estimated losses.

        Resident fee revenue is recorded when services are rendered and includes resident room and care charges, community fees and other resident charges. Residency agreements are generally for a term of 30 days to one year, with resident fees billed monthly. Revenue for certain care related services is recognized as services are provided and is billed monthly in arrears.

HCP, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(2) Summary of Significant Accounting Policies (Continued)

        The Company maintains an allowance for doubtful accounts, including an allowance for straight-line rent receivables, for estimated losses resulting from tenant defaults or the inability of tenants to make contractual rent and tenant recovery payments. The Company monitors the liquidity and creditworthiness of its tenants and operators on an ongoing basis. This evaluation considers industry and economic conditions, property performance, credit enhancements and other factors. For straight-line rent amounts, the Company's assessment is based on amounts estimated to be recoverable over the term of the lease.

        The Company receives management fees from its investments in certain joint venture entities for various services it provides as the managing member. Management fees are recorded as revenue when management services have been performed. Intercompany profit for management fees is eliminated.

        The Company recognizes gain on sales of real estate upon the closing of a transaction with the purchaser. Gains on properties sold are recognized using the full accrual method when the collectibility of the sales price is reasonably assured, the Company is not obligated to perform additional activities that may be considered significant, the initial investment from the buyer is sufficient and other profit recognition criteria have been satisfied. Gain on sales of real estate may be deferred in whole or in part until the requirements for gain recognition have been met.

        The Company uses the direct finance method of accounting to record income from direct financing leases ("DFLs"). For leases accounted for as DFLs, the future minimum lease payments are recorded as a receivable. Unearned income represents the net investment in the DFL, less the sum of minimum lease payments receivable and the estimated residual values of the leased properties. Unearned income is deferred and amortized to income over the lease terms to provide a constant yield when collectibility of the lease payments is reasonably assured. Investments in DFLs are presented net of unamortized and unearned income.

        Loans receivable are classified as held-for-investment based on management's intent and ability to hold the loans for the foreseeable future or to maturity. Loans held-for-investment are carried at amortized cost and are reduced by a valuation allowance for estimated credit losses as necessary. The Company recognizes interest income on loans, including the amortization of discounts and premiums, using the interest method. The interest method is applied on a loan-by-loan basis when collectibility of the future payments is reasonably assured. Premiums and discounts are recognized as yield adjustments over the life of the related loans. Loans are transferred from held-for-investment to held-for-sale when management's intent is to no longer hold the loans for the foreseeable future. Loans held-for-sale are recorded at the lower of cost or fair value.

        Allowances are established for loans and DFLs based upon an estimate of probable losses for the individual loans and DFLs deemed to be impaired. Loans and DFLs are impaired when it is deemed probable that the Company will be unable to collect all amounts due in accordance with the contractual terms of the loan or lease. An allowance is based upon the Company's assessment of the borrower's or lessee's overall financial condition; economic resources and payment record; the prospects for support from any financially responsible guarantors; and, if appropriate, the realizable value of any collateral. These estimates consider all available evidence including the expected future cash flows discounted at the loan's or DFL's effective interest rate, fair value of collateral, general economic conditions and trends, historical and industry loss experience, and other relevant factors, as appropriate.

HCP, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(2) Summary of Significant Accounting Policies (Continued)

        Loans and DFLs are placed on non-accrual status when management determines that the collectibility of contractual amounts is not reasonably assured. While on non-accrual status, loans or DFLs are either accounted for on a cash basis, in which income is recognized only upon receipt of cash, or on a cost-recovery basis, in which all cash receipts reduce the carrying value of the loan or DFL, based on the Company's expectation of future collectibility.

  Real Estate

        The Company's real estate assets, consisting of land, buildings and improvements are recorded at their fair value. The assumed liabilities, acquired tangible assets and identifiable intangibles are also recorded at their fair value. The Company assesses fair value based on cash flow projections that utilize appropriate discount and/or capitalization rates and available market information. Estimates of future cash flows are based on a number of factors including historical operating results, known and anticipated trends, as well as market and economic conditions. The fair value of tangible assets of an acquired property is based on the value of the property as if it is vacant.

        The Company records acquired "above and below market" leases at their fair value using discount rates which reflect the risks associated with the leases acquired. The amount recorded is based on the present value of the difference between (i) the contractual amounts to be paid pursuant to each in-place lease and (ii) management's estimate of fair market lease rates for each in-place lease, measured over a period equal to the remaining term of the lease for above market leases and the initial term plus the extended term for any leases with bargain renewal options. Other intangible assets acquired include amounts for in-place lease values that are based on the Company's evaluation of the specific characteristics of each property and the respective tenant's lease. Factors considered include estimates of carrying costs during hypothetical expected lease-up periods, market conditions and costs to execute similar leases. In estimating carrying costs, the Company includes estimates of lost rents at estimated market rates during the hypothetical expected lease-up periods, which are dependent on local market conditions and expected trends. In estimating costs to execute similar leases, the Company considers leasing commissions, legal and other related costs.

        The Company capitalizes direct construction and development costs, including predevelopment costs, interest, property taxes, insurance and other costs directly related and essential to the acquisition, development or construction of a real estate asset. The Company capitalizes construction and development costs while substantive activities are ongoing to prepare an asset for its intended use. The Company considers a construction project as substantially complete and held available for occupancy upon the completion of tenant improvements, but no later than one year from cessation of significant construction activity. Costs incurred after a project is substantially complete and ready for its intended use, or after development activities have ceased, are expensed as incurred. For redevelopment of existing operating properties, the Company capitalizes costs based on the net carrying value of the existing property under redevelopment plus the cost for the construction and improvement incurred in connection with the redevelopment. Costs previously capitalized related to abandoned acquisitions or developments are charged to earnings. Expenditures for repairs and maintenance are expensed as incurred. The Company considers costs incurred in conjunction with re-leasing properties, including tenant improvements and lease commissions, to represent the acquisition of productive assets and, accordingly, such costs are reflected as investing activities in the Company's consolidated statement of cash flows.

HCP, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(2) Summary of Significant Accounting Policies (Continued)

        The Company computes depreciation on properties using the straight-line method over the assets' estimated useful life. Depreciation is discontinued when a property is identified as held-for-sale. Buildings and improvements are depreciated over useful lives ranging up to 45 years. Above and below market lease intangibles are amortized primarily to revenue over the remaining noncancellable lease terms and bargain renewal periods, if any. In-place lease intangibles are amortized to expense over the remaining noncancellable lease term and bargain renewal periods, if any.

  Impairment of Long-Lived Assets and Goodwill

        The Company assesses the carrying value of real estate assets and related intangibles ("real estate assets"), whenever events or changes in circumstances indicate that the carrying value of such asset or asset group may not be recoverable. The Company tests its real estate assets for impairment by comparing the sum of the expected future undiscounted cash flows to the carrying value of the real estate asset or asset group. If the carrying value exceeds the expected future undiscounted cash flows, an impairment loss will be recognized by adjusting the carrying value of the real estate asset or asset group to its fair value.

        Goodwill is tested for impairment at least annually. If it is determined, based on certain qualitative factors, that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, the Company applies the second step of the two-step approach. Potential impairment indicators and qualitative factors include a significant decline in real estate valuations, restructuring plans, current macroeconomic conditions, state of the equity and capital markets or a significant decline in the value of the Company's market capitalization. The second step of the two-step approach requires the fair value of a reporting unit to be allocated to all the assets and liabilities of the reporting unit as if it had been acquired in a business combination at the date of the impairment test. The excess fair value of the reporting unit over the fair value of assets and liabilities is the implied value of goodwill and is used to determine the amount of impairment. The Company selected the fourth quarter of each fiscal year to perform its annual impairment test.

  Assets Held-for-Sale and Discontinued Operations

        Certain long-lived assets are classified as held-for-sale and are reported at the lower of their carrying value or their fair value less costs to sell and are no longer depreciated. Discontinued operations is a component of an entity that has either been disposed of or is deemed to be held-for-sale and, (i) the operations and cash flows of the component have been or will be eliminated from ongoing operations as a result of the disposal transaction, and (ii) the entity will not have any significant continuing involvement in the operations of the component after the disposal transaction.

  Investments in Unconsolidated Joint Ventures

        Investments in entities which the Company does not consolidate but has the ability to exercise significant influence over operating and financial policies are reported under the equity method of accounting. Under the equity method of accounting, the Company's share of the investee's earnings or losses are included in the Company's consolidated results of operations.

        The initial carrying value of investments in unconsolidated joint ventures is based on the amount paid to purchase the joint venture interest or the fair value of the assets prior to the sale of interests in the joint venture. To the extent that the Company's cost basis is different from the basis reflected at the

HCP, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(2) Summary of Significant Accounting Policies (Continued)

joint venture level, the basis difference is generally amortized over the lives of the related assets and liabilities, and such amortization is included in the Company's share of equity in earnings of the joint venture. The Company evaluates its equity method investments for impairment based upon a comparison of the fair value of the equity method investment to its carrying value. When the Company determines a decline in the fair value of an investment in an unconsolidated joint venture below its carrying value is other-than-temporary, an impairment is recorded. The Company recognizes gains on the sale of interests in joint ventures to the extent the economic substance of the transaction is a sale.

        The Company's fair values for its equity method investments are based on discounted cash flow models that include all estimated cash inflows and outflows over a specified holding period and, where applicable, any estimated debt premiums or discounts. Capitalization rates, discount rates and credit spreads utilized in these models are based upon assumptions that the Company believes to be within a reasonable range of current market rates for the respective investments.

  Share-Based Compensation

        Compensation expense for share-based awards granted to employees, including grants of employee stock options, are recognized in the consolidated statements of income based on their grant date fair market value. Compensation expense for awards with graded vesting schedules is generally recognized ratably over the period from the grant date to the date when the award is no longer contingent on the employee providing additional services.

  Cash and Cash Equivalents

        Cash and cash equivalents consist of cash on hand and short-term investments with maturities of three months or less when purchased.

  Restricted Cash

        Restricted cash primarily consists of amounts held by mortgage lenders to provide for (i) real estate tax expenditures, tenant improvements and capital expenditures, and (ii) security deposits and net proceeds from property sales that were executed as tax-deferred dispositions.

  Derivatives

        During its normal course of business, the Company uses certain types of derivative instruments for the purpose of managing interest rate risk. To qualify for hedge accounting, derivative instruments used for risk management purposes must effectively reduce the risk exposure that they are designed to hedge. In addition, at inception of a qualifying cash flow hedging relationship, the underlying transaction or transactions, must be, and are expected to remain, probable of occurring in accordance with the Company's related assertions.

        The Company recognizes all derivative instruments, including embedded derivatives required to be bifurcated, as assets or liabilities in the consolidated balance sheets at their fair value. Changes in the fair value of derivative instruments that are not designated as hedges or that do not meet the criteria of hedge accounting are recognized in earnings. For derivatives designated in qualifying cash flow hedging relationships, the change in fair value of the effective portion of the derivatives is recognized in accumulated other comprehensive income (loss), whereas the change in fair value of the ineffective

HCP, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(2) Summary of Significant Accounting Policies (Continued)

portion is recognized in earnings. For derivatives designated in qualifying fair value hedging relationships, the change in fair value of the effective portion of the derivatives offsets the change in fair value of the hedged item, whereas the change in fair value of the ineffective portion is recognized in earnings.

        The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk-management objectives and strategy for undertaking various hedge transactions. This process includes designating all derivatives that are part of a hedging relationship to specific forecasted transactions as well as recognized obligations or assets in the consolidated balance sheets. The Company also assesses and documents, both at inception of the hedging relationship and on a quarterly basis thereafter, whether the derivatives that are designated in hedging transactions are highly effective in offsetting the designated risks associated with the respective hedged items. If it is determined that a derivative ceases to be highly effective as a hedge, or that it is probable the underlying forecasted transaction will not occur, the Company discontinues hedge accounting prospectively and records the appropriate adjustment to earnings based on the current fair value of the derivative.

  Income Taxes

        HCP, Inc. elected REIT status and believes it has always operated so as to continue to qualify as a REIT under Sections 856 to 860 of the Internal Revenue Code of 1986, as amended (the "Code"). Accordingly, HCP, Inc. will not be subject to U.S. federal income tax, provided that it continues to qualify as a REIT and makes distributions to stockholders equal to or in excess of its taxable income. In addition, the Company has formed several consolidated subsidiaries, which have elected REIT status. HCP, Inc. and its consolidated REIT subsidiaries are each subject to the REIT qualification requirements under Sections 856 to 860 of the Code. If any REIT fails to qualify as a REIT in any taxable year, it will be subject to federal income taxes at regular corporate rates and may be ineligible to qualify as a REIT for four subsequent tax years.

        HCP, Inc. and its consolidated REIT subsidiaries are subject to state and local income taxes in some jurisdictions, and in certain circumstances each REIT may also be subject to federal excise taxes on undistributed income. In addition, certain activities that the Company undertakes may be conducted by entities which elect to be treated as taxable REIT subsidiaries ("TRSs"). TRSs are subject to both federal and state income taxes. The Company recognizes tax penalties relating to unrecognized tax benefits as additional income tax expense. Interest relating to unrecognized tax benefits is recognized as interest expense.

  Marketable Securities

        The Company classifies its marketable equity and debt securities as available-for-sale. These securities are carried at their fair value with unrealized gains and losses recognized in stockholders' equity as a component of accumulated other comprehensive income (loss). Gains or losses on securities sold are determined based on the specific identification method. When the Company determines declines in fair value of marketable securities are other-than-temporary, a loss is recognized in earnings.

HCP, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(2) Summary of Significant Accounting Policies (Continued)

  Capital Raising Issuance Costs

        Costs incurred in connection with the issuance of common shares are recorded as a reduction of additional paid-in capital. Costs incurred in connection with the issuance of preferred shares are recorded as a reduction of the preferred stock amount. Debt issuance costs are deferred, included in other assets and amortized to interest expense over the remaining term of the related debt utilizing the interest method.

  Segment Reporting

        The Company's segments are based on its internal method of reporting which classifies operations by healthcare sector. The Company's business operations include five segments: (i) senior housing, (ii) post-acute/skilled nursing, (iii) life science, (iv) medical office and (v) hospital.

  Noncontrolling Interests

        The Company reports arrangements with noncontrolling interests as a component of equity separate from the parent's equity. The Company accounts for purchases or sales of equity interests that do not result in a change in control as equity transactions. In addition, net income attributable to the noncontrolling interest is included in consolidated net income on the face of the consolidated statements of income and, upon a gain or loss of control, the interest purchased or sold, as well as any interest retained, is recorded at its fair value with any gain or loss recognized in earnings.

        The Company consolidates non-managing member limited liability companies ("DownREITs") because it exercises control, and noncontrolling interests in these entities are carried at cost. The non-managing member LLC Units ("DownREIT units") are exchangeable for an amount of cash approximating the then-current market value of shares of the Company's common stock or, at the Company's option, shares of the Company's common stock (subject to certain adjustments, such as stock splits and reclassifications). Upon exchange of DownREIT units for the Company's common stock, the carrying amount of the DownREIT units is reclassified to stockholders' equity.

  Preferred Stock Redemptions

        The Company recognizes the excess of the redemption value of cumulative redeemable preferred stock redeemed over its carrying amount as a charge to earnings.

  Life Care Bonds Payable

        Two of the Company's continuing care retirement communities ("CCRCs") issue non-interest bearing life care bonds payable to certain residents of the CCRCs. Generally, the bonds are refundable to the resident or to the resident's estate upon termination or cancellation of the CCRC agreement. An additional senior housing facility owned by the Company collects non-interest bearing occupancy fee deposits that are refundable to the resident or the resident's estate upon the earlier of the re-letting of the unit or after two years of vacancy. Proceeds from the issuance of new bonds are used to retire existing bonds, and since the maturity of the obligations for the three facilities is not determinable, no interest is imputed. These amounts are included in other debt in the Company's consolidated balance sheets.

HCP, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(2) Summary of Significant Accounting Policies (Continued)

  Fair Value Measurement

        The Company measures and discloses the fair value of nonfinancial and financial assets and liabilities utilizing a hierarchy of valuation techniques based on whether the inputs to a fair value measurement are considered to be observable or unobservable in a marketplace. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company's market assumptions. This hierarchy requires the use of observable market data when available. These inputs have created the following fair value hierarchy:

  •
  Level 1—quoted prices for identical instruments in active markets;

  •
  Level 2—quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which significant inputs and significant value drivers are observable in active markets; and

  •
  Level 3—fair value measurements derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

        The Company measures fair value using a set of standardized procedures that are outlined herein for all assets and liabilities which are required to be measured at fair value. When available, the Company utilizes quoted market prices from an independent third party source to determine fair value and classifies such items in Level 1. In some instances where a market price is available, but the instrument is in an inactive or over-the-counter market, the Company consistently applies the dealer (market maker) pricing estimate and classifies the asset or liability in Level 2.

        If quoted market prices or inputs are not available, fair value measurements are based upon valuation models that utilize current market or independently sourced market inputs, such as interest rates, option volatilities, credit spreads and/or market capitalization rates. Items valued using such internally-generated valuation techniques are classified according to the lowest level input that is significant to the fair value measurement. As a result, the asset or liability could be classified in either Level 2 or Level 3 even though there may be some significant inputs that are readily observable. Internal fair value models and techniques used by the Company include discounted cash flow and Black-Scholes valuation models. The Company also considers its counterparty's and own credit risk on derivatives and other liabilities measured at their fair value. The Company has elected the mid-market pricing expedient when determining fair value.

  Earnings per Share

        Basic earnings per common share is computed by dividing net income applicable to common shares by the weighted average number of shares of common stock outstanding during the period. The Company accounts for unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents (whether paid or unpaid) as participating securities, which are included in the computation of earnings per share pursuant to the two-class method. Diluted earnings per common share is calculated by including the effect of dilutive and preferred securities.

HCP, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(2) Summary of Significant Accounting Policies (Continued)

  Recent Accounting Pronouncements

        In April 2011, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update No. 2011-02, A Creditor's Determination of Whether a Restructuring Is a Troubled Debt Restructuring ("ASU 2011-02"). The amendments in this update clarify, among other things, the guidance on a creditor's evaluation of whether it has granted a concession and whether a debtor is experiencing financial difficulties. The adoption of ASU 2011-02 on July 1, 2011 did not have an impact on the Company's consolidated financial position or results of operations.

        In May 2011, the FASB issued Accounting Standards Update No. 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs ("ASU 2011-04"). The amendments in this update result in additional fair value measurement and disclosure requirements within U.S. GAAP and IFRS. Consequently, the amendments change the wording used to describe many of the requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements. The Company does not expect the adoption of ASU 2011-04 on January 1, 2012 to have an impact on its consolidated financial position or results of operations.

        In June 2011, the FASB issued Accounting Standards Update No. 2011-05, Presentation of Comprehensive Income ("ASU 2011-05"). The amendments require that all non-owner changes in stockholders' equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In the two-statement approach, the first statement should present total net income and its components followed consecutively by a second statement that should present total other comprehensive income, the components of other comprehensive income, and the total of comprehensive income. In December 2011, the FASB deferred portions of this update in its issuance of ASU 2011-12 (see discussion below). The Company has elected the two-statement approach, and the required financial statements are presented herein.

        In September 2011, the FASB issued Accounting Standards Update No. 2011-08, Intangibles—Goodwill and Other (Topic 350): Testing Goodwill for Impairment ("ASU 2011-08"). The amendments in the update permit an entity to first assess qualitative factors when determining whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount and whether it is necessary to perform the second step of the two-step goodwill impairment test described in Topic 350. The early adoption of ASU 2011-08 on December 31, 2011 did not have an impact on the Company's consolidated financial position or results of operations.

        In December 2011, the FASB issued Accounting Standards Update No. 2011-12, Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05 to defer indefinitely the requirement of ASU 2011-05 to present on the face of the financial statements the effects of reclassifications out of accumulated other comprehensive income on the components of net income and other comprehensive income for all periods presented.

  Reclassifications

        Certain amounts in the Company's consolidated financial statements for prior periods have been reclassified to conform to the current period presentation. Assets sold or held-for-sale and associated liabilities have been reclassified on the consolidated balance sheets and operating results reclassified

HCP, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(2) Summary of Significant Accounting Policies (Continued)

from continuing to discontinued operations. As a result of the Company's joint venture with Brookdale Senior Living, Inc. ("Brookdale") in a structure permitted by the Housing and Economic Recovery Act of 2008 (commonly referred to as "RIDEA") on September 1, 2011, facility-level revenues from 21 senior housing communities are presented in "resident fees and services" on the consolidated income statements; all facility-level resident fee and service revenue previously reported in "rental and related revenues" has been reclassified to "resident fees and services" (see Note 12 for additional information regarding the 21 RIDEA facilities).

(3) HCR ManorCare Acquisition

        On April 7, 2011, the Company completed its acquisition of substantially all of the real estate assets of HCR ManorCare, Inc. ("HCR ManorCare"), for a purchase price of $6.0 billion (the "HCR ManorCare Acquisition"). The purchase price consisted of the following: (i) $4 billion in cash consideration; and (ii) $2 billion representing the fair value of the Company's HCR ManorCare debt investments that were settled as part of this acquisition. Through this transaction, the Company acquired 334 HCR ManorCare post-acute, skilled nursing and assisted living facilities. The facilities are located in 30 states, with the highest concentrations in Ohio, Pennsylvania, Florida, Illinois and Michigan. A wholly-owned subsidiary of HCR ManorCare operates the assets pursuant to a long-term triple-net master lease agreement supported by a guaranty from HCR ManorCare. Additionally, the Company exercised its option to purchase an ownership interest of HCR ManorCare for $95 million that represented a 9.9% equity interest at closing.

        The HCR ManorCare Acquisition total purchase price is as follows (in thousands):

April 7, 2011
Payment of aggregate cash consideration, net of cash acquired	$3,801,624
HCP's loan investments in HCR ManorCare's debt settled at fair value(1)	1,990,406
Assumed HCR ManorCare accrued liabilities at fair value(2)	224,932

Total purchase consideration	$6,016,962

Legal, accounting and other fees and costs(3)	$26,839

(1)
The Company recognized a gain of approximately $23 million, included in interest income, which represents the fair value of the Company's existing mezzanine and mortgage loan investments in HCR ManorCare in excess of its carrying value on the acquisition date.

(2)
In August 2011, the Company paid or refunded these amounts to certain taxing authorities or the seller. These August 2011 cash payments are included in the "cash used in the HCR ManorCare Acquisition, net of cash acquired" that is presented in the consolidated statements of cash flows under investing activities.

(3)
Represents estimated fees and costs of $15.5 million and $11.3 million that were expensed and included in general and administrative expense and interest expense, respectively. These charges are directly attributable to the transaction and represent non-recurring costs.

HCP, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(3) HCR ManorCare Acquisition (Continued)

        The following table summarizes the fair values of the assets acquired and liabilities assumed at the acquisition date of April 7, 2011 (in thousands):

Assets acquired
Net investments in direct financing leases	$6,002,074
Cash and cash equivalents	6,996
Intangible assets	14,888

Total assets acquired	6,023,958

Total liabilities assumed	224,932

Net assets acquired	$5,799,026

        In connection with the HCR ManorCare Acquisition, the Company entered into a credit agreement for a 365-day bridge loan facility (from funding to maturity) in an aggregate amount of up to $3.3 billion. In March 2011, the Company terminated this bridge loan facility in accordance with its terms; consequently, the Company incurred a charge of $11.3 million related to the write-off of unamortized loan fees associated with this bridge loan commitment that is included in interest expense.

        The assets and liabilities of the Company's investments related to HCR ManorCare and the related results of operations are included in the consolidated financial statements from the April 7, 2011 acquisition date. From the acquisition date to March 31, 2012, the Company has recognized revenues and earnings from its investments related to HCR ManorCare of $411.8 million and $456.8 million, respectively.

  Pro Forma Results of Operations

        The following unaudited pro forma consolidated results of operations assume that the HCR ManorCare Acquisition, including the Company's ownership interest in the operations of HCR ManorCare, was completed as of January 1 for each of the periods presented below (in thousands, except per share amounts):

	Year Ended December 31,
	2011	2010
Revenues	$1,820,057	$1,703,568
Net income	655,352	745,119
Net income applicable to HCP, Inc.	639,749	731,433
Basic earnings per common share	$1.52	$1.86
Diluted earnings per common share	1.51	1.85

HCP, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(4) Other Real Estate Property Investments

        A summary of acquisitions for the year ended December 31, 2011 follows (in thousands):

	Consideration			Assets Acquired
Acquisitions	Cash Paid	Debt Assumed	Noncontrolling Interest	Real Estate	Net Intangibles
Life science	$84,087	$57,869	$—	$133,210	$8,746
Medical office	29,743	—	1,500	26,191	5,052

	$113,830	$57,869	$1,500	$159,401	$13,798

        During the year ended December 31, 2011, the Company funded an aggregate of $127 million for construction, tenant and other capital improvement projects, primarily in the life science and medical office segments. During the year ended December 31, 2011, two of the Company's life science facilities located in South San Francisco were placed in service representing 88,000 square feet.

        A summary of acquisitions for the year ended December 31, 2010 follows (in thousands):

	Consideration					Assets Acquired
Acquisitions	Cash Paid	Debt Assumed		DownREIT Units	Other Noncontrolling Interest	Real Estate	Net Intangibles
Senior housing	$143,926	$—		$—	$—	$141,500	$2,426
Life science	40,563	—		7,341	190	43,017	5,077
Medical office	27,463	33,503	(1)	1,926	735	57,390	6,237

	$211,952	$33,503		$9,267	$925	$241,907	$13,740

(1)
Debt assumed includes a related interest-rate swap liability with a fair value of $3.2 million, at acquisition.

        During the year ended December 31, 2010, the Company funded an aggregate of $135 million for construction, tenant and other capital improvement projects, primarily in the life science and medical office segments. During the year ended December 31, 2010, three of the Company's life science facilities located in South San Francisco were placed into service representing 329,000 square feet.

(5) Dispositions of Real Estate and Discontinued Operations

  Dispositions of Real Estate

        During the three months ended March 31, 2012, the Company sold a medical office building for $7 million. During the year ended December 31, 2011, the Company sold three senior housing facilities for $19 million. During the year ended December 31, 2010, the Company sold 14 properties for $56 million, which were made from the following segments: (i) $28 million of senior housing; (ii) $15 million of hospital; (iii) $10 million of post-acute/skilled nursing; and (iv) $3 million of medical office. Where applicable, the results of operations of these properties are presented as discontinued operations in the Company's consolidated statements of income, and their related assets are presented as real estate held for sale, net in the Company's consolidated balance sheets.

HCP, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(5) Dispositions of Real Estate and Discontinued Operations (Continued)

  Results from Discontinued Operations

        The following table summarizes operating income from discontinued operations, impairments and gain on sales of real estate included in discontinued operations (dollars in thousands):

	Year Ended December 31,
	2011	2010	2009
Rental and related revenues	$2,175	$6,624	$14,674

Depreciation and amortization expenses	772	2,439	4,389
Operating expenses	4	217	3,199
Other (income) expense, net	(33)	(40)	790

Income before impairments and gain on sales of real estate, net of income taxes	$1,432	$4,008	$6,296

Impairments	$—	$—	$125

Gain on sales of real estate, net of income taxes	$3,107	$19,925	$37,321

Number of properties held-for-sale	1	4	18
Number of properties sold	3	14	14

Number of properties included in discontinued operations	4	18	32

(6) Net Investment in Direct Financing Leases

        The components of net investment in DFLs consisted of the following (dollars in thousands):

	December 31,
	2011		2010
Minimum lease payments receivable	$25,744,161	(1)	$1,266,129
Estimated residual values	4,010,514		409,270
Less unearned income	(23,026,898)		(1,065,738)

Net investment in direct financing leases	$6,727,777		$609,661

Properties subject to direct financing leases	361		27

(1)
The minimum lease payments receivable are primarily attributable to HCR ManorCare ($24.5 billion). The triple-net lease with HCR ManorCare provides for rent in the first year of $472.5 million. The rent increases by 3.5% per year after each of the first five years and by 3% for the remaining portion of the initial lease term. The properties are grouped into four pools, and HCR ManorCare has a one-time extension option for each pool with rent increased for the first year of the extension option to the greater of fair market rent or a 3% increase over the rent for the prior year. Including the extension options, which the Company determined to be bargain renewal options, the asset pools have total available terms ranging from 23 to 35 years.

HCP, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(6) Net Investment in Direct Financing Leases (Continued)

        On April 7, 2011, the Company completed the acquisition of 334 HCR ManorCare properties subject to a single master lease that the Company classified as a DFL. See discussion of the HCR ManorCare Acquisition in Note 3.

        Certain leases contain provisions that allow the tenants to elect to purchase the properties during or at the end of the lease terms for the aggregate initial investment amount plus adjustments, if any, as defined in the lease agreements. Certain leases also permit the Company to require the tenants to purchase the properties at the end of the lease terms.

        Lease payments previously due to the Company relating to three land-only DFLs, along with the land, were subordinate to and served as collateral for first mortgage construction loans entered into by Erickson Retirement Communities and its affiliate entities ("Erickson") to fund development costs related to the properties. On October 19, 2009, Erickson filed for bankruptcy protection, which included a plan of reorganization. In December 2009, the Company concluded that it was appropriate to reduce the carrying value of these assets to a nominal amount. In February 2010, the Company entered into a settlement agreement with Erickson which was subsequently approved by the bankruptcy court. In April 2010, the reorganization was completed, which resulted in the Company (i) retaining deposits held by the Company with balances of $5 million and (ii) receiving an additional $9.6 million. As a result, the Company recognized aggregate income of $11.9 million in impairment recoveries in 2010, which represented the reversal of a portion of the allowances established pursuant to the previous December 2009 impairment charges of $63.1 million related to its investments in the three DFLs and participation interest in the senior construction loan.

        Future minimum lease payments contractually due under direct financing leases at December 31, 2011, were as follows (in thousands):

Year	Amount
2012	$532,561
2013	545,219
2014	563,994
2015	583,418
2016	603,513
Thereafter	22,915,456

$25,744,161

HCP, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(7) Loans Receivable

        The following table summarizes the Company's loans receivable (in thousands):

	December 31,
	2011			2010
	Real Estate Secured	Other Secured	Total	Real Estate Secured	Other Secured	Total
Mezzanine	$—	$90,148	$90,148	$—	$1,144,485	$1,144,485
Other	35,643	—	35,643	1,030,454	—	1,030,454
Unamortized discounts, fees and costs	(1,040)	(1,088)	(2,128)	(107,549)	(61,127)	(168,676)
Allowance for loan losses	—	(13,410)	(13,410)	—	(3,397)	(3,397)

	$34,603	$75,650	$110,253	$922,905	$1,079,961	$2,002,866

        Following is a summary of loans receivable secured by real estate at December 31, 2011:

Final Maturity Date	Number of Loans		Payment Terms	Initial Principal Amount	Carrying Amount
				(in thousands)
2013	1		monthly payments of $99,200, accrues interest at 11.50%, and secured by three skilled nursing facilities in Michigan	$8,492	$8,223
2014	1		monthly payments of $16,000, accrues interest at 11.00%, and secured by one skilled nursing facility in Montana	1,900	1,523
2015	1		monthly interest-only payments beginning in 2013 and accrues interest at 8.00%, secured by a hospital in Louisiana	15,640	14,600
2016	4	(1)	aggregate monthly interest-only payments of $54,200 secured by four senior housing facilities located in Tennessee, Maryland, Pennsylvania and Texas that accrue interest at 8.25%	—	9,814
2017	1	(1)	monthly interest-only payments of $2,400, accrues interest at 8.25%, and secured by one senior housing facility in New Jersey	—	443

	8			$26,032	$34,603

(1)
Represents commitments to fund an aggregate of $101 million for five senior housing development projects.

        At December 31, 2011, future contractual principal payments to be received on loans receivable, secured by real estate, are $0.3 million in 2012, $8 million in 2013, $1.5 million in 2014, $16.5 million in 2015, $9.0 million in 2016 and $0.4 million thereafter.

  Cirrus Health Loan

        The Company holds an interest-only, senior secured term loan made to Cirrus Health, an affiliate of the Cirrus Group, LLC ("Cirrus"). The loan had a maturity date of December 31, 2008, with a one-year extension period at the option of the borrower, subject to certain terms and conditions, under

HCP, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(7) Loans Receivable (Continued)

which amounts were borrowed to finance the acquisition, development, syndication and operation of new and existing surgical partnerships. The loan is collateralized by all of the assets of the borrower (comprised primarily of interests in partnerships operating surgical facilities, some of which are on the premises of properties owned by the Company or HCP Ventures IV, LLC, an unconsolidated joint venture of the Company) and is supported in part by limited guarantees made by certain post and current principals of Cirrus. Recourse under certain of these guarantees is limited to the guarantors' respective interests in certain entities owning real estate that are pledged to secure such guarantees. At December 31, 2008, the borrower did not meet the conditions necessary to exercise its extension option and did not repay the loan upon maturity. On April 22, 2009, new terms for extending the maturity date of the loan were agreed to, including the payment of a $1.1 million extension fee, and the maturity date was extended to December 31, 2010. In July 2009, the Company issued a notice of default for the borrower's failure to make interest payments. In December 2009, the Company determined that the loan was impaired and recognized a provision for loan loss of $4.3 million. This provision for loan loss resulted from discussions that began in December 2009 to restructure the loan. Effective January 1, 2011, the Company placed the loan on cost-recovery status, under which accrual of interest income is suspended and any payments received from the borrower are applied to reduce the recorded investment in the loan, as the amount and timing of payments from this loan have become less certain. The Company has made various attempts to restructure the loan; however, the Company, borrower and guarantors of the loan could not reach an agreement on the terms and conditions of the restructuring. Further, as a result of: (i) the continued delay and costs associated with sale of certain of the collateral assets (primarily Cirrus' interests in partnerships operating surgical centers); and (ii) the decline in the operating performance and value of certain of Cirrus' collateral assets, the Company concluded that the carrying value of its loan was in excess of the proceeds that can be generated from selling the collateral assets in an orderly liquidation. Therefore, the Company recognized an additional provision for losses of $15.4 million in September 2011 that reduced the combined carrying value of the Company's loan and the related interest receivable to the fair value of the related collateral supporting this loan. Provision for loan loss is recorded in impairments (recoveries). At December 31, 2011 and 2010, the carrying value of this loan was $75.7 million and $93.1 million, respectively. During the years ended December 31, 2011 and 2010, the Company received cash payments from the borrower of $2.1 million and $1.9 million, respectively. During the year ended December 31, 2010, the Company recognized interest income from this loan of $11.7 million.

        A reconciliation of the Company's beginning and ending allowance for the losses related to the Company's senior secured loan to Cirrus follows (in thousands):

Amount
Balance at January 1, 2011	$3,397
Additions(1)	10,013

Balance at December 31, 2011	$13,410

(1)
In September 2011 the Company recognized a total provision for losses of $15.4 million related to its Cirrus loan that is discussed above; $10.0 million of this provision reduced the carrying value of the loan and the remaining $5.4 million provision reduced the carrying value of the related accrued interest receivable (accrued interest on loans is presented in other assets; see Note 10 for additional information).

HCP, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(7) Loans Receivable (Continued)

  HCR ManorCare Loans

        On December 21, 2007, the Company made an investment in mezzanine loans having an aggregate par value of $1.0 billion at a discount of $100 million, which resulted in an acquisition cost of $900 million. These interest-only loans paid interest on their par values at a floating rate of one-month London Interbank Offered Rate ("LIBOR") plus 4.0%. At December 31, 2010, the carrying value of these loans was $953 million.

        On August 3, 2009, the Company purchased a $720 million participation in the first mortgage debt of HCR ManorCare at a discount of $130 million, which resulted in an acquisition cost of $590 million. At December 31, 2010, the carrying value of the participation in this loan was $639 million. In connection with the HCR ManorCare Acquisition prefunding activities, on January 31, 2011, the Company purchased an additional $360 million participation in the first mortgage debt of HCR ManorCare. The $1.08 billion participations paid interest at LIBOR plus 1.25%.

        On April 7, 2011, upon closing of the HCR ManorCare Acquisition, the Company's loans to HCR ManorCare were settled, which resulted in additional interest income of $23 million that represents the excess of the loans' fair values above their carrying values at the time of settlement. See Note 3 for additional discussion related to the HCR ManorCare Acquisition.

  Genesis HealthCare Loans

        In September and October 2010 the Company purchased participations in a senior loan and mezzanine note of Genesis HealthCare ("Genesis") with par values of $278 million and $50 million, respectively, each at a discount for $250 million and $40 million, respectively. At December 31, 2010, the carrying value of these loans was $293 million.

        The Genesis senior loan paid interest on the par value at LIBOR (subject to a floor of 1.5% increasing to 2.5% by maturity) plus a spread of 4.75% increasing to 5.75% by maturity. The senior loan was secured by all of Genesis' assets. The mezzanine note paid interest on the par value at LIBOR plus a spread of 7.50%. In addition to the coupon interest payments, the mezzanine note required the payment of a termination fee, of which the Company's share prior to the early repayment of this loan was $2.3 million. The mezzanine note was subordinate to the senior loan and secured by an indirect pledge of equity ownership in Genesis' assets.

        On April 1, 2011, the Company received $330.4 million from the early repayment of its loans to Genesis, and recognized additional interest income of $34.8 million, which represents the related unamortized discount and termination fee.

HCP, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(8) Investments in and Advances to Unconsolidated Joint Ventures

  HCP Ventures II

        On January 14, 2011, the Company acquired its partner's 65% interest in HCP Ventures II, a joint venture that owned 25 senior housing facilities, becoming the sole owner of the portfolio.

        The HCP Ventures II consideration is as follows (in thousands):

January 14, 2011
Cash paid for HCP Ventures II's partnership interest	$135,550
Fair value of HCP's 35% interest in HCP Ventures II (carrying value of $65,223 at closing)(1)	72,992

Total consideration	$208,542

Estimated fees and costs
Legal, accounting and other fees and costs(2)	$150
Debt assumption fees(3)	500

Total	$650

(1)
The Company recognized a gain of approximately $8 million, included in other income, net, which represents the fair value of the Company's 35% interest in HCP Ventures II in excess of its carrying value on the acquisition date.

(2)
Represents estimated fees and costs that were expensed and included in general and administrative expenses. These charges are directly attributable to the transaction and represent non-recurring costs.

(3)
Represents debt assumption fees that were capitalized as deferred debt costs.

        In accordance with the accounting guidance applicable to acquisitions of the partner's ownership interests that result in consolidation of previously unconsolidated entities, the Company recorded all of the assets and liabilities of HCP Ventures II at their fair value as of the January 14, 2011 acquisition date. The Company utilized relevant market data and valuation techniques to allocate the acquisition date fair value for HCP Ventures II. Relevant market data and valuation techniques included, but were not limited to, market data comparables for capitalization and discount rates, credit spreads and property specific cash flows assumptions. The capitalization and discount rates as well as credit spread assumptions utilized in the Company's valuation model were based on information that it believes to be within a reasonable range of current market data. The following table summarizes the fair values of the

HCP, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(8) Investments in and Advances to Unconsolidated Joint Ventures (Continued)

HCP Ventures II assets acquired and liabilities assumed as of the acquisition date of January 14, 2011 (in thousands):

Assets acquired
Buildings and improvements	$683,033
Land	80,180
Cash	2,585
Restricted cash	1,861
Intangible assets	78,293

Total assets acquired	$845,952

Liabilities assumed
Mortgage debt	$635,182
Other liabilities	2,228

Total liabilities assumed	637,410

Net assets acquired	$208,542

        The related assets, liabilities and results of operations of HCP Ventures II are included in the consolidated financial statements from the date of acquisition, January 14, 2011.

  Summary of Unconsolidated Joint Venture Information

        The Company owns interests in the following entities that are accounted for under the equity method at December 31, 2011 (dollars in thousands):

Entity(1)	Investments	Investment(2)	Ownership%
HCR ManorCare	post-acute/skilled nursing operations	$97,763	9.9(3)
HCP Ventures III, LLC	13 medical office buildings ("MOBs")	8,720	30
HCP Ventures IV, LLC	54 MOBs and 4 hospitals	35,272	20
HCP Life Science(4)	4 life science facilities	66,522	50 - 63
Horizon Bay Hyde Park, LLC	1 senior housing development	7,086	72
Suburban Properties, LLC	1 MOB	7,736	67
Advances to unconsolidated joint ventures, net		953

		$224,052

Edgewood Assisted Living Center, LLC	1 senior housing facility	$(356)	45
Seminole Shores Living Center, LLC	1 senior housing facility	(608)	50

		$(964)

(1)
These entities are not consolidated because the Company does not control, through voting rights or other means, the joint ventures. See Note 2 regarding the Company's accounting principles of consolidation.

HCP, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(8) Investments in and Advances to Unconsolidated Joint Ventures (Continued)

(2)
Represents the carrying value of the Company's investment in the unconsolidated joint venture. See Note 2 regarding the Company's accounting policy for joint venture interests.

(3)
Subject to dilution of certain equity awards, the ownership percentage is approximately 9.3%. See discussion of the HCR ManorCare Acquisition in Note 3.

(4)
Includes three unconsolidated joint ventures between the Company and an institutional capital partner for which the Company is the managing member. HCP Life Science includes the following partnerships: (i) Torrey Pines Science Center, LP (50%); (ii) Britannia Biotech Gateway, LP (55%); and (iii) LASDK, LP (63%).

        Summarized combined financial information for the Company's unconsolidated joint ventures follows (in thousands):

	December 31,
	2011(1)	2010(2)
Real estate, net	$3,806,187	$1,633,209
Goodwill	3,243,100	—
Other assets, net	2,554,590	131,714

Total assets	$9,603,877	$1,764,923

Capital lease obligations and other debt	$6,373,500	$—
Mortgage debt	498,243	1,148,839
Accounts payable	1,083,581	32,120
Other partners' capital	1,465,536	415,697
HCP's capital(3)	183,017	168,267

Total liabilities and partners' capital	$9,603,877	$1,764,923

(1)
Includes the financial information of HCR ManorCare, in which the Company acquired an interest for $95 million that represented a 9.3% equity interest (adjusted for dilution for certain equity awards) on April 7, 2011.

(2)
Includes the financial information of HCP Ventures II, which was consolidated on January 14, 2011.

HCP, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(8) Investments in and Advances to Unconsolidated Joint Ventures (Continued)

(3)
The combined basis difference of the Company's investments in these joint ventures of $39 million, as of December 31, 2011, is primarily attributable to goodwill, real estate, capital lease obligations, deferred tax assets and lease related net intangibles.

	Year Ended December 31,(1)
	2011(2)	2010	2009
Total revenues	$4,388,376	$172,972	$184,102
Net loss(3)(4)	(827,306)	(54,237)	(341)
HCP's share in earnings(3)(4)	46,750	4,770	3,511
HCP's impairment of its investment in HCP Ventures II(4)	—	(71,693)	—
Fees earned by HCP	2,073	4,666	5,312
Distributions received by HCP	5,681	9,738	14,142

(1)
Includes the financial information of HCP Ventures II, through January 14, 2011, at which time it was consolidated.

(2)
Includes the financial information of HCR ManorCare, in which the Company acquired an interest for $95 million that represented a 9.3% equity interest (adjusted for dilution for certain equity awards) on April 7, 2011.

(3)
The combined net loss for the year ended December 31, 2011, includes impairments, net of the related tax benefit, of $865 million related to HCR ManorCare's goodwill and intangible assets. The impairments at the operating entity were the result of reduced cash flows primarily caused by the reimbursement reductions for the Medicare skilled nursing facility Prospective Payment System announced by the Centers for Medicare & Medicaid Services (CMS) effective October 1, 2011. These reimbursement reductions were previously considered in the Company's underwriting assumptions for its initial investments in the operations of HCR ManorCare; therefore, the impairments are not considered to be part of the Company's basis in its investment. As such, HCR ManorCare's impairments during the year ended December 31, 2011 did not have an impact on the Company's share of earnings from or its investment in HCR ManorCare.

(4)
Net loss for the year ended December 31, 2010, includes an impairment of $54.5 million related to straight-line rent assets of HCP Ventures II (the "Ventures"). Concurrently, during the year ended December 31, 2010 HCP recognized a $71.7 million impairment of its investment in the Ventures that was primarily attributable to a reduction in the fair value of the Ventures' real estate assets and includes the Company's share of the impact of the Ventures' impairment of its straight-line rent assets. Therefore, HCP's share in earnings for the year ended December 31, 2010 does not include the impact of the Ventures' impairment of its straight-line rent assets.

(9) Intangibles

        At December 31, 2011 and 2010, intangible lease assets, comprised of lease-up intangibles, above market tenant lease intangibles, below market ground lease intangibles and intangible assets related to non-compete agreements, were $574.0 million and $511.4 million, respectively. At December 31, 2011

HCP, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(9) Intangibles (Continued)

and 2010, the accumulated amortization of intangible assets was $200.2 million and $195.0 million, respectively. The remaining weighted average amortization period of intangible assets was 11 years and nine years at December 31, 2011 and 2010, respectively.

        At December 31, 2011 and 2010, intangible lease liabilities, comprised of below market lease intangibles and above market ground lease intangibles, were $219.6 million and $233.5 million, respectively. At December 31, 2011 and 2010, the accumulated amortization of intangible liabilities was $95.5 million and $85.4 million, respectively. The remaining weighted average amortization period of unfavorable market lease intangibles was approximately eight years at both December 31, 2011 and 2010.

        For the years ended December 31, 2011, 2010 and 2009, rental income includes additional revenues of $6.2 million, $8.2 million and $16.3 million, respectively, from the amortization of net below market lease intangibles. For the years ended December 31, 2011, 2010 and 2009, operating expenses include additional expense of $0.6 million, $0.4 million and $0.4 million, respectively, from the amortization of net above market ground lease intangibles. For the years ended December 31, 2011, 2010 and 2009, depreciation and amortization expense includes additional expense of $44.8 million, $45.7 million and $63.3 million, respectively, from the amortization of lease-up and non-compete agreement intangibles.

        On October 5, 2006, the Company acquired CNL Retirement Properties, Inc. ("CRP") in a merger. Through the purchase method of accounting, the Company allocated $35 million to above-market lease intangibles related to 15 senior housing facilities that were operated by Sunrise Senior Living, Inc. and its subsidiaries ("Sunrise"). In June 2009, in a subsequent review of the related calculations of the relative fair value of these lease intangibles, the Company identified valuation errors, which resulted in an aggregate overstatement of the above-market lease intangible assets and an aggregate understatement of building and improvements of $28 million. In the periods from October 5, 2006 through March 31, 2009, these errors resulted in an understatement of rental and related revenues and depreciation expense of approximately $6 million and $2 million, respectively. The Company recorded the related corrections in June 2009, and determined that such misstatements to the Company's results of operations or financial position during the periods from October 5, 2006 through June 30, 2009 were immaterial.

        Estimated aggregate amortization of intangible assets and liabilities for each of the five succeeding fiscal years and thereafter follows (in thousands):

	Intangible Assets	Intangible Liabilities
2012	$52,327	$17,841
2013	50,087	17,387
2014	47,386	16,925
2015	44,560	16,391
2016	41,571	15,931
Thereafter	137,832	39,667

	$373,763	$124,142

HCP, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(10) Other Assets

        The Company's other assets consisted of the following (in thousands):

	December 31,
	2011	2010
Straight-line rent assets, net of allowance of $34,457 and $35,190, respectively	$266,620	$206,862
Leasing costs, net	92,288	86,676
Deferred debt issuance costs, net	35,649	23,541
Goodwill	50,346	50,346
Marketable equity securities	17,053	—
Other	23,502	55,461

Total other assets	$485,458	$422,886

        In June 2011 the Company purchased approximately $22.4 million of marketable equity securities. At December 31, 2011, the Company incurred a $5.4 million impairment for these securities as it concluded the deficiency in value of such securities below their carrying value was other-than-temporary.

        During the year ended December 31, 2010, the Company sold marketable debt securities for $174.2 million, which resulted in gains of approximately $13.4 million. During the year ended December 31, 2010, the Company sold marketable equity securities for $4.8 million, which resulted in gains of approximately $1.1 million. Realized gains, losses and impairments on marketable securities are included in other income, net in the consolidated statements of income.

(11) Debt

  Bank Line of Credit and Term Loan

        The Company's revolving line of credit facility provides for an aggregate borrowing capacity of $1.5 billion and matures on March 11, 2015, with a one-year committed extension option. The Company has the right to increase the commitments under the revolving line of credit facility by an aggregate amount of up to $500 million, subject to customary conditions. Borrowings under this revolving line of credit facility accrue interest at a rate per annum equal to LIBOR plus a margin that depends on the Company's debt ratings. The Company pays a facility fee on the entire revolving commitment that depends upon its debt ratings. Based on the Company's debt ratings at December 31, 2011, the margin on the revolving line of credit facility was 1.50% and the facility fee was 0.30%. At December 31, 2011, the Company had $454 million outstanding under this revolving line of credit facility with a weighted-average effective interest rate of 2.26%.

        The Company's revolving line of credit facility contains certain financial restrictions and other customary requirements, including cross-default provisions to other indebtedness. Among other things, these covenants, using terms defined in the agreement (i) limit the ratio of Consolidated Total Indebtedness to Consolidated Total Asset Value to 60%, (ii) limit the ratio of Secured Debt to Consolidated Total Asset Value to 30%, (iii) limit the ratio of Unsecured Debt to Consolidated Unencumbered Asset Value to 60%, (iv) require a minimum Fixed Charge Coverage ratio of 1.5 times, and (v) require a formula-determined Minimum Consolidated Tangible Net Worth of $8.0 billion at

HCP, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(11) Debt (Continued)

December 31, 2011. At December 31, 2011, the Company was in compliance with each of these restrictions and requirements of the revolving line of credit facility.

        On March 10, 2010, the Company repaid the total outstanding indebtedness of $200 million under its term loan. The term loan had an original maturity of August 1, 2011. As a result of the early repayment of the term loan, the Company recognized a charge of $1.3 million related to unamortized issuance costs in interest expense. At the time the term loan was paid off, it accrued interest at a rate per annum equal to LIBOR plus 2.00%.

  Senior Unsecured Notes

        At December 31, 2011, the Company had senior unsecured notes outstanding with an aggregate principal balance of $5.4 billion. At December 31, 2011, interest rates on the notes ranged from 1.45% to 7.07% with a weighted average effective rate of 5.70% and a weighted average maturity of 6.34 years. Discounts and premiums are amortized to interest expense over the term of the related senior unsecured notes. The senior unsecured notes contain certain covenants including limitations on debt, cross-acceleration provisions and other customary terms. As of December 31, 2011, the Company believes it was in compliance with these covenants.

        In September 2010, the Company repaid $200 million of maturing senior unsecured notes, which accrued interest at a rate of 4.88%.

        On January 24, 2011, the Company issued $2.4 billion of senior unsecured notes as follows: (i) $400 million of 2.70% notes due 2014; (ii) $500 million of 3.75% notes due 2016; (iii) $1.2 billion of 5.375% notes due 2021; and (iv) $300 million of 6.75% notes due 2041. The notes have a weighted average maturity of 10.3 years and a weighted average yield of 4.83%; net proceeds from the offering were $2.37 billion.

        In September 2011, the Company repaid $292 million of maturing senior unsecured notes, which accrued interest at a rate of 4.82%.

        On January 23, 2012, the Company issued $450 million of 3.75% senior unsecured notes due 2019; net proceeds from the offering were $444 million.

HCP, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(11) Debt (Continued)

        The following is a summary of senior unsecured notes outstanding by maturity date at December 31, 2011 (dollars in thousands):

Maturity	Principal Amount	Weighted Average Interest Rate
2012	$250,000	6.67%
2013	550,000	5.81
2014	487,000	3.28
2015	400,000	6.64
2016	900,000	5.07
2017	750,000	6.04
2018	600,000	6.83
2021	1,200,000	5.53
Thereafter	300,000	6.89

	5,437,000
Discounts, net	(20,937)

	$5,416,063

  Mortgage and Other Secured Debt

        At December 31, 2011, the Company had $1.8 billion in aggregate principal amount of mortgage debt outstanding that is secured by 138 healthcare facilities (including redevelopment properties) that had a carrying value of $2.2 billion. At December 31, 2011, interest rates on the mortgage debt range from 1.96% to 8.78% with a weighted average effective interest rate of 6.12% and a weighted average maturity of 4.37 years.

        On August 3, 2009, the Company obtained $425 million in secured debt financing in connection with the Company's purchase of a $720 million (par value) participation in the first mortgage debt of HCR ManorCare. On December 27, 2010, the Company repaid this debt in full. This debt had an original maturity date in January 2013.

HCP, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(11) Debt (Continued)

        The following is a summary of mortgage debt outstanding by maturity date at December 31, 2011 (dollars in thousands):

Maturity	Amount	Weighted Average Interest Rate
2012	$66,761	4.91%
2013	367,374	6.04
2014	183,758	5.74
2015	302,102	6.01
2016	285,586	6.92
2017	512,460	6.10
2018	5,747	5.90
2019	1,184	N/A
2020	1,276	N/A
2021	4,242	5.57
Thereafter	47,778	5.18

	1,778,268
Discounts, net	(13,697)

	$1,764,571

        Mortgage debt generally requires monthly principal and interest payments, is collateralized by real estate assets and is generally non-recourse. Mortgage debt typically restricts transfer of the encumbered assets, prohibits additional liens, restricts prepayment, requires payment of real estate taxes, requires maintenance of the assets in good condition, requires maintenance of insurance on the assets and includes conditions to obtain lender consent to enter into and terminate material leases. Some of the mortgage debt is also cross- collateralized by multiple assets and may require tenants or operators to maintain compliance with the applicable leases or operating agreements of such real estate assets.

  Other Debt

        At December 31, 2011, the Company had $88 million of non-interest bearing life care bonds at two of its CCRCs and non-interest bearing occupancy fee deposits at two of its senior housing facility, all of which were payable to certain residents of the facilities (collectively, "Life Care Bonds"). At December 31, 2011, $31 million of the Life Care Bonds are refundable to the residents upon the resident moving out or to their estate upon death, and $57 million of the Life Care Bonds are refundable after the unit is successfully remarketed to a new resident.

HCP, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(11) Debt (Continued)

  Debt Maturities

        The following table summarizes the Company's stated debt maturities and scheduled principal repayments at December 31, 2011 (in thousands):

Year	Line of Credit	Senior Unsecured Notes	Mortgage Debt	Total(1)
2012	$—	$250,000	$66,761	$316,761
2013	—	550,000	367,374	917,374
2014	—	487,000	183,758	670,758
2015	454,000	400,000	302,102	1,156,102
2016	—	900,000	285,586	1,185,586
Thereafter	—	2,850,000	572,687	3,422,687

	454,000	5,437,000	1,778,268	7,669,268
(Discounts) and premiums, net	—	(20,937)	(13,697)	(34,634)

	$454,000	$5,416,063	$1,764,571	$7,634,634

(1)
Excludes $88 million of other debt that represents non-interest bearing Life Care Bonds and occupancy fee deposits at certain of the Company's senior housing facilities, which have no scheduled maturities.

(12) Commitments and Contingencies

  Legal Proceedings

        From time to time, the Company is a party to legal proceedings, lawsuits and other claims that arise in the ordinary course of the Company's business. Except as described in this Note 12, the Company is not aware of any other legal proceedings or claims that it believes may have, individually or taken together, a material adverse effect on the Company's business, prospects, financial condition or results of operations. The Company's policy is to accrue legal expenses as they are incurred.

        On May 3, 2007, Ventas, Inc. ("Ventas") filed a complaint against the Company in the United States District Court for the Western District of Kentucky alleging, among other things, that the Company interfered with Ventas's prospective business advantage in connection with Ventas's 2007 acquisition of Sunrise Senior Living Real Estate Investment Trust ("Sunrise REIT"). Ventas sought compensatory damages in excess of $300 million plus punitive damages. Prior to the jury deliberations, the District Court dismissed, among other rulings, Ventas's claim for punitive damages. On September 4, 2009, the jury returned a verdict in favor of Ventas in the amount of approximately $102 million. The Company recognized $102 million as a provision for litigation expense during the three months ended September 30, 2009. Both Ventas and the Company appealed various rulings of the District Court and the jury verdict to the United States Sixth Circuit Court of Appeals. On May 17, 2011, the Sixth Circuit Court of Appeals held that the District Court erred by not submitting Ventas's claim for punitive damages to the jury, and affirmed the District Court's judgment in all other respects. On August 23, 2011, the Company paid Ventas $102 million resulting from the jury verdict. On

HCP, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(12) Commitments and Contingencies (Continued)

November 9, 2011, the Company and Ventas settled all claims relating to the litigation and the Company paid $125 million to Ventas in addition to the $102 million paid in August 2011.

        On June 29, 2009, several of the Company's subsidiaries, together with three of its tenants, filed complaints in the Delaware Court of Chancery (the "Court of Chancery") against Sunrise Senior Living, Inc. and three of its subsidiaries ("Sunrise"). One of the complaints, which related to four of the 64 communities subject to the dispute, was removed on July 24, 2009 to the United States District Court for the Eastern District of Virginia (the "Virginia District Court"). On April 30, 2010, the Virginia District Court dismissed all claims before it, and each party filed a notice of appeal regarding the decision with the United States Court of Appeals for the Fourth Circuit.

        On August 31, 2010, the Company entered into agreements with Sunrise in which: (i) the Company acquired the right to terminate management contracts on 27 of the 75 senior housing communities owned by the Company (these 27 communities were leased to tenants that had entered into management contracts with Sunrise); (ii) Sunrise agreed to limit certain fees and charges associated with the in-place management contracts of the remaining 48 communities, where such limitations were consistent with the parties' budgetary rights and obligations under existing agreements; (iii) the Company agreed to fund certain capital expenditures at the remaining 48 communities, and (iv) both parties dismissed all of the previous litigation proceedings that were filed against each other. The Company agreed to pay Sunrise $50 million for the right to terminate the management contracts of the 27 communities; after taking into account the rights to approximately $9 million of working capital that the Company received in conjunction with acquiring these termination rights, the net cost to acquire the termination rights was $41 million. The Company had marketed for lease the 27 communities to a limited group of operators, and prior to August 31, 2010, had received a favorable bid and an executed non-binding term sheet from Emeritus Corporation ("Emeritus"). On October 18, 2010, the Company executed two triple-net master leases with Emeritus for the 27 communities on terms consistent with a non-binding term sheet agreed to by the Company and Emeritus in August 2010, including fixed lease terms of 15 years and two 10 year extension options. Shortly thereafter, on October 31, 2010, the Company exercised its rights under the existing lease contracts to terminate the leases with the tenants that had entered into the management contracts with Sunrise for a payment of $2 million. The term of the new Emeritus leases commenced on November 1, 2010, immediately after such termination.

        The Company capitalized the $41 million cost for the above termination rights as an initial direct leasing cost of the new leases as it determined that: (i) acquiring the right to terminate Sunrise's long-term management contracts was essential to enable the Company to lease such communities to another operator; and (ii) prior to August 31, 2010, the leasing transaction with Emeritus was reasonably assured. The initial direct leasing costs will be amortized over the initial 15-year term of the new leases with Emeritus. Further, the Company concluded that no amount of the $50 million paid to Sunrise should be allocated to the dismissed litigation or to the existing leases on the 48 remaining communities, because the Company believed that: (i) as ruled by the Virginia District Court, Sunrise's counterclaims lacked merit and had no value, and the claims remaining in the Chancery Court arose from similar facts and were expected to be decided on the basis of similar law; (ii) Sunrise's agreement to limit certain fees on the remaining 48 communities, and the Company's agreement to fund certain capital expenditures at the communities, were each consistent with the Company's and Sunrise's obligations, respectively under the existing agreements; and (iii) the incremental value gained by the

HCP, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(12) Commitments and Contingencies (Continued)

reasonably assured future rents from Emeritus and the acquired working capital exceeded the payment to Sunrise.

  Concentration of Credit Risk

        Concentrations of credit risks arise when a number of operators, tenants or obligors related to the Company's investments are engaged in similar business activities, or activities in the same geographic region, or have similar economic features that would cause their ability to meet contractual obligations, including those to the Company, to be similarly affected by changes in economic conditions. The Company regularly monitors various segments of its portfolio to assess potential concentrations of risks. Management believes the current portfolio is reasonably diversified across healthcare related real estate and does not contain any other significant concentration of credit risks, except as disclosed herein. The Company does not have significant foreign operations.

        The following table provides information regarding the Company's concentration with respect to certain operators; the information provided is presented for the gross assets and revenues that are associated with certain operators as percentages of the respective segment's and total Company's gross assets and revenues:

  Segment Concentrations:

	Percentage of Senior Housing Gross Assets		Percentage of Senior Housing Revenues
	December 31,		Year Ended December 31,
Operators	2011	2010	2011	2010	2009
HCR ManorCare(1)	14	—	10	—	—
Brookdale(2)	16	16	24	18	20
Emeritus(3)	18	26	23	19	16
Sunrise(3)(4)	22	30	18	29	38

	Percentage of Post-Acute/Skilled Nursing Gross Assets		Percentage of Post-Acute/Skilled Nursing Revenues
	December 31,		Year Ended December 31,
Operators	2011	2010	2011	2010	2009
HCR ManorCare(1)	94	75	83	71	51

HCP, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(12) Commitments and Contingencies (Continued)

  Total Company Concentrations:

	Percentage of Total Company Gross Assets		Percentage of Total Company Revenues
	December 31,		Year Ended December 31,
Operators	2011	2010	2011	2010	2009
HCR ManorCare(1)	35	12	27	9	7
Brookdale(2)	5	5	7	5	6
Emeritus(3)	6	8	7	6	5
Sunrise(3)(4)	7	10	6	9	11

(1)
On April 7, 2011, the Company completed the acquisition of HCR ManorCare's real estate assets, which included the settlement of the Company's HCR ManorCare debt investments, see Notes 3 and 7 for additional information.

(2)
For the year ended December 31, 2011, Brookdale percentages exclude $47.1 million of senior housing, related to 21 senior housing facilities that Brookdale operates on our behalf under a RIDEA structure. Assuming that these revenues were attributable to Brookdale, the percentage of segment and total revenues for Brookdale would be 33% and 10%, respectively, for the year ended December 31, 2011. Assuming that these assets were attributable to Brookdale, the percentage of segment and total assets for Brookdale would be 27% and 9%, respectively, for the year ended December 31, 2011.

(3)
27 properties formerly operated by Sunrise were transitioned to Emeritus effective November 1, 2010. For the year ended December 31, 2010, Sunrise percentages exclude $32.6 million of revenues for 27 properties due to the consolidation of four VIEs from August 31 2010 to November 1, 2010. Assuming that these revenues were attributable to Sunrise, the percentage of segment and total revenues for Sunrise would be 37% and 11%, respectively, for the year ended December 31, 2010.

(4)
Certain of our properties are leased to tenants who have entered into management contracts with Sunrise to operate the respective property on their behalf. To determine the Company's concentration of revenues generated from properties operated by Sunrise, we aggregate revenue from these tenants with revenue generated from the two properties that are leased directly to Sunrise.

        On September 1, 2011, the Company completed a strategic venture with Brookdale that includes the operation of 37 HCP-owned senior living communities previously leased to or operated by Horizon Bay Retirement Living ("Horizon Bay"). As part of this transaction, Brookdale acquired Horizon Bay and: (i) assumed an existing triple-net lease for nine HCP communities; (ii) entered into a new triple-net lease related to four HCP communities; (iii) assumed Horizon Bay's management of three HCP communities, one of which was recently developed by HCP; and (iv) entered into management contracts and a joint venture agreement for a 10% interest in the real estate and operations for 21 of the Company's communities that are in a RIDEA structure. In connection with these transactions, the Company purchased $22.4 million of Brookdale's common stock in June 2011 (see Note 10 for additional information regarding these marketable equity securities).

HCP, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(12) Commitments and Contingencies (Continued)

        Under the provisions of RIDEA, a REIT may lease "qualified health care properties" on an arm's length basis to a TRS if the property is operated on behalf of such subsidiary by a person who qualifies as an "eligible independent contractor." The year ended December 31, 2011 includes $47.1 million and $29.8 million in revenues and operating expenses, respectively, as a result of reflecting the facility-level results for the 21 RIDEA facilities operated by Brookdale beginning September 1, 2011.

        The year ended December 31, 2010 includes increases of $29.4 million and $25.9 million in revenues and operating expenses, respectively, as a result of reflecting the facility-level results for 27 facilities leased to four VIE tenants operated by Sunrise that were consolidated, for the period from August 31, 2010 to November 1, 2010, as a result of the termination rights the Company acquired from the settlement agreement discussed above. See Note 21 for additional information regarding VIEs.

        On October 1, 2009, the Company completed the transition of management agreements on 15 communities operated by Sunrise that were previously terminated for Sunrise's failure to achieve certain performance thresholds. The transition of these facilities to new operators reduced the Company's Sunrise-managed facilities in its portfolio to 75 communities. The termination of the management agreements did not require the payment of a termination fee to Sunrise by its tenants or the Company. On June 30, 2009, the Company recognized impairments of $6 million related to intangible assets associated with 12 of the 15 communities.

        To mitigate credit risk of leasing properties to certain senior housing and post-acute/skilled nursing operators, leases with operators are often combined into portfolios that contain cross-default terms, so that if a tenant of any of the properties in a portfolio defaults on its obligations under its lease, the Company may pursue its remedies under the lease with respect to any of the properties in the portfolio. Certain portfolios also contain terms whereby the net operating profits of the properties are combined for the purpose of securing the funding of rental payments due under each lease.

        At December 31, 2011 and 2010, the Company's gross real estate assets in the state of California, excluding assets held-for-sale, represented approximately 23% and 26% of the Company's total assets, respectively.

  DownREIT LLCs

        In connection with the formation of certain DownREIT limited liability companies ("LLCs"), members may contribute appreciated real estate to a DownREIT LLC in exchange for DownREIT units. These contributions are generally tax-deferred, so that the pre-contribution gain related to the property is not taxed to the member. However, if a contributed property is later sold by the DownREIT LLC, the unamortized pre-contribution gain that exists at the date of sale is specifically allocated and taxed to the contributing members. In many of the DownREITs, the Company has entered into indemnification agreements with those members who contributed appreciated property into the DownREIT LLC. Under these indemnification agreements, if any of the appreciated real estate contributed by the members is sold by the DownREIT LLC in a taxable transaction within a specified number of years, the Company will reimburse the affected members for the federal and state income taxes associated with the pre-contribution gain that is specially allocated to the affected member under the Code ("make-whole payments"). These make-whole payments include a tax gross-up provision. These indemnification agreements have expiration terms that range through 2020.

HCP, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(12) Commitments and Contingencies (Continued)

  Credit Enhancement Guarantee

        Certain of the Company's senior housing facilities serve as collateral for $123 million of debt (maturing May 1, 2025) that is owed by a previous owner of the facilities. This indebtedness is guaranteed by the previous owner who has an investment grade credit rating. These senior housing facilities, which are classified as DFLs, had a carrying value of $370 million as of December 31, 2011.

  Environmental Costs

        The Company monitors its properties for the presence of hazardous or toxic substances. The Company is not aware of any environmental liability with respect to the properties that would have a material adverse effect on the Company's business, financial condition or results of operations. The Company carries environmental insurance and believes that the policy terms, conditions, limitations and deductibles are adequate and appropriate under the circumstances, given the relative risk of loss, the cost of such coverage and current industry practice.

  General Uninsured Losses

        The Company obtains various types of insurance to mitigate the impact of property, business interruption, liability, flood, windstorm, earthquake, environmental and terrorism related losses. The Company attempts to obtain appropriate policy terms, conditions, limits and deductibles considering the relative risk of loss, the cost of such coverage and current industry practice. There are, however, certain types of extraordinary losses, such as those due to acts of war or other events that may be either uninsurable or not economically insurable. In addition, the Company has a large number of properties that are exposed to earthquake, flood and windstorm occurrences for which the related insurances carry high deductibles. Should a significant uninsured loss occur at a property, the Company's assets may become impaired.

  Tenant Purchase Options

        Certain leases contain purchase options whereby the tenant may elect to acquire the underlying real estate. Annualized lease payments (base rent only) to be received from these leases, including DFLs, subject to purchase options, in the year that the purchase options are exercisable, are summarized as follows (dollars in thousands):

Year	Annualized Base Rent	Number of Properties
2012	$14,232	8
2013	34,759	16
2014	36,515	15
2015	16,115	14
2016	40,203	21
Thereafter	94,339	57

	$236,163	131

HCP, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(12) Commitments and Contingencies (Continued)

  Rental Expense

        The Company's rental expense attributable to continuing operations for the years ended December 31, 2011, 2010 and 2009 was approximately $6.2 million, $5.9 million and $6.0 million, respectively. These rental expense amounts include ground rent and other leases. Ground leases generally require fixed annual rent payments and may also include escalation clauses and renewal options. These leases have terms that are up to 99 years, excluding extension options. Future minimum lease obligations under non-cancelable ground and other operating leases as of December 31, 2011 were as follows (in thousands):

Year	Amount
2012	$5,455
2013	5,544
2014	4,928
2015	4,650
2016	3,705
Thereafter	178,430

$202,712

(13) Equity

  Preferred Stock

        The following summarizes cumulative redeemable preferred stock outstanding at December 31, 2011:

Series	Shares Outstanding	Issue Price	Dividend Rate
Series E	4,000,000	$25/share	7.25%
Series F	7,820,000	$25/share	7.10%

        The Series E and Series F preferred stock have no stated maturity, are not subject to any sinking fund or mandatory redemption and are not convertible into any other securities of the Company. Holders of each series of preferred stock generally have no voting rights, except under limited conditions, and all holders are entitled to receive cumulative preferential dividends based upon each series' respective liquidation preference. To preserve the Company's status as a REIT, each series of preferred stock is subject to certain restrictions on ownership and transfer. Dividends are payable quarterly in arrears on the last day of March, June, September and December. The Series E and Series F preferred stock are currently redeemable at the Company's option, at their par value.

        Distributions with respect to the Company's preferred stock can be characterized for federal income tax purposes as taxable ordinary dividends, capital gain dividends, nondividend distributions or

HCP, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(13) Equity (Continued)

a combination thereof. Following is the characterization of the Company's annual preferred stock dividends per share:

	Series E			Series F
	December 31,			December 31,
	2011	2010	2009	2011	2010	2009
	(unaudited)
Ordinary dividends	$1.4335	$1.6695	$1.2572	$1.4038	$1.6350	$1.2312
Capital gain dividends	0.3790	0.1430	0.5553	0.3712	0.1400	0.5438

	$1.8125	$1.8125	$1.8125	$1.7750	$1.7750	$1.7750

        On January 26, 2012, the Company announced that its Board declared a quarterly cash dividend of $0.45313 per share on its Series E cumulative redeemable preferred stock and $0.44375 per share on its Series F cumulative redeemable preferred stock. These dividends will be paid on March 30, 2012 to stockholders of record as of the close of business on March 15, 2012.

  Common Stock

        Distributions with respect to the Company's common stock can be characterized for federal income tax purposes as taxable ordinary dividends, capital gain dividends, nondividend distributions or a combination thereof. Following is the characterization of the Company's annual common stock dividends per share:

	Year Ended December 31,
	2011	2010	2009
	(unaudited)
Ordinary dividends	$0.9259	$1.0935	$1.2763
Capital gain dividends	0.2448	0.0937	0.5637
Nondividend distributions	0.7493	0.6728	—

	$1.9200	$1.8600	$1.8400

        On January 26, 2012, the Company announced that its Board declared a quarterly cash dividend of $0.50 per share. The common stock cash dividend will be paid on February 22, 2012 to stockholders of record as of the close of business on February 6, 2012.

        In June 2010, the Company initiated a public offering, which resulted in the sale of 15.5 million shares of common stock at a price of $33.00 per share for gross proceeds of $512 million. This offering included: (i) the June 2010 public offering of 13.5 million shares for $445.5 million; and (ii) the July 2010 sale of 2.025 million shares, for $66.8 million, as a result of the underwriters exercising the over-allotment option from the June 2010 public offering. The Company received total net proceeds of $492 million from these sales.

        On November 8, 2010, the Company completed a $486 million public offering of 13.8 million shares of its common stock at a price of $35.25 per share. The Company received net proceeds of $467 million.

HCP, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(13) Equity (Continued)

        On December 20, 2010, the Company completed a $1.472 billion public offering of 46 million shares of common stock at a price of $32.00 per share. The Company received total net proceeds of $1.413 billion.

        In March 2011, the Company completed a $1.273 billion public offering of 34.5 million shares of common stock at a price of $36.90 per share. The Company received total net proceeds of $1.235 billion.

        The following is a summary of the Company's other common stock issuances:

	Year Ended December 31,
	2011	2010
	(shares in thousands)
Dividend Reinvestment and Stock Purchase Plan ("DRIP")	1,910	1,338
Conversion of DownREIT units	80	167
Exercise of stock options	1,157	253
Restricted stock awards(1)	—	224
Vesting of restricted stock units(1)	228	276

(1)
Issued under the Company's 2006 Performance Incentive Plan.

  Accumulated Other Comprehensive Loss

        The following is a summary of the Company's accumulated other comprehensive loss (in thousands):

	December 31,
	2011	2010
	(in thousands)
AOCI—unrealized losses on cash flow hedges, net	$(15,712)	$(10,312)
Supplemental Executive Retirement Plan minimum liability	(2,794)	(2,299)
Cumulative foreign currency translation adjustment	(1,076)	(626)

Total accumulated other comprehensive loss	$(19,582)	$(13,237)

  Noncontrolling Interests

        At December 31, 2011, there were 4.2 million non-managing member units outstanding in five limited liability companies, all of which the Company is the managing member. At December 31, 2011, the carrying and market value of the 4.2 million DownREIT units were $170.2 million and $244.2 million, respectively.

(14) Segment Disclosures

        The Company evaluates its business and makes resource allocations based on its five business segments: (i) senior housing, (ii) post-acute/skilled nursing, (iii) life science, (iv) medical office and (v) hospital. Under the senior housing, post-acute/skilled nursing, life science and hospital segments,

HCP, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(14) Segment Disclosures (Continued)

the Company invests or co-invests primarily in single operator or tenant properties, through the acquisition and development of real estate, management of operations and by debt issued by operators in these sectors. Under the medical office segment, the Company invests or co-invests through the acquisition and development of medical office buildings ("MOBs") that are leased under gross, modified gross or triple-net leases, generally to multiple tenants, and which generally require a greater level of property management. The accounting policies of the segments are the same as those described under Summary of Significant Accounting Policies (see Note 2). There were no intersegment sales or transfers during the years ended December 31, 2011 and 2010. The Company evaluates performance based upon property net operating income from continuing operations ("NOI") and interest income of the combined investments in each segment.

        Non-segment assets consist primarily of real estate held-for-sale and corporate assets including cash, restricted cash, accounts receivable, net, marketable equity securities and deferred financing costs. Interest expense, depreciation and amortization and non-property specific revenues and expenses are not allocated to individual segments in determining the Company's performance measure. See Note 12 for other information regarding concentrations of credit risk.

        Summary information for the reportable segments follows (in thousands):

        For the year ended December 31, 2011:

Segments	Rental Revenues(1)	Income From DFLs	Interest Income	Investment Management Fees	Total Revenues	NOI(2)
Senior housing	$428,760	$103,896	$178	$70	$532,904	$498,110
Post-acute/skilled nursing	38,003	360,808	98,450	—	497,261	398,218
Life science	288,151	—	—	4	288,155	235,355
Medical office	320,115	—	—	1,999	322,114	192,211
Hospital	83,128	—	1,236	—	84,364	78,798

Total	$1,158,157	$464,704	$99,864	$2,073	$1,724,798	$1,402,692

HCP, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(14) Segment Disclosures (Continued)

        For the year ended December 31, 2010:

Segments	Rental Revenues(1)	Income From DFLs	Interest Income	Investment Management Fees	Total Revenues	NOI(2)
Senior housing	$331,828	$49,438	$364	$2,300	$383,930	$352,469
Post-acute/skilled nursing	37,242	—	121,703	—	158,945	37,042
Life science	276,762	—	—	4	276,766	228,270
Medical office	309,285	—	—	2,362	311,647	181,400
Hospital	83,491	—	38,096	—	121,587	78,661

Total	$1,038,608	$49,438	$160,163	$4,666	$1,252,875	$877,842

        For the year ended December 31, 2009

Segments	Rental Revenues(1)	Income From DFLs	Interest Income	Investment Management Fees	Total Revenues	NOI(2)
Senior housing	$286,010	$51,495	$1,147	$2,789	$341,441	$335,980
Post-acute/skilled nursing	36,585	—	82,704	—	119,289	36,450
Life science	254,979	—	—	4	254,983	207,694
Medical office	306,297	—	—	2,519	308,816	175,818
Hospital	81,361	—	40,295	—	121,656	77,487

Total	$965,232	$51,495	$124,146	$5,312	$1,146,185	$833,429

(1)
Represents rental and related revenues, tenant recoveries, and resident fees and services.

(2)
NOI is a non-GAAP supplemental financial measure used to evaluate the operating performance of real estate. The Company defines NOI as rental revenues, including tenant recoveries, resident fees and services, and income from direct financing leases, less property level operating expenses. NOI excludes interest income, investment management fee income, depreciation and amortization, interest expense, general and administrative expenses, litigation settlement and provision, impairments, impairment recoveries, other income, net, income taxes, equity income from and impairments of investments in unconsolidated joint ventures, and discontinued operations. The Company believes NOI provides investors relevant and useful information because it measures the operating performance of the Company's real estate at the property level on an unleveraged basis. The Company uses NOI to make decisions about resource allocations and assess property level performance. The Company believes that net income is the most directly comparable GAAP measure to NOI. NOI should not be viewed as an alternative measure of operating performance to net income as defined by GAAP because it does not reflect the aforementioned excluded items. Further, the Company's definition of NOI may not be comparable to the definition used by other REITs, as those companies may use different methodologies for calculating NOI.

HCP, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(14) Segment Disclosures (Continued)

        The following is a reconciliation from NOI to reported net income, the most direct comparable financial measure calculated and presented in accordance with GAAP (in thousands):

	Years ended December 31,
	2011	2010	2009
Net operating income from continuing operations	$1,402,692	$877,842	$833,429
Interest income	99,864	160,163	124,146
Investment management fee income	2,073	4,666	5,312
Depreciation and amortization	(356,623)	(311,008)	(315,736)
Interest expense	(419,337)	(288,538)	(298,600)
General and administrative	(96,150)	(83,046)	(77,899)
Litigation settlement and provision	(125,000)	—	(101,973)
(Impairments) recoveries	(15,400)	11,900	(75,389)
Other income, net	12,335	15,818	7,768
Income taxes	(1,249)	(412)	(1,910)
Equity income from unconsolidated joint ventures	46,750	4,770	3,511
Impairments of investment in unconsolidated joint venture	—	(71,693)	—
Total discontinued operations	4,539	23,933	43,492

Net income	$554,494	$344,395	$146,151

        The Company's total assets by segment were:

	December 31,
Segments	2011	2010
Senior housing	$5,911,352	$4,342,289
Post-acute/skilled nursing	5,644,472	2,133,640
Life science	3,886,851	3,709,528
Medical office	2,336,302	2,299,311
Hospital	757,618	770,038

Gross segment assets	18,536,595	13,254,806
Accumulated depreciation and amortization	(1,670,511)	(1,427,510)

Net segment assets	16,866,084	11,827,296
Real estate held-for-sale, net	4,159	20,961
Other non-segment assets	538,232	1,483,666

Total assets	$17,408,475	$13,331,923

        On October 5, 2006, simultaneous with the closing of the Company's merger with CRP, the Company also merged with CNL Retirement Corp. ("CRC"). CRP was a REIT that invested primarily in senior housing facilities and MOBs. Under the purchase method of accounting, the assets and liabilities of CRC were recorded at their relative fair values, with $51.7 million paid in excess of the fair value of CRC's assets and liabilities recorded as goodwill. The CRC goodwill amount was allocated in

HCP, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(14) Segment Disclosures (Continued)

proportion to the assets of the Company's reporting units (property sectors) subsequent to the CRP acquisition.

        Due to a significant decrease in the Company's market capitalization during the first quarter of 2009, it performed an interim assessment of the Company's allocated goodwill balances. In connection with this review, the Company recognized an impairment charge of $1.4 million, included in other income, net, for the goodwill allocated to the life science segment. At December 31, 2011, goodwill of $50.4 million is allocated as follows: (i) senior housing—$30.5 million, (ii) medical office—$11.4 million, (iii) post-acute/skilled nursing—$3.3 million and (iv) hospital—$5.1 million. The Company completed the required annual impairment test during the three months ended December 31, 2011; no impairment was recognized based on the results of this impairment test.

(15) Future Minimum Rents

        Future minimum lease payments to be received, excluding operating expense reimbursements, from tenants under non-cancelable operating leases as of December 31, 2011, are as follows (in thousands):

Year	Amount
2012	$931,190
2013	904,052
2014	851,711
2015	802,147
2016	751,847
Thereafter	3,240,862

$7,481,809

(16) Compensation Plans

  Stock Based Compensation

        On May 11, 2006, the Company's stockholders approved the 2006 Performance Incentive Plan (the "2006 Incentive Plan"). The 2006 Incentive Plan provides for the granting of stock-based compensation, including stock options, restricted stock and performance restricted stock units to officers, employees and directors in connection with their employment with or services provided to the Company. On April 23, 2009, the Company's stockholders amended the 2006 Incentive Plan. As a result of the amendment, the maximum number of shares reserved for awards under the 2006 Incentive Plan, as amended, is 23.2 million shares. The maximum number of shares available for future awards under the 2006 Incentive Plan is 7.8 million shares at December 31, 2011, of which approximately 5.2 million shares may be issued as restricted stock and performance restricted stock units.

  Stock Options

        Stock options are generally granted with an exercise price equal to the fair market value of the underlying stock on the grant date. Stock options generally vest ratably over a four- to five-year period and have a 10-year contractual term. Vesting of certain options may accelerate, as defined in the grant, upon retirement, a change in control or other specified events.

HCP, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(16) Compensation Plans (Continued)

        A summary of the stock option activity is presented in the following table (dollars and shares in thousands, except per share amounts):

	Shares Under Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Outstanding as of December 31, 2010	7,126	$27.69	6.7	$66,073
Granted	710	36.96
Exercised	(1,157)	26.61
Forfeited	(155)	33.32

Outstanding as of December 31, 2011	6,524	28.76	6.1	84,169

Exercisable as of December 31, 2011	3,239	28.60	4.7	42,309

        The following table summarizes additional information concerning outstanding and exercisable stock options at December 31, 2011 (shares in thousands):

				Currently Exercisable
			Weighted Average Remaining Contractual Term (Years)
Range of Exercise Price	Shares Under Options	Weighted Average Exercise Price		Shares Under Options	Weighted Average Exercise Price
$23.34 - $25.52	2,327	$23.81	6.1	1,032	$24.41
27.11 - 28.35	1,960	27.74	5.3	1,245	27.39
31.95 - 39.72	2,237	34.80	6.7	962	34.66

	6,524	28.76	6.1	3,239	28.60

        The following table summarizes additional information concerning unvested stock options at December 31, 2011 (shares in thousands):

	Shares Under Options	Weighted Average Grant Date Fair Value
Unvested at December 31, 2010	3,889	$3.24
Granted	710	5.97
Vested	(1,159)	3.10
Forfeited	(155)	5.54

Unvested at December 31, 2011	3,285	3.77

        The weighted average fair value per share at the date of grant for options awarded during the years ended December 31, 2011, 2010 and 2009 was $5.97, $5.17 and $2.23, respectively. The total vesting date intrinsic values of shares under options vested during the years ended December 31, 2011, 2010 and 2009 was $15.8 million, $10.7 million and $1.8 million, respectively. The total intrinsic value of vested shares under options at December 31, 2011 was $42.3 million.

HCP, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(16) Compensation Plans (Continued)

        Proceeds received from options exercised under the 2006 Incentive Plan for the years ended December 31, 2011, 2010 and 2009 were $30.8 million, $6.3 million and $7.4 million, respectively. The total intrinsic value of options exercised during the years ended December 31, 2011, 2010 and 2009 was $13.4 million, $2.3 million and $4.9 million, respectively.

        The fair value of the stock options granted during the years ended December 31, 2011, 2010 and 2009 was estimated on the date of grant using a Black-Scholes option valuation model that uses the assumptions described below. The risk-free rate is based on the U.S. Treasury yield curve in effect at the grant date. The expected life (estimated period of time outstanding) of the stock options granted was estimated using the historical exercise behavior of employees and turnover rates. For stock options granted in 2011 and 2010, the expected volatility was based on the average of the Company's: (i) historical volatility of the adjusted closing prices of its common stock for a period equal to the stock option's expected life, ending on the grant date, calculated on a weekly basis and (ii) the implied volatility of traded options on its common stock for a period equal to 30 days ending on the grant date. For stock options granted prior to 2010, the expected volatility was based on the Company's historical volatility of the adjusted closing prices of its common stock for a period equal to the stock option's expected life, ending on the grant date and calculated on a weekly basis. The following table summarizes the Company's stock option valuation assumptions:

	2011	2010	2009
Risk-free rate	2.58%	2.77%	2.27%
Expected life (in years)	6.5	6.3	6.5
Expected volatility	31.8%	35.0%	26.0%
Expected dividend yield	6.1%	6.2%	7.3%

  Restricted Stock and Performance Restricted Stock Units

        Under the 2006 Incentive Plan, restricted stock and performance restricted stock units generally have a contractual life or vest over a three- to five-year period. The vesting of certain restricted shares and units may accelerate, as defined in the grant, upon retirement, a change in control and other events. When vested, each performance restricted stock unit is convertible into one share of common stock. The restricted stock and performance restricted stock units are valued on the grant date based on the closing market price of the Company's common stock on that date. Generally, the Company recognizes the fair value of the awards over the applicable vesting period as compensation expense. Upon any exercise or payment of restricted shares or units, the participant is required to pay the related tax withholding obligation. The 2006 Incentive Plan enables the participant to elect to have the Company reduce the number of shares to be delivered to pay the related tax withholding obligation. The value of the shares withheld is dependent on the closing market price of the Company's common stock on the date that the relevant transaction occurs. During 2011, 2010 and 2009, the Company withheld 136,000, 154,000 and 110,000 shares, respectively, to offset tax withholding obligations.

HCP, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(16) Compensation Plans (Continued)

        The following table summarizes additional information concerning restricted stock and restricted stock units at December 31, 2011 (units and shares in thousands):

	Restricted Stock Units	Weighted Average Grant Date Fair Value	Restricted Shares	Weighted Average Grant Date Fair Value
Unvested at December 31, 2010	1,026	$29.71	536	$28.08
Granted	764	37.22	—	N/A
Vested	(228)	29.46	(162)	28.91
Forfeited	(84)	34.51	(35)	27.61

Unvested at December 31, 2011	1,478	32.59	339	27.75

        At December 31, 2011, the weighted average remaining vesting period of restricted stock units and restricted stock was three years. The total fair values of restricted stock and restricted stock units which vested for the years ended December 31, 2011, 2010 and 2009 were $14.4 million, $12.5 million and $7.6 million, respectively.

        On August 14, 2006, the Company granted 219,000 restricted stock units to the Company's Chairman and Chief Executive Officer. The restricted stock units vest over a period of 10 years beginning in 2012. Additionally, as the Company pays dividends on its outstanding common stock, the original award will be credited with additional restricted stock units as dividend equivalents (in lieu of receiving a cash payment). Generally, the dividend equivalent restricted stock units will be subject to the same vesting and other conditions as applied to the grant. At December 31, 2011, the total number of restricted stock units under this arrangement was approximately 303,000.

        Total share-based compensation expense recognized during the years ended December 31, 2011, 2010 and 2009 was $20.2 million, $15.1 million and $14.6 million, respectively. As of December 31, 2011, there was $44.2 million of total unrecognized compensation cost, related to unvested share-based compensation arrangements granted under the Company's incentive plans, which is expected to be recognized over a weighted average period of three years.

  Employee Benefit Plan

        The Company maintains a 401(k) and profit sharing plan that allows for eligible participants to defer compensation, subject to certain limitations imposed by the Code. The Company provides a matching contribution of up to 4% of each participant's eligible compensation. During 2011, 2010 and 2009, the Company's matching contributions were approximately $0.8 million, $0.9 million and $0.7 million, respectively.

(17) Impairments

        During the year ended December 31, 2011, the Company concluded that its senior secured term loan to an affiliate of Cirrus was impaired and established a provision for losses (impairment) of $15.4 million. The impairment resulted from the Company's conclusion that the carrying value of its loan was in excess of the fair value of the loan's underlying collateral assets. This provision for losses reduced the carrying value of its investment from $91.1 million to its fair value of $75.7 million. The fair value of the Company's loan investment was based on a discounted cash flow valuation model and

HCP, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(17) Impairments (Continued)

inputs considered to be a Level 3 measurement within the fair value hierarchy. Inputs to this valuation model include real estate capitalization rates, discount rates, earnings multiples, industry growth rates and operating margins, some of which influence the Company's expectation of future cash flows from the loan and, accordingly, the fair value of its investment.

        On October 12, 2010, the Company concluded that its 35% interest in HCP Ventures II, which owns 25 senior housing properties leased by Horizon Bay Communities or certain of its affiliates (collectively "Horizon Bay"), was impaired. The impairment resulted from the recent and projected deterioration of the operating performance of the properties leased by Horizon Bay from HCP Ventures II. During the year ended December 31, 2010 the Company recognized an impairment of $71.7 million related to its investment in HCP Ventures II, which reduced the carrying value of its investment from $136.8 million to its fair value of $65.1 million. The fair value of the Company's investment in HCP Ventures II was based on a discounted cash flow valuation model that is considered to be a Level 3 measurement within the fair value hierarchy. Inputs to this valuation model include real estate capitalization rates, discount rates, industry growth rates and operating margins, some of which influence the Company's expectation of future cash flows from HCP Ventures II and, accordingly, the fair value of its investment.

        During the year ended December 31, 2009, the Company recognized impairments of $75.5 million (including $0.1 million in discontinued operations) as follows: (i) $63.1 million in the senior housing segment related to three land-only DFLs and a participation in a senior construction loan associated with properties operated by Erickson resulting from the conclusion of their bankruptcy auction and amended reorganization plan, (ii) $5.9 million related to intangible assets on 12 of 15 senior housing communities that were determined to be impaired due to the termination of the Sunrise management agreements effective October 1, 2009 in the senior housing segment, (iii) $4.3 million related to a senior secured term loan to an affiliate of Cirrus as a result of discussions to restructure its loan in the hospital segment and (iv) $2.2 million related to intangible assets associated with the early termination of a lease in the life science segment.

(18) Income Taxes

        During the years ended December 31, 2011, 2010 and 2009, the Company's total income tax expense was $1.2 million, $0.4 million, and $2.1 million, respectively. The Company's income tax expense from discontinued operations were insignificant for the years ended December 31, 2011 and 2010 and $0.2 million for the year ended December 31, 2009. The Company's deferred income tax expense and its ending balance in deferred tax assets and liabilities were insignificant for the years ended December 31, 2011, 2010 and 2009.

        The Company files numerous U.S. federal, state and local income and franchise tax returns. With a few exceptions, the Company is no longer subject to U.S. federal, state or local tax examinations by taxing authorities for years prior to 2007.

        At December 31, 2011 and 2010, the tax basis of the Company's net assets is less than the reported amounts by $7.4 billion and $2.0 billion, respectively. The difference between the reported amounts and the tax basis is primarily related to the Slough Estates USA, Inc. ("SEUSA") and HCR ManorCare acquisitions, which occurred in 2007 and 2011, respectively. Both SEUSA and HCR ManorCare were corporations subject to federal and state income taxes. As a result of these acquisitions, the Company succeeded to the tax attributes of SEUSA and HCR ManorCare, including

HCP, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(18) Income Taxes (Continued)

the tax basis in the acquired companies' assets and liabilities. The Company will be subject to a corporate- level tax on any taxable disposition of SEUSA's pre-acquisition assets that occur within ten years after its August 1, 2007 acquisition, and any taxable disposition of HCR ManorCare's pre-acquisition assets that occur within ten years after its April 7, 2011 acquisition.

        The corporate-level tax associated with the disposition of assets acquired in connection with the SEUSA and HCR ManorCare acquisitions would be assessed only to the extent of the built-in gain that existed on the date of each acquisition, based on the fair market value of the assets on August 1, 2007, with respect to SEUSA, and April 7, 2011, with respect to HCR ManorCare. The Company does not expect to dispose of any assets included in either acquisition that would result in the imposition of a material tax liability. As a result, the Company has not recorded a deferred tax liability associated with this corporate-level tax. Gains from asset dispositions occurring more than 10 years after either acquisition will not be subject to this corporate-level tax. However, the Company may dispose of SEUSA or HCR ManorCare assets before the applicable 10-year periods if it is able to effect a tax deferred exchange.

        In connection with the SEUSA and HCR ManorCare acquisitions, the Company assumed unrecognized tax benefits of $8 million and $2 million, respectively. During 2011, the Company had a net decrease in unrecognized tax benefits of $4.9 million. The decrease was caused by the reversal of the remaining $6.9 million in unrecognized tax benefits related to the SEUSA acquisition caused by SEUSA's settlement of federal and state tax audits for all years for which unrecognized tax benefits had been accrued, net of a $2.0 million increase in unrecognized tax benefits assumed in connection with the HCR ManorCare acquisition.

        A reconciliation of the Company's beginning and ending unrecognized tax benefits follows (in thousands):

Amount
Balance at January 1, 2009	$8,856
Reductions based on prior years' tax positions	(881)
Additions based on 2009 tax positions	—

Balance at December 31, 2009	7,975
Reductions based on prior years' tax positions	(1,085)
Additions based on 2010 tax positions	—

Balance at December 31, 2010	6,890
Additions based on prior years' tax positions	1,783
Reductions based on prior years' tax positions	(6,890)
Additions based on 2011 tax positions	194

Balance at December 31, 2011	$1,977

        The Company anticipates that the balance in unrecognized tax benefits will not change over the next 12 months.

        Due to the reversal of the remaining balance of the SEUSA unrecognized tax benefits during 2011, the related $1.3 million of interest expense was also reversed. During the years ended December 31, 2011, 2010 and 2009, the Company recorded net reductions to interest expense of $1.1 million and net

HCP, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(18) Income Taxes (Continued)

increases to interest expense of $0.2 million and $0.3 million, respectively, associated with the unrecognized tax benefits.

        The Company has agreements with the sellers of SEUSA and HCR ManorCare whereby any increases in taxes and associated interest and penalties related to years prior to each of these acquisitions will be the responsibility of the sellers. Similarly, any pre-acquisition tax refunds and associated interest income will be refunded to the sellers.

        There would be no effect on the Company's tax rate if the unrecognized tax benefits were to be recognized.

(19) Earnings Per Common Share

        The following table illustrates the computation of basic and diluted earnings per share (dollars in thousands, except per share and share amounts):

	Year Ended December 31,
	2011	2010	2009
Numerator
Income from continuing operations	$549,955	$320,462	$102,659
Noncontrolling interests' share in continuing operations	(15,603)	(13,686)	(14,461)

Income from continuing operations applicable to HCP, Inc.	534,352	306,776	88,198
Preferred stock dividends	(21,130)	(21,130)	(21,130)
Participating securities' share in continuing operations	(2,459)	(2,081)	(1,491)

Income from continuing operations applicable to common shares	510,763	283,565	65,577
Discontinued operations	4,539	23,933	43,492

Net income applicable to common shares	$515,302	$307,498	$109,069

Denominator
Basic weighted average common shares	398,446	305,574	274,216
Dilutive stock options and restricted stock	1,772	1,326	415

Diluted weighted average common shares	400,218	306,900	274,631

Basic earnings per common share
Income from continuing operations	$1.28	$0.93	$0.24
Discontinued operations	0.01	0.08	0.16

Net income applicable to common stockholders	$1.29	$1.01	$0.40

Diluted earnings per common share
Income from continuing operations	$1.28	$0.92	$0.24
Discontinued operations	0.01	0.08	0.16

Net income applicable to common shares	$1.29	$1.00	$0.40

HCP, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(19) Earnings Per Common Share (Continued)

        Restricted stock and certain of the Company's performance restricted stock units are considered participating securities, because dividend payments are not forfeited even if the underlying award does not vest, which require the use of the two-class method when computing basic and diluted earnings per share.

        Options to purchase approximately 1.1 million, 1.9 million and 4.6 million shares of common stock that had an exercise price in excess of the average market price of the common stock during the years ended December 31, 2011, 2010 and 2009, respectively, were not included because they are anti-dilutive. Additionally, 5.9 million shares issuable upon conversion of 4.2 million DownREIT units during the year ended December 31, 2011; 6.0 million shares issuable upon conversion of 4.2 million DownREIT units during the year ended December 31, 2010; and 5.9 million shares issuable upon conversion of 4.3 million DownREIT units during the year ended December 31, 2009 were not included since they are anti-dilutive.

(20) Supplemental Cash Flow Information

	Year Ended December 31,
	2011	2010	2009
	(in thousands)
Supplemental cash flow information:
Interest paid, net of capitalized interest	$348,455	$282,750	$291,936
Taxes paid	1,710	1,765	2,280
Capitalized interest	26,402	21,664	25,917
Supplemental schedule of non-cash investing activities:
Loan received upon real estate disposition	—	21,519	1,001
Accrued construction costs	11,525	3,558	3,253
Settlement of loans receivable as consideration for the HCR ManorCare Acquisition	1,990,406	—	—
Supplemental schedule of non-cash financing activities:
Secured debt obtained in purchase of participation in secured loan receivable	—	—	425,042
Restricted stock issued	—	224	305
Vesting of restricted stock units	228	276	194
Cancellation of restricted stock	35	52	53
Conversion of non-managing member units into common stock	3,456	6,135	23,045
Non-managing member units issued in connection with acquisitions	—	9,267	—
Mortgages included in the consolidation of HCP Ventures II	635,182	—	—
Mortgages assumed with real estate acquisitions	57,869	30,299	—
Unrealized gains (losses), net on available for sale securities and derivatives designated as cash flow hedges	(9,763)	(59)	82,995

        See additional information regarding supplemental non-cash financing activities related to of the HCR ManorCare Acquisition in Notes 3 and 7 and HCP Ventures II purchase in Note 8.

HCP, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(21) Variable Interest Entities

  Unconsolidated Variable Interest Entities

        At December 31, 2011, the Company leased 48 properties to a total of seven VIE tenants and had an additional investment in a loan to a VIE borrower. The Company has determined that it is not the primary beneficiary of these VIEs. The carrying value and classification of the related assets, liabilities and maximum exposure to loss as a result of the Company's involvement with these VIEs are presented below at December 31, 2011 (in thousands):

VIE Type	Maximum Loss Exposure(1)	Asset/Liability Type	Carrying Amount
VIE tenants—operating leases	$342,057	Lease intangibles, net and straight-line rent receivables	$15,164
VIE tenants—DFLs	1,161,614	Net investment in DFLs	592,198
Loan—senior secured	75,650	Loans receivable, net	75,650

(1)
The Company's maximum loss exposure related to the VIE tenants represents the future minimum lease payments over the remaining term of the respective leases, which may be mitigated by re-leasing the properties to new tenants. The Company's maximum loss exposure related to its loan to the VIE represents its current aggregate carrying amount.

        As of December 31, 2011, the Company has not provided, and is not required to provide, financial support through a liquidity arrangement or otherwise, to its unconsolidated VIEs, including circumstances in which it could be exposed to further losses (e.g., cash shortfalls).

        The Company holds an interest-only, senior secured term loan made to a borrower that has been identified as a VIE. The Company does not consolidate the VIE because it does not have the ability to control the activities that most significantly impact the VIE's economic performance. The loan is collateralized by all of the assets of the borrower (comprised primarily of interests in partnerships that operate surgical facilities, some of which are on the premises of properties owned by the Company or HCP Ventures IV) and is supported in part by limited guarantees made by certain former and current principals of Cirrus. Recourse under certain of these guarantees is limited to the guarantors' respective ownership interests in certain entities owning real estate that are pledged to secure such guarantees.

        See Notes 7 and 12 for additional description of the nature, purpose and activities of the Company's VIEs and interests therein.

  Consolidated Variable Interest Entities

        During 2010, the Company had leasing relationships with a total of four VIE tenants, related to 27 properties, whose operations were not consolidated by the Company prior to August 31, 2010 because it did not have the ability to control the activities (i.e., recurring operating activities) that most significantly impact the VIEs' economic performance. On August 31, 2010, the Company entered into a settlement agreement with Sunrise, whereby it determined that it had acquired the ability to control the activities that most significantly impact the VIEs' economic performance. As a result, the Company consolidated the four VIEs for the period from August 31, 2010 (the date of the settlement agreement with Sunrise) to November 1, 2010 (the date these 27 properties were transitioned and leased to Emeritus). See Note 12 for additional information regarding the VIE tenants.

HCP, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(22) Fair Value Measurements

        The following table illustrates the Company's financial assets and liabilities measured at fair value in the consolidated balance sheets. Recognized gains and losses are recorded in other income, net on the Company's consolidated statements of income. During the year ended December 31, 2011, there were no transfers of financial assets or liabilities between levels within the fair value hierarchy.

        The financial assets and liabilities carried at fair value on a recurring basis at December 31, 2011 are as follows (in thousands):

Financial assets and liabilities	Fair Value	Level 1	Level 2	Level 3
Marketable equity securities	$17,053	$17,053	$—	$—
Interest-rate swap liabilities(1)	(12,123)	—	(12,123)	—
Warrants(1)	1,334	—	—	1,334

	$6,264	$17,053	$(12,123)	$1,334

(1)
Interest rate swap and common stock warrant values are determined based on observable and unobservable market assumptions using standardized derivative pricing models.

(23) Disclosures About Fair Value of Financial Instruments

        The carrying values of cash and cash equivalents, restricted cash, receivables, payables, and accrued liabilities are reasonable estimates of fair value because of the short-term maturities of these instruments. Fair value of loans receivable, bank line of credit, mortgage debt and other debt are based on rates currently prevailing for similar instruments with similar maturities. The fair value of the interest-rate swaps and warrants were determined based on observable and unobservable market assumptions using standardized derivative pricing models. The fair values of the senior unsecured notes and marketable equity securities were determined based on market quotes.

        The table below summarizes the carrying amounts and fair values of the Company's financial instruments:

	December 31,
	2011		2010
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(in thousands)
Loans receivable, net	$110,253	$111,073	$2,002,866	$2,026,389
Marketable equity securities	17,053	17,053	—	—
Warrants	1,334	1,334	1,500	1,500
Bank line of credit	454,000	454,000	—	—
Senior unsecured notes	5,416,063	5,819,304	3,318,379	3,536,413
Mortgage debt	1,764,571	1,870,070	1,235,779	1,258,185
Other debt	87,985	87,985	92,187	92,187
Interest-rate swap assets	—	—	3,865	3,865
Interest-rate swap liabilities	12,123	12,123	7,920	7,920

HCP, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(24) Derivative Financial Instruments

        The following table summarizes the Company's outstanding interest-rate swap contracts as of December 31, 2011 (dollars in thousands):

Date Entered	Maturity Date	Hedge Designation	Fixed Rate	Floating Rate Index	Notional Amount	Fair Value(1)
July 2005(2)	July 2020	Cash Flow	3.82%	BMA Swap Index	$45,600	$(7,536)
November 2008(3)	October 2016	Cash Flow	5.95%	1 Month LIBOR+1.50%	27,600	(4,176)
July 2009(4)	July 2013	Cash Flow	6.13%	1 Month LIBOR+3.65%	14,000	(411)

(1)
Interest-rate swap assets are recorded in other assets, net and interest-rate swap liabilities are recorded in accounts payable and accrued liabilities on the consolidated balance sheets.

(2)
Represents three interest-rate swap contracts with an aggregate notional amount of $45.6 million, which hedge fluctuations in interest payments on variable-rate secured debt due to overall changes in the hedged cash flows.

(3)
Acquired in conjunction with mortgage debt assumed related to real estate acquired on December 28, 2010. Hedges fluctuations in interest payments on variable-rate secured debt due to fluctuations in the underlying benchmark interest rate.

(4)
Hedges fluctuations in interest payments on variable-rate secured debt due to fluctuations in the underlying benchmark interest rate.

        The Company uses derivative instruments to mitigate the effects of interest rate fluctuations on specific forecasted transactions as well as recognized financial obligations or assets. The Company does not use derivative instruments for speculative or trading purposes.

        The primary risks associated with derivative instruments are market and credit risk. Market risk is defined as the potential for loss in value of a derivative instrument due to adverse changes in market prices (interest rates). Utilizing derivative instruments allows the Company to effectively manage the risk of fluctuations in interest rates related to the potential effects these changes could have on future earnings, forecasted cash flows and the fair value of recognized obligations.

        Credit risk is the risk that one of the parties to a derivative contract fails to perform or meet their financial obligation. The Company does not obtain collateral associated with its derivative instruments, but monitors the credit standing of its counterparties on a regular basis. Should a counterparty fail to perform, the Company would incur a financial loss to the extent that the associated derivative contract was in an asset position. At December 31, 2011, the Company does not anticipate non-performance by the counterparties to its outstanding derivative contracts.

        During October and November 2007, the Company entered into two forward- starting interest-rate swap contracts with an aggregate notional amount of $900 million and settled the contracts during the three months ended June 30, 2008. The settlement value, less the ineffective portion of the hedging relationships, was recorded to accumulated other comprehensive income to be reclassified into interest expense over the forecasted term of the underlying unsecured fixed-rate debt. The interest-rate swap contracts were designated in qualifying, cash flow hedging relationships, to hedge the Company's exposure to fluctuations in the benchmark interest rate component of interest payments on forecasted, unsecured, fixed-rate debt currently expected to be issued in 2011 and 2012. During 2010, the Company

HCP, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(24) Derivative Financial Instruments (Continued)

revised its estimated issuance date for the underlying unsecured, fixed-rate debt. As a result, the Company recognized a $1.0 million charge in other income, net, during the year ended December 31, 2010, related to the interest payments that were no longer probable of occurring.

        In August 2009, the Company entered into an interest-rate swap contract (pay float and receive fixed), that was designated as hedging fluctuations in interest receipts related to its participation in the variable-rate first mortgage debt of HCR ManorCare. At March 31, 2011 the Company determined, based on the anticipated closing of the HCR ManorCare Acquisition during April 2011, the underlying hedged transactions (underlying mortgage debt interest receipts) were not probable of occurring. As a result, the Company reclassified $1 million of unrealized gains related to this interest-rate swap contract into other income, net. Concurrent with closing the HCR ManorCare Acquisition (for additional details see Note 3) the Company settled the interest-rate swap contract for proceeds of $1 million.

        For the year ended December 31, 2011, the Company recognized additional interest income of $0.6 million and additional interest expense of $0.6 million, resulting from its cash flow and fair value hedging relationships. At December 31, 2011, the Company expects that the hedged forecasted transactions, for each of the outstanding qualifying cash flow hedging relationships, except as previously discussed, remain probable of occurring and that no additional gains or losses recorded to accumulated other comprehensive loss are expected to be reclassified to earnings.

        To illustrate the effect of movements in the interest rate markets, the Company performed a market sensitivity analysis on its outstanding hedging instruments. The Company applied various basis point spreads to the underlying interest rate curves of the derivative portfolio in order to determine the instruments' change in fair value. The following table summarizes the results of the analysis performed (dollars in thousands):

		Effects of Change in Interest Rates
Date Entered	Maturity Date	+50 Basis Points	-50 Basis Points	+100 Basis Points	-100 Basis Points
July 2005	July 2020	$1,664	$(1,952)	$3,472	$(3,760)
November 2008	October 2016	614	(630)	1,056	(1,252)
July 2009	July 2013	99	(109)	203	(213)

(25) Transactions with Related Parties

        Mr. Klaritch, an executive vice president of the Company, was previously a senior executive and limited liability company member of MedCap Properties, LLC, which was acquired in October 2003 by HCP and a joint venture of which HCP was the managing member. As part of that transaction, MedCap Properties, LLC contributed certain property interests to a newly- formed entity, HCPI/Tennessee LLC, in exchange for DownREIT units. In connection with the transactions, Mr. Klaritch received 113,431 non-managing member units in HCPI/Tennessee, LLC in a distribution of his interest in MedCap Properties, LLC. Each DownREIT unit is redeemable for an amount of cash approximating the then-current market value of two shares of HCP's common stock or, at HCP's option, two shares of HCP's common stock (subject to certain adjustments, such as stock splits, stock dividends and reclassifications). In addition, the HCPI/Tennessee, LLC agreement provides for a "make-whole"

HCP, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(25) Transactions with Related Parties (Continued)

payment, intended to cover grossed-up tax liabilities, to the non-managing members upon the sale of certain properties acquired by HCPI/Tennessee, LLC in the MedCap transactions and other events.

(26) Selected Quarterly Financial Data

        Selected quarterly information for the years ended December 31, 2011 and 2010 is as follows (in thousands, except per share amounts). Results of operations for properties sold or to be sold have been classified as discontinued operations for all periods presented:

	Three Months Ended During 2011
	March 31	June 30	September 30	December 31
	(in thousands, except per share data, unaudited)
Total revenues	$331,128	$488,126	$444,088	$461,456
Income before income taxes and equity income from and impairments of investments in unconsolidated joint ventures	72,882	219,214	158,086	54,272
Total discontinued operations	341	336	340	3,522
Net income	73,984	234,252	175,471	70,787
Net income applicable to HCP, Inc.	70,093	228,759	172,195	67,844
Dividends paid per common share	0.48	0.48	0.48	0.48
Basic earnings per common share	0.17	0.55	0.41	0.15
Diluted earnings per common share	0.17	0.55	0.41	0.15

	Three Months Ended During 2010
	March 31	June 30	September 30	December 31
	(in thousands, except per share data, unaudited)
Total revenues	$294,265	$301,315	$316,475	$340,820
Income before income taxes and equity income from and impairments of investments in unconsolidated joint ventures	81,883	85,452	93,446	127,016
Total discontinued operations	1,206	1,227	5,078	16,422
Net income	84,101	88,595	26,173	145,526
Net income applicable to HCP, Inc.	81,036	85,101	22,655	141,917
Dividends paid per common share	0.465	0.465	0.465	0.465
Basic earnings per common share	0.26	0.27	0.05	0.42
Diluted earnings per common share	0.25	0.27	0.05	0.42

        The above selected quarterly financial data includes the following significant transactions:

  •
  During the three months ended March 30, 2010, the Company recognized aggregate income of $11.9 million, which represents impairment recoveries of portions of previous impairment charges related to investments in three direct financing leases and a participation interest in a senior construction loan related to Erickson as a result of the bankruptcy court's approval of the settlement agreement and confirmation of Erickson's final plan of reorganization.

  •
  The three months ended September 30, 2010 include increases of $13.7 million in revenues, as a result of reflecting the facility-level results for one month from 27 facilities leased to four VIE

HCP, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(26) Selected Quarterly Financial Data (Continued)

    tenants operated by Sunrise that were consolidated as a result of the termination rights the Company acquired from the settlement agreement.

  •
  During the three months ended September 30, 2010, the Company recognized impairments of $71.7 million related to its 35% interest in HCP Ventures II. The impairment resulted from the recent and projected deterioration of the operating performance of the properties leased by Horizon Bay from HCP Ventures II.

  •
  The three months ended December 31, 2010 include increases of $15.7 million in revenues, as a result of reflecting the facility-level results for one month from 27 facilities leased to four VIE tenants operated by Sunrise that were consolidated as a result of the termination rights the Company acquired from the settlement agreement.

  •
  On January 14, 2011, the Company acquired its partner's 65% interest in HCP Ventures II, a joint venture that owned 25 senior housing facilities, becoming the sole owner of the portfolio. The impact of the Company's consolidation of HCP Ventures II is included in the results beginning in the quarter ended March 31, 2011.

  •
  On April 7, 2011, the Company completed its acquisition of substantially all of the real estate assets of HCR ManorCare. The impact of the HCR ManorCare Acquisition is included in the results beginning in the quarter ended June 30, 2011.

  •
  On September 1, 2011, the Company completed a strategic venture with Brookdale that includes the operation of 37 HCP-owned senior living communities previously leased to or operated by Horizon Bay. The impact of reflecting the facility-level results for the 21 RIDEA facilities operated by Brookdale is included in the results beginning in the quarter ended September 30, 2011.

  •
  On November 9, 2011, the Company entered into an agreement with Ventas to settle all remaining claims relating to Ventas's litigation against HCP arising out of Ventas's 2007 acquisition of Sunrise Senior Living REIT. The Company paid $125 million to Ventas and incurred a charge during the quarter ended December 31, 2011 for such amount.

HCP, Inc.

Schedule II: Valuation and Qualifying Accounts

December 31, 2011

(In thousands)

Allowance Accounts(1)

		Additions
				Deductions
		Amounts Charged Against Operations, net
Year Ended December 31,	Balance at Beginning of Year		Acquired Properties	Uncollectible Accounts Written-off	Disposed Properties	Balance at End of Year
2011	$43,740	$13,316	$2	$(4,673)	$(3,176)	$49,209
2010	129,505	8,519	—	(93,858)	(426)	43,740
2009	58,911	79,346	—	(8,504)	(248)	129,505

(1)
Includes allowance for doubtful accounts, straight-line rent reserves, and allowances for loan and direct financing lease losses.

HCP, Inc.

Schedule III: Real Estate and Accumulated Depreciation

December 31, 2011

(Dollars in thousands)

							Gross Amount at Which Carried As of December 31, 2011					Life on Which Depreciation in Latest Income Statement is Computed
				Initial Cost to Company
						Costs Capitalized Subsequent to Acquisition
City		State	Encumbrances at December 31, 2011	Land	Buildings and Improvements		Land	Buildings and Improvements	Total(1)	Accumulated Depreciation	Year Acquired/ Constructed
Senior housing
1087	Birmingham	AL	$32,003	$4,682	$74,204	$—	$4,682	$72,755	$77,437	$(13,044)	2006	40
1086	Huntsville	AL	17,529	1,394	38,603	—	1,394	37,870	39,264	(6,540)	2006	40
1107	Huntsville	AL	—	307	5,813	—	307	5,453	5,760	(716)	2006	40
1154	Little Rock	AR	—	1,922	14,140	21	1,922	13,667	15,589	(1,840)	2006	39
0786	Douglas	AZ	—	110	703	—	110	703	813	(244)	2005	35
0518	Tucson	AZ	32,438	2,350	24,037	—	2,350	24,037	26,387	(6,610)	2002	30
1974	Sun City	AZ	33,519	2,640	32,774	944	2,640	33,718	36,358	(1,253)	2011	30
1238	Beverly Hills	CA	—	9,872	32,590	2,100	9,872	33,965	43,837	(4,344)	2006	40
1149	Camarillo	CA	—	5,798	19,427	—	5,798	18,651	24,449	(2,448)	2006	40
1006	Carlsbad	CA	—	7,897	14,255	360	7,897	13,825	21,722	(1,797)	2006	40
0883	Carmichael	CA	—	4,270	13,846	—	4,270	13,236	17,506	(1,682)	2006	40
0851	Citrus Heights	CA	—	1,180	8,367	—	1,180	8,037	9,217	(1,494)	2006	29
0790	Concord	CA	25,000	6,010	39,601	—	6,010	38,301	44,311	(6,127)	2005	40
0787	Dana Point	CA	—	1,960	15,946	—	1,960	15,466	17,426	(2,481)	2005	39
1152	Elk Grove	CA	—	2,235	6,339	—	2,235	6,186	8,421	(812)	2006	40
0798	Escondido	CA	14,340	5,090	24,253	—	5,090	23,353	28,443	(3,746)	2005	40
0791	Fremont	CA	9,246	2,360	11,672	—	2,360	11,192	13,552	(1,796)	2005	40
1965	Fresno	CA	23,252	1,730	25,491	308	1,730	25,799	27,529	(983)	2011	30
0788	Granada Hills	CA	—	2,200	18,257	—	2,200	17,637	19,837	(2,829)	2005	39
1156	Hemet	CA	—	1,270	5,966	17	1,270	5,737	7,007	(754)	2006	40
0856	Irvine	CA	—	8,220	14,104	—	8,220	13,564	21,784	(1,633)	2006	45
0227	Lodi	CA	8,977	732	5,453	—	732	5,453	6,185	(2,072)	1997	35
0226	Murietta	CA	6,032	435	5,729	—	435	5,729	6,164	(2,110)	1997	35
1165	Northridge	CA	—	6,718	26,309	6	6,718	25,506	32,224	(3,348)	2006	40
1561	Orangevale	CA	—	2,160	8,522	1,000	2,160	9,522	11,682	(1,485)	2008	40
1168	Palm Springs	CA	—	1,005	5,183	21	1,005	4,841	5,846	(636)	2006	40
0789	Pleasant Hill	CA	6,270	2,480	21,333	—	2,480	20,633	23,113	(3,310)	2005	40
1166	Rancho Mirage	CA	—	1,798	24,053	5	1,798	23,144	24,942	(3,038)	2006	40
1008	San Diego	CA	—	6,384	32,072	222	6,384	31,191	37,575	(4,094)	2006	40
1007	San Dimas	CA	—	5,628	31,374	208	5,630	30,786	36,416	(4,040)	2006	40
1009	San Juan Capistrano	CA	—	5,983	9,614	189	5,983	9,516	15,499	(1,247)	2006	40
1167	Santa Rosa	CA	—	3,582	21,113	4	3,582	20,348	23,930	(2,671)	2006	40
0793	South San Francisco	CA	10,665	3,000	16,586	—	3,000	16,056	19,056	(2,569)	2005	40
1966	Sun City	CA	17,602	2,650	25,290	639	2,650	25,930	28,580	(1,035)	2011	30
0792	Ventura	CA	10,077	2,030	17,379	—	2,030	16,749	18,779	(2,687)	2005	40
1155	Yorba Linda	CA	—	4,968	19,290	—	4,968	18,494	23,462	(2,427)	2006	40
1232	Colorado Springs	CO	—	1,910	24,479	11	1,910	23,526	25,436	(3,088)	2006	40
0512	Denver	CO	49,862	2,810	36,021	1,616	2,810	37,637	40,447	(9,906)	2002	30
1233	Denver	CO	—	2,511	30,641	82	2,511	29,920	32,431	(3,930)	2006	40
1000	Greenwood Village	CO	—	3,367	43,610	—	3,367	42,814	46,181	(4,947)	2006	40
1234	Lakewood	CO	—	3,012	31,913	5	3,012	31,120	34,132	(4,085)	2006	40
0730	Torrington	CT	12,624	166	11,001	—	166	10,591	10,757	(1,765)	2005	40
1010	Woodbridge	CT	—	2,352	9,929	224	2,363	9,680	12,043	(1,271)	2006	40
0538	Altamonte Springs	FL	—	1,530	7,956	—	1,530	7,136	8,666	(1,604)	2002	40
0861	Apopka	FL	5,892	920	4,816	—	920	4,716	5,636	(707)	2006	35
0852	Boca Raton	FL	—	4,730	17,532	2,605	4,730	19,727	24,457	(3,275)	2006	30
1001	Boca Raton	FL	11,648	2,415	17,923	—	2,415	17,561	19,976	(2,029)	2006	40
0544	Boynton Beach	FL	8,036	1,270	4,773	—	1,270	4,773	6,043	(1,054)	2003	40
1963	Boynton Beach	FL	34,546	2,550	31,183	(883)	2,550	30,300	32,850	(1,208)	2011	30
1964	Boynton Beach	FL	4,837	570	7,675	1,787	570	9,462	10,032	(317)	2011	30
0539	Clearwater	FL	—	2,250	2,627	—	2,250	2,627	4,877	(590)	2002	40
0746	Clearwater	FL	17,788	3,856	12,176	—	3,856	11,321	15,177	(2,669)	2005	40
0862	Clermont	FL	8,345	440	6,518	—	440	6,418	6,858	(963)	2006	35
1002	Coconut Creek	FL	13,928	2,461	16,006	—	2,461	15,620	18,081	(1,805)	2006	40
0492	Delray Beach	FL	11,439	850	6,637	—	850	6,637	7,487	(1,308)	2002	43
0850	Gainesville	FL	16,151	1,020	13,490	—	1,020	13,090	14,110	(1,827)	2006	40
1095	Gainesville	FL	—	1,221	12,226	—	1,221	12,001	13,222	(1,575)	2006	40
0490	Jacksonville	FL	44,230	3,250	25,936	—	3,250	25,936	29,186	(7,225)	2002	35
1096	Jacksonville	FL	—	1,587	15,616	—	1,587	15,298	16,885	(2,008)	2006	40
0855	Lantana	FL	—	3,520	26,452	—	3,520	25,652	29,172	(4,631)	2006	30
1968	Largo	FL	60,593	2,920	60,956	710	2,920	61,665	64,585	(2,389)	2011	30
0731	Ocoee	FL	16,546	2,096	9,322	—	2,096	8,801	10,897	(1,467)	2005	40
0859	Oviedo	FL	8,603	670	8,071	—	670	7,971	8,641	(1,196)	2006	35
1970	Palm Beach Gardens	FL	33,366	4,820	32,047	1,082	4,820	33,129	37,949	(1,318)	2011	30
1017	Palm Harbor	FL	—	1,462	16,774	500	1,462	16,888	18,350	(2,234)	2006	40
0190	Pinellas Park	FL	3,979	480	3,911	—	480	3,911	4,391	(1,761)	1996	35
0732	Port Orange	FL	15,443	2,340	9,898	—	2,340	9,377	11,717	(1,563)	2005	40
1971	Sarasota	FL	27,937	3,050	25,032	(335)	3,050	24,697	27,747	(965)	2011	30
0802	St. Augustine	FL	14,819	830	11,627	—	830	11,227	12,057	(2,032)	2005	35
0692	Sun City Center	FL	9,884	510	6,120	—	510	5,865	6,375	(1,257)	2004	35

HCP, Inc.

Schedule III: Real Estate and Accumulated Depreciation (Continued)

December 31, 2011

(Dollars in thousands)

							Gross Amount at Which Carried As of December 31, 2011					Life on Which Depreciation in Latest Income Statement is Computed
				Initial Cost to Company
						Costs Capitalized Subsequent to Acquisition
City		State	Encumbrances at December 31, 2011	Land	Buildings and Improvements		Land	Buildings and Improvements	Total(1)	Accumulated Depreciation	Year Acquired/ Constructed
0698	Sun City Center	FL	—	3,466	70,810	—	3,466	69,750	73,216	(14,897)	2004	34
1097	Tallahassee	FL	—	1,331	19,039	—	1,331	18,695	20,026	(2,454)	2006	40
0224	Tampa	FL	—	600	5,566	686	696	6,155	6,851	(1,677)	1997	45
0849	Tampa	FL	12,194	800	11,340	—	800	10,940	11,740	(1,527)	2006	40
1257	Vero Beach	FL	—	2,035	34,993	201	2,035	33,634	35,669	(4,411)	2006	40
1605	Vero Beach	FL	—	700	16,234	—	700	16,234	16,934	(592)	2010	35
1976	West Palm Beach	FL	—	990	2,431	494	990	2,925	3,915	(107)	2011	30
1098	Alpharetta	GA	—	793	8,761	198	793	8,673	9,466	(1,142)	2006	40
1099	Atlanta	GA	—	687	5,507	228	687	5,334	6,021	(704)	2006	40
1169	Atlanta	GA	—	2,665	5,911	2	2,665	5,643	8,308	(741)	2006	40
1241	Lilburn	GA	—	907	17,340	7	907	16,791	17,698	(2,204)	2006	40
1112	Marietta	GA	—	894	6,944	325	904	6,993	7,897	(912)	2006	40
1088	Davenport	IA	—	511	8,039	—	511	7,868	8,379	(1,033)	2006	40
1093	Marion	IA	—	502	6,865	—	502	6,713	7,215	(881)	2006	40
1091	Bloomington	IL	—	798	13,091	—	798	12,832	13,630	(1,684)	2006	40
1587	Burr Ridge	IL	—	2,640	23,902	289	2,640	24,190	26,830	(1,765)	2010	25
1089	Champaign	IL	—	101	4,207	1,592	279	5,463	5,742	(554)	2006	40
1157	Hoffman Estates	IL	—	1,701	12,037	133	1,701	11,587	13,288	(1,529)	2006	40
1090	Macomb	IL	—	81	6,062	—	81	5,905	5,986	(775)	2006	40
1143	Mt. Vernon	IL	—	296	15,935	3,562	512	18,949	19,461	(2,171)	2006	40
1969	Niles	IL	31,979	3,790	41,143	(739)	3,790	40,404	44,194	(1,593)	2011	30
1005	Oak Park	IL	26,271	3,476	35,259	—	3,476	34,713	38,189	(4,011)	2006	40
1961	Olympia Fields	IL	36,139	4,120	25,892	(1,030)	4,120	24,862	28,982	(1,036)	2011	30
1162	Orland Park	IL	—	2,623	23,154	10	2,623	22,534	25,157	(2,958)	2006	40
1092	Peoria	IL	—	404	10,050	—	404	9,840	10,244	(1,292)	2006	40
1588	Prospect Heights	IL	—	2,680	20,299	474	2,680	20,774	23,454	(1,540)	2010	25
1952	Vernon Hills	IL	53,035	4,900	42,546	1,273	4,900	43,819	48,719	(1,628)	2011	30
1237	Wilmette	IL	—	1,100	9,373	—	1,100	9,149	10,249	(1,201)	2006	40
0379	Evansville	IN	—	500	9,302	—	500	7,762	8,262	(2,068)	1999	45
0457	Jasper	IN	—	165	5,952	359	165	6,311	6,476	(1,899)	2001	35
1144	Indianapolis	IN	—	1,197	7,718	—	1,197	7,486	8,683	(983)	2006	40
1145	Indianapolis	IN	—	1,144	8,261	7,371	1,144	15,399	16,543	(1,600)	2006	40
1146	West Lafayette	IN	—	813	10,876	—	813	10,626	11,439	(1,395)	2006	40
1170	Edgewood	KY	—	1,868	4,934	—	1,868	4,504	6,372	(591)	2006	40
0697	Lexington	KY	8,010	2,093	16,917	—	2,093	16,299	18,392	(4,072)	2004	30
1105	Middletown	KY	—	1,499	26,252	240	1,513	25,868	27,381	(3,384)	2006	40
1013	Danvers	MA	—	4,616	30,692	243	4,621	30,344	34,965	(3,984)	2006	40
1151	Dartmouth	MA	—	3,145	6,880	—	3,145	6,632	9,777	(870)	2006	40
1012	Dedham	MA	—	3,930	21,340	267	3,930	21,032	24,962	(2,745)	2006	40
1158	Plymouth	MA	—	2,434	9,027	—	2,434	8,550	10,984	(1,122)	2006	40
1011	Baltimore	MD	—	1,416	8,854	288	1,416	8,681	10,097	(1,146)	2006	40
1153	Baltimore	MD	—	1,684	18,889	—	1,684	18,466	20,150	(2,424)	2006	40
1249	Frederick	MD	—	609	9,158	77	609	8,991	9,600	(1,175)	2006	40
0281	Westminster	MD	15,497	768	5,251	—	768	4,853	5,621	(1,337)	1998	45
0546	Cape Elizabeth	ME	—	630	3,524	93	630	3,617	4,247	(794)	2003	40
0545	Saco	ME	—	80	2,363	155	80	2,518	2,598	(548)	2003	40
1258	Auburn Hills	MI	—	2,281	10,692	—	2,281	10,692	12,973	(1,403)	2006	40
1248	Farmington Hills	MI	—	1,013	12,119	291	1,013	12,066	13,079	(1,557)	2006	40
0696	Holland	MI	42,035	787	51,410	—	787	50,172	50,959	(12,572)	2004	29
1094	Portage	MI	—	100	5,700	4,617	100	9,950	10,050	(1,155)	2006	40
0472	Sterling Heights	MI	—	920	7,326	—	920	7,326	8,246	(2,163)	2001	35
1259	Sterling Heights	MI	—	1,593	11,500	—	1,593	11,181	12,774	(1,468)	2006	40
1235	Des Peres	MO	—	4,361	20,664	—	4,361	20,046	24,407	(2,631)	2006	40
1236	Richmond Heights	MO	—	1,744	24,232	—	1,744	23,548	25,292	(3,091)	2006	40
0853	St. Louis	MO	—	2,500	20,343	—	2,500	19,853	22,353	(3,695)	2006	30
0842	Great Falls	MT	—	500	5,683	—	500	5,423	5,923	(791)	2006	40
0878	Charlotte	NC	—	710	9,559	—	710	9,159	9,869	(1,164)	2006	40
1584	Charlotte	NC	—	2,052	6,557	—	2,052	6,557	8,609	(419)	2010	40
1119	Concord	NC	—	601	7,615	166	612	7,546	8,158	(983)	2006	40
1254	Raleigh	NC	—	1,191	11,532	54	1,191	11,300	12,491	(1,482)	2006	40
1599	Cherry Hill	NJ	—	2,420	11,042	—	2,420	11,042	13,462	(754)	2010	25
1239	Cresskill	NJ	—	4,684	53,927	22	4,684	52,963	57,647	(6,951)	2006	40
0734	Hillsborough	NJ	15,986	1,042	10,042	—	1,042	9,576	10,618	(1,596)	2005	40
1242	Madison	NJ	—	3,157	19,909	25	3,157	19,348	22,505	(2,538)	2006	40
0733	Manahawkin	NJ	13,947	921	9,927	—	921	9,461	10,382	(1,577)	2005	40
1014	Paramus	NJ	—	4,280	31,684	207	4,280	31,191	35,471	(4,094)	2006	40
1231	Saddle River	NJ	—	1,784	15,625	57	1,784	15,238	17,022	(1,999)	2006	40
0245	Voorhees Township	NJ	8,654	900	7,629	—	900	7,629	8,529	(2,130)	1998	45
0213	Albuquerque	NM	—	767	9,324	—	767	8,826	9,593	(2,864)	1996	45
0796	Las Vegas	NV	—	1,960	5,816	—	1,960	5,426	7,386	(871)	2005	40
1252	Brooklyn	NY	—	8,117	23,627	446	8,117	23,498	31,615	(3,117)	2006	40
1256	Sheepshead Bay	NY	—	5,215	39,052	72	5,215	38,273	43,488	(5,020)	2006	40
0473	Cincinnati	OH	—	600	4,428	—	600	4,428	5,028	(1,307)	2001	35

HCP, Inc.

Schedule III: Real Estate and Accumulated Depreciation (Continued)

December 31, 2011

(Dollars in thousands)

							Gross Amount at Which Carried As of December 31, 2011					Life on Which Depreciation in Latest Income Statement is Computed
				Initial Cost to Company
						Costs Capitalized Subsequent to Acquisition
City		State	Encumbrances at December 31, 2011	Land	Buildings and Improvements		Land	Buildings and Improvements	Total(1)	Accumulated Depreciation	Year Acquired/ Constructed
0841	Columbus	OH	6,565	970	7,806	1,023	970	8,438	9,408	(1,182)	2006	40
0857	Fairborn	OH	6,739	810	8,311	—	810	8,011	8,821	(1,239)	2006	36
1147	Fairborn	OH	—	298	10,704	3,068	298	13,541	13,839	(1,637)	2006	40
1386	Marietta	OH	—	1,069	11,435	—	1,069	11,435	12,504	(1,449)	2007	40
1253	Poland	OH	—	695	10,444	7	695	10,113	10,808	(1,328)	2006	40
1159	Willoughby	OH	—	1,177	9,982	—	1,177	9,577	10,754	(1,257)	2006	40
1171	Oklahoma City	OK	—	801	4,904	12	801	4,533	5,334	(595)	2006	40
1160	Tulsa	OK	—	1,115	11,028	—	1,115	10,340	11,455	(1,357)	2006	40
1967	Cumberland	RI	—	2,630	18,825	225	2,630	19,050	21,680	(741)	2011	30
1959	East Providence	RI	18,330	1,890	14,387	(781)	1,890	13,606	15,496	(563)	2011	30
1960	Greenwich	RI	10,039	450	8,381	(220)	450	8,161	8,611	(370)	2011	30
1972	Smithfield	RI	—	1,250	17,442	423	1,250	17,864	19,114	(727)	2011	30
1973	South Kingstown	RI	—	1,390	13,150	(583)	1,390	12,567	13,957	(499)	2011	30
1975	Tiverton	RI	—	3,240	25,735	18	3,240	25,753	28,993	(991)	2011	30
1962	Warwick	RI	17,936	1,050	16,564	(1,401)	1,050	15,162	16,212	(691)	2011	30
1163	Haverford	PA	—	16,461	108,816	1,241	16,461	108,445	124,906	(14,139)	2006	40
1104	Aiken	SC	—	357	14,832	151	363	14,471	14,834	(1,901)	2006	40
1100	Charleston	SC	—	885	14,124	292	896	14,075	14,971	(1,831)	2006	40
1109	Columbia	SC	—	408	7,527	131	412	7,458	7,870	(978)	2006	40
0306	Georgetown	SC	—	239	3,008	—	239	3,008	3,247	(837)	1998	45
0879	Greenville	SC	—	1,090	12,558	—	1,090	12,058	13,148	(1,532)	2006	40
1172	Greenville	SC	—	993	16,314	43	993	15,457	16,450	(2,030)	2006	40
0305	Lancaster	SC	—	84	2,982	—	84	2,982	3,066	(745)	1998	45
0880	Myrtle Beach	SC	—	900	10,913	—	900	10,513	11,413	(1,336)	2006	40
0312	Rock Hill	SC	—	203	2,671	—	203	2,671	2,874	(722)	1998	45
1113	Rock Hill	SC	—	695	4,119	322	795	4,126	4,921	(560)	2006	40
0313	Sumter	SC	—	196	2,623	—	196	2,623	2,819	(730)	1998	45
1003	Nashville	TN	11,252	812	16,983	—	812	16,235	17,047	(1,876)	2006	40
0860	Oak Ridge	TN	8,627	500	4,741	—	500	4,641	5,141	(696)	2006	35
0843	Abilene	TX	1,873	300	2,830	—	300	2,710	3,010	(379)	2006	39
1004	Arlington	TX	14,398	2,002	19,110	—	2,002	18,729	20,731	(2,164)	2006	40
1116	Arlington	TX	—	2,494	12,192	249	2,540	11,873	14,413	(1,549)	2006	40
0511	Austin	TX	—	2,960	41,645	—	2,960	41,645	44,605	(11,452)	2002	30
1589	Austin	TX	—	2,860	17,358	497	2,860	17,855	20,715	(1,371)	2010	25
0202	Beaumont	TX	—	145	10,404	—	145	10,020	10,165	(3,326)	1996	45
0844	Burleson	TX	4,279	1,050	5,242	—	1,050	4,902	5,952	(684)	2006	40
0848	Cedar Hill	TX	8,925	1,070	11,554	—	1,070	11,104	12,174	(1,550)	2006	40
1325	Cedar Hill	TX	—	440	7,494	—	440	7,494	7,934	(1,322)	2007	40
0513	Fort Worth	TX	—	2,830	50,832	—	2,830	50,832	53,662	(13,979)	2002	30
0506	Friendswood	TX	23,013	400	7,354	—	400	7,354	7,754	(1,553)	2002	45
0217	Houston	TX	11,669	835	7,195	—	835	7,195	8,030	(2,210)	1997	45
0491	Houston	TX	—	2,470	21,710	750	2,470	22,460	24,930	(6,241)	2002	35
1106	Houston	TX	—	1,008	15,333	183	1,020	15,098	16,118	(1,973)	2006	40
1111	Houston	TX	—	1,877	25,372	247	1,959	24,490	26,449	(3,210)	2006	40
1955	Houston	TX	60,239	9,820	60,254	3,623	9,820	63,877	73,697	(2,460)	2011	30
1956	Houston	TX	11,504	4,450	22,569	(71)	4,450	22,497	26,947	(1,070)	2011	30
1957	Houston	TX	39,560	8,170	39,730	(710)	8,170	39,021	47,191	(1,574)	2011	30
1958	Houston	TX	36,425	2,910	30,362	(400)	2,910	29,963	32,873	(1,283)	2011	30
0820	Irving	TX	10,863	710	9,949	—	710	9,359	10,069	(1,604)	2005	35
0845	North Richland Hills	TX	3,120	520	5,117	—	520	4,807	5,327	(671)	2006	40
0846	North Richland Hills	TX	6,769	870	9,259	—	870	8,819	9,689	(1,407)	2006	35
1102	Plano	TX	—	494	12,518	145	505	12,247	12,752	(1,601)	2006	40
0494	San Antonio	TX	7,898	730	3,961	—	730	3,961	4,691	(858)	2002	45
1590	San Antonio	TX	—	2,860	17,030	282	2,860	17,312	20,172	(1,353)	2010	25
1954	Sugar Land	TX	38,958	3,420	32,197	(1,084)	3,420	31,113	34,533	(1,278)	2011	30
1103	The Woodlands	TX	—	802	17,358	228	869	17,071	17,940	(2,235)	2006	40

HCP, Inc.

Schedule III: Real Estate and Accumulated Depreciation (Continued)

December 31, 2011

(Dollars in thousands)

							Gross Amount at Which Carried As of December 31, 2011					Life on Which Depreciation in Latest Income Statement is Computed
				Initial Cost to Company
						Costs Capitalized Subsequent to Acquisition
City		State	Encumbrances at December 31, 2011	Land	Buildings and Improvements		Land	Buildings and Improvements	Total(1)	Accumulated Depreciation	Year Acquired/ Constructed
0195	Victoria	TX	12,782	175	4,290	3,101	175	7,018	7,193	(1,680)	1995	43
0847	Waxahachie	TX	2,148	390	3,879	—	390	3,659	4,049	(511)	2006	40
1953	Webster	TX	37,224	4,780	31,057	(134)	4,780	30,923	35,703	(1,235)	2011	30
1161	Salt Lake City	UT	—	2,621	22,072	35	2,621	21,152	23,773	(2,777)	2006	40
1015	Arlington	VA	—	4,320	19,567	455	4,320	19,445	23,765	(2,557)	2006	40
1244	Arlington	VA	—	3,833	7,076	60	3,833	6,899	10,732	(899)	2006	40
1245	Arlington	VA	—	7,278	37,407	224	7,278	36,746	44,024	(4,817)	2006	40
0881	Chesapeake	VA	—	1,090	12,444	—	1,090	11,944	13,034	(1,518)	2006	40
1247	Falls Church	VA	—	2,228	8,887	116	2,228	8,788	11,016	(1,152)	2006	40
1164	Fort Belvoir	VA	—	11,594	99,528	6,189	11,594	103,719	115,313	(13,824)	2006	40
1250	Leesburg	VA	—	607	3,236	60	607	3,150	3,757	(1,218)	2006	35
1016	Richmond	VA	—	2,110	11,469	281	2,110	11,324	13,434	(1,471)	2006	40
1246	Sterling	VA	—	2,360	22,932	199	2,360	22,618	24,978	(2,968)	2006	40
0225	Woodbridge	VA	—	950	6,983	—	950	6,983	7,933	(2,057)	1997	45
1173	Bellevue	WA	—	3,734	16,171	8	3,734	15,614	19,348	(2,050)	2006	40
1240	Edmonds	WA	—	1,418	16,502	30	1,418	16,062	17,480	(2,107)	2006	40
0797	Kirkland	WA	5,234	1,000	13,403	—	1,000	13,043	14,043	(2,092)	2005	40
1174	Lynnwood	WA	—	1,203	7,415	12	1,203	7,427	8,630	(975)	2006	40
1251	Mercer Island	WA	—	4,209	8,123	296	4,209	8,214	12,423	(1,078)	2006	40
0794	Shoreline	WA	9,368	1,590	10,671	—	1,590	10,261	11,851	(1,646)	2005	40
0795	Shoreline	WA	—	4,030	26,421	—	4,030	25,651	29,681	(4,035)	2005	39
1175	Snohomish	WA	—	1,541	10,228	8	1,541	9,977	11,518	(1,307)	2006	40

			$1,366,930	$487,394	$3,793,465	$55,053	$488,276	$3,766,509	$4,254,785	$(507,329)

Life Science
1482	Brisbane	CA	$—	$50,989	$1,789	$29,885	$50,989	$31,674	$82,663	$—	2007		*
1481	Carlsbad	CA	—	30,300	—	6,500	30,300	6,500	36,800	—	2007		*
1522	Carlsbad	CA	—	23,475	—	2,769	23,475	2,769	26,244	—	2007		*
1401	Hayward	CA	—	900	7,100	5	900	7,105	8,005	(784)	2007	40
1402	Hayward	CA	—	1,500	6,400	2,063	1,500	8,463	9,963	(955)	2007	40
1403	Hayward	CA	—	1,900	7,100	263	1,900	7,363	9,263	(945)	2007	40
1404	Hayward	CA	—	2,200	17,200	12	2,200	17,212	19,412	(1,900)	2007	40
1405	Hayward	CA	—	1,000	3,200	7,478	1,000	10,678	11,678	(1,307)	2007	40
1549	Hayward	CA	—	801	5,740	667	801	6,407	7,208	(972)	2007	29
1550	Hayward	CA	—	539	3,864	449	539	4,313	4,852	(655)	2007	29
1551	Hayward	CA	—	526	3,771	438	526	4,209	4,735	(639)	2007	29
1552	Hayward	CA	—	944	6,769	786	944	7,555	8,499	(1,147)	2007	29
1553	Hayward	CA	—	953	6,829	793	953	7,622	8,575	(1,157)	2007	29
1554	Hayward	CA	—	991	7,105	825	991	7,930	8,921	(1,204)	2007	29
1555	Hayward	CA	—	1,210	8,675	1,007	1,210	9,682	10,892	(1,470)	2007	29
1556	Hayward	CA	—	2,736	6,868	798	2,736	7,666	10,402	(1,163)	2007	29
1514	La Jolla	CA	—	5,200	—	—	5,200	—	5,200	—	2007		**
1424	La Jolla	CA	—	9,600	25,283	3,038	9,648	28,194	37,842	(4,162)	2007	40
1425	La Jolla	CA	—	6,200	19,883	99	6,276	19,906	26,182	(2,217)	2007	40
1426	La Jolla	CA	—	7,200	12,412	3,036	7,291	15,357	22,648	(2,667)	2007	27
1427	La Jolla	CA	—	8,700	16,983	671	8,746	17,608	26,354	(2,728)	2007	30
1488	Mountain View	CA	—	7,300	25,410	1,353	7,300	26,763	34,063	(2,860)	2007	40
1489	Mountain View	CA	—	6,500	22,800	1,884	6,500	24,684	31,184	(2,518)	2007	40
1490	Mountain View	CA	—	4,800	9,500	442	4,800	9,942	14,742	(1,130)	2007	40
1491	Mountain View	CA	—	4,200	8,400	1,249	4,209	9,640	13,849	(1,580)	2007	40
1492	Mountain View	CA	—	3,600	9,700	730	3,600	10,430	14,030	(1,695)	2007	40
1493	Mountain View	CA	—	7,500	16,300	1,836	7,500	17,535	25,035	(1,806)	2007	40
1494	Mountain View	CA	—	9,800	24,000	203	9,800	24,203	34,003	(2,684)	2007	40
1495	Mountain View	CA	—	6,900	17,800	215	6,900	18,015	24,915	(2,023)	2007	40
1496	Mountain View	CA	—	7,000	17,000	6,364	7,000	23,364	30,364	(3,727)	2007	40
1497	Mountain View	CA	—	14,100	31,002	9,811	14,100	40,813	54,913	(6,741)	2007	40
1498	Mountain View	CA	—	7,100	25,800	8,101	7,100	33,901	41,001	(5,843)	2007	40
2017	Mountain View	CA	—	—	—	1,290	—	1,290	1,290	—	—		*
1469	Poway	CA	—	47,700	3,512	7,450	47,700	10,962	58,662	—	2007		*
1477	Poway	CA	—	29,943	2,475	15,405	29,943	17,881	47,824	—	2007		*
1470	Poway	CA	—	5,000	12,200	5,727	5,000	17,927	22,927	(3,524)	2007	40
1471	Poway	CA	—	5,200	14,200	4,253	5,200	18,453	23,653	(3,011)	2007	40
1478	Poway	CA	—	6,700	14,400	6,145	6,700	20,545	27,245	(4,190)	2007	40
1499	Redwood City	CA	—	3,400	5,500	1,656	3,407	7,149	10,556	(1,096)	2007	40
1500	Redwood City	CA	—	2,500	4,100	1,188	2,506	5,282	7,788	(768)	2007	40
1501	Redwood City	CA	—	3,600	4,600	397	3,607	4,990	8,597	(708)	2007	30
1502	Redwood City	CA	—	3,100	5,100	804	3,107	5,651	8,758	(779)	2007	31
1503	Redwood City	CA	—	4,800	17,300	2,796	4,818	20,078	24,896	(1,966)	2007	31
1504	Redwood City	CA	—	5,400	15,500	856	5,418	16,338	21,756	(1,762)	2007	31
1505	Redwood City	CA	—	3,000	3,500	603	3,006	4,097	7,103	(650)	2007	40
1506	Redwood City	CA	—	6,000	14,300	3,020	6,018	17,302	23,320	(2,001)	2007	40

HCP, Inc.

Schedule III: Real Estate and Accumulated Depreciation (Continued)

December 31, 2011

(Dollars in thousands)

							Gross Amount at Which Carried As of December 31, 2011					Life on Which Depreciation in Latest Income Statement is Computed
				Initial Cost to Company
						Costs Capitalized Subsequent to Acquisition
City		State	Encumbrances at December 31, 2011	Land	Buildings and Improvements		Land	Buildings and Improvements	Total(1)	Accumulated Depreciation	Year Acquired/ Constructed
1507	Redwood City	CA	—	1,900	12,800	6,860	1,912	19,648	21,560	(789)	2007		*
1508	Redwood City	CA	—	2,700	11,300	6,547	2,712	17,835	20,547	(708)	2007		*
1509	Redwood City	CA	—	2,700	10,900	1,335	2,712	12,223	14,935	(1,280)	2007	40
1510	Redwood City	CA	—	2,200	12,000	5,193	2,212	17,181	19,393	(1,382)	2007	38
1511	Redwood City	CA	—	2,600	9,300	1,475	2,612	10,763	13,375	(1,266)	2007	26
1512	Redwood City	CA	—	3,300	18,000	123	3,300	18,123	21,423	(1,995)	2007	40
1513	Redwood City	CA	—	3,300	17,900	123	3,300	18,023	21,323	(1,983)	2007	40
0679	San Diego	CA	—	7,872	34,617	17,163	7,872	51,781	59,653	(10,246)	2002	39
1558	San Diego	CA	—	7,740	22,654	535	7,778	23,151	30,929	(2,453)	2007	38
0837	San Diego	CA	—	4,630	2,029	6,125	4,630	8,153	12,783	(851)	2006	31	†
0838	San Diego	CA	—	2,040	902	4,301	2,040	5,203	7,243	(95)	2006		*
0839	San Diego	CA	—	3,940	3,184	4,459	3,940	6,848	10,788	(1,866)	2006	40
0840	San Diego	CA	—	5,690	4,579	673	5,690	5,252	10,942	(984)	2006	40
1420	San Diego	CA	—	6,524	—	2,824	6,524	2,824	9,348	—	2007		*
1947	San Diego	CA	12,423	2,581	10,534	20	2,581	10,554	13,135	(351)	2011	30
1948	San Diego	CA	25,646	5,879	25,305	18	5,879	25,324	31,203	(844)	2011	30
1949	San Diego	CA	8,206	2,686	11,045	386	2,686	11,432	14,118	(370)	2011	30
1950	San Diego	CA	1,181	884	2,796	—	884	2,796	3,680	(93)	2011	30
1410	South San Francisco	CA	—	4,900	18,100	147	4,900	18,247	23,147	(1,999)	2007	40
1411	South San Francisco	CA	—	8,000	27,700	84	8,000	27,784	35,784	(3,059)	2007	40
1413	South San Francisco	CA	—	8,000	28,299	252	8,000	28,550	36,550	(3,129)	2007	40
1414	South San Francisco	CA	—	3,700	20,800	—	3,700	20,800	24,500	(2,297)	2007	40
1418	South San Francisco	CA	—	11,700	31,243	5,885	11,700	37,127	48,827	(4,055)	2007	40
1421	South San Francisco	CA	—	7,000	33,779	—	7,000	33,779	40,779	(3,730)	2007	40
1422	South San Francisco	CA	—	14,800	7,600	3,119	14,800	10,719	25,519	(1,310)	2007	30
1423	South San Francisco	CA	—	8,400	33,144	—	8,400	33,144	41,544	(3,660)	2007	40
1431	South San Francisco	CA	—	7,000	15,500	157	7,000	15,657	22,657	(1,714)	2007	40
1439	South San Francisco	CA	—	11,900	68,848	39	11,900	68,887	80,787	(7,602)	2007	40
1440	South San Francisco	CA	—	10,000	57,954	—	10,000	57,954	67,954	(6,400)	2007	40
1441	South San Francisco	CA	—	9,300	43,549	—	9,300	43,549	52,849	(4,809)	2007	40
1442	South San Francisco	CA	—	11,000	47,289	81	11,000	47,370	58,370	(5,238)	2007	40
1443	South San Francisco	CA	—	13,200	60,932	1,158	13,200	62,090	75,290	(6,188)	2007	40
1444	South San Francisco	CA	—	10,500	33,776	392	10,500	34,168	44,668	(3,729)	2007	40
1445	South San Francisco	CA	—	10,600	34,083	—	10,600	34,083	44,683	(3,763)	2007	40
1448	South San Francisco	CA	—	14,100	71,344	52	14,100	71,396	85,496	(7,882)	2007	40
1449	South San Francisco	CA	—	12,800	63,600	472	12,800	64,072	76,872	(7,107)	2007	40
1450	South San Francisco	CA	—	11,200	79,222	20	11,200	79,242	90,442	(8,749)	2007	40
1451	South San Francisco	CA	—	7,200	50,856	66	7,200	50,922	58,122	(5,621)	2007	40
1452	South San Francisco	CA	—	14,400	101,362	107	14,400	101,469	115,869	(11,193)	2007	40
1458	South San Francisco	CA	—	10,900	20,900	4,094	10,909	24,787	35,696	(4,432)	2007	40
1459	South San Francisco	CA	—	3,600	100	159	3,600	259	3,859	(83)	2007	5
1460	South San Francisco	CA	—	2,300	100	65	2,300	165	2,465	(88)	2007	5
1461	South San Francisco	CA	—	3,900	200	117	3,900	317	4,217	(177)	2007	5
1462	South San Francisco	CA	—	7,117	600	3,589	7,117	3,924	11,041	(583)	2007		*
1464	South San Francisco	CA	—	7,403	700	7,607	7,403	8,307	15,710	(331)	2007		*
1468	South San Francisco	CA	—	10,100	24,013	2,796	10,100	26,809	36,909	(4,322)	2007	40
1454	South San Francisco	CA	—	11,100	47,738	9,369	11,100	57,108	68,208	(6,773)	2007	40
1455	South San Francisco	CA	—	9,700	41,937	5,835	10,261	47,211	57,472	(5,367)	2007	40
1456	South San Francisco	CA	—	6,300	22,900	8,196	6,300	31,096	37,396	(3,761)	2007	40
1480	South San Francisco	CA	—	32,210	3,110	8,319	32,210	11,429	43,639	—	2007		*
1463	South San Francisco	CA	—	10,381	2,300	16,083	10,381	18,383	28,764	(652)	2007		*
1435	South San Francisco	CA	—	13,800	42,500	32,758	13,800	75,258	89,058	(4,604)	2007	40
1436	South San Francisco	CA	—	14,500	45,300	34,081	14,500	79,381	93,881	(4,819)	2007	40
1437	South San Francisco	CA	—	9,400	24,800	16,977	9,400	41,777	51,177	(2,085)	2007	40
1559	South San Francisco	CA	—	5,666	5,773	183	5,691	5,931	11,622	(4,839)	2007	5
1560	South San Francisco	CA	—	1,204	1,293	15	1,210	1,302	2,512	(1,063)	2007	5
1408	South San Francisco	CA	1,510	9,000	17,800	61	9,000	17,861	26,861	(1,965)	2007	40
1412	South San Francisco	CA	2,015	10,100	22,521	—	10,100	22,521	32,621	(2,487)	2007	40
1430	South San Francisco	CA	2,087	10,700	23,621	212	10,700	23,832	34,532	(2,628)	2007	40
1409	South San Francisco	CA	3,228	18,000	38,043	421	18,000	38,464	56,464	(4,211)	2007	40
1407	South San Francisco	CA	3,256	28,600	48,700	4,020	28,600	52,720	81,320	(6,474)	2007	35
1982	South San Francisco	CA	—	64,900	—	4,358	64,900	4,358	69,258	—	2011		*

HCP, Inc.

Schedule III: Real Estate and Accumulated Depreciation (Continued)

December 31, 2011

(Dollars in thousands)

							Gross Amount at Which Carried As of December 31, 2011					Life on Which Depreciation in Latest Income Statement is Computed
				Initial Cost to Company
						Costs Capitalized Subsequent to Acquisition
City		State	Encumbrances at December 31, 2011	Land	Buildings and Improvements		Land	Buildings and Improvements	Total(1)	Accumulated Depreciation	Year Acquired/ Constructed
1604	Cambridge	MA	—	8,389	10,630	9,326	8,389	19,956	28,345	—	2010		*
2011	Durham	NC	9,481	447	6,152	416	447	6,569	7,016	—	2011		*
0461	Salt Lake City	UT	—	500	8,548	—	500	8,548	9,048	(2,651)	2001	33
0462	Salt Lake City	UT	—	890	15,623	—	890	15,624	16,514	(4,265)	2001	38
0463	Salt Lake City	UT	—	190	9,875	—	190	9,875	10,065	(2,316)	2001	43
0464	Salt Lake City	UT	—	630	6,921	62	630	6,984	7,614	(1,951)	2001	38
0465	Salt Lake City	UT	—	125	6,368	6	125	6,374	6,499	(1,495)	2001	43
0466	Salt Lake City	UT	—	—	14,614	7	—	14,621	14,621	(2,907)	2001	43
0507	Salt Lake City	UT	—	280	4,345	34	280	4,379	4,659	(917)	2002	43
0537	Salt Lake City	UT	—	—	6,517	—	—	6,517	6,517	(1,346)	2002	35
0799	Salt Lake City	UT	—	—	14,600	90	—	14,690	14,690	(1,772)	2005	40
1593	Salt Lake City	UT	—	—	23,998	—	—	23,998	23,998	(1,030)	2010	33

			$69,033	$954,205	$2,193,335	$384,807	$955,261	$2,574,906	$3,530,167	$(292,318)

Medical office
0638	Anchorage	AK	$6,373	$1,456	$10,650	$35	$1,456	$10,635	$12,091	$(1,611)	2000	34
0520	Chandler	AZ	—	3,669	13,503	1,794	3,669	15,053	18,722	(2,796)	2002	40
0468	Oro Valley	AZ	—	1,050	6,774	490	1,050	6,697	7,747	(1,480)	2001	43
0356	Phoenix	AZ	—	780	3,199	827	780	3,837	4,617	(1,703)	1999	32
0470	Phoenix	AZ	—	280	877	42	280	918	1,198	(209)	2001	43
1066	Scottsdale	AZ	—	5,115	14,064	1,703	4,791	16,085	20,876	(2,391)	2006	40
0453	Tucson	AZ	—	215	6,318	353	215	6,658	6,873	(2,177)	2000	35
0556	Tucson	AZ	—	215	3,940	131	215	3,741	3,956	(759)	2003	43
1041	Brentwood	CA	—	—	30,864	1,310	—	32,083	32,083	(4,412)	2006	40
1200	Encino	CA	6,681	6,151	10,438	1,883	6,391	12,081	18,472	(2,148)	2006	33
0234	Los Angeles	CA	—	2,848	5,879	1,163	3,009	5,273	8,282	(2,385)	1997	21
0436	Murietta	CA	—	400	9,266	1,366	439	10,032	10,471	(3,515)	1999	33
0239	Poway	CA	—	2,700	10,839	1,436	2,730	11,108	13,838	(4,393)	1997	35
0318	Sacramento	CA	—	2,860	21,850	5,744	2,860	26,824	29,684	(6,105)	1998		*
0235	San Diego	CA	—	2,863	8,913	2,861	3,068	9,963	13,031	(4,353)	1997	21
0236	San Diego	CA	—	4,619	19,370	3,366	4,711	17,619	22,330	(7,697)	1997	21
0421	San Diego	CA	—	2,910	17,362	4,519	2,910	21,881	24,791	(4,547)	1999		*
0564	San Jose	CA	2,764	1,935	1,728	1,325	1,935	2,933	4,868	(888)	2003	37
0565	San Jose	CA	6,436	1,460	7,672	482	1,460	8,148	9,608	(1,843)	2003	37
0659	San Jose	CA	—	1,718	3,124	370	1,718	3,417	5,135	(540)	2000	34
1209	Sherman Oaks	CA	—	7,472	10,075	1,877	7,741	11,673	19,414	(2,948)	2006	22
0439	Valencia	CA	—	2,300	6,967	940	2,309	7,097	9,406	(2,801)	1999	35
1211	Valencia	CA	—	1,344	7,507	444	1,383	7,913	9,296	(1,120)	2006	40
0440	West Hills	CA	—	2,100	11,595	1,771	2,100	11,137	13,237	(4,129)	1999	32
0728	Aurora	CO	—	—	8,764	524	—	9,288	9,288	(2,469)	2005	39
1196	Aurora	CO	—	210	12,362	1,099	210	13,426	13,636	(1,878)	2006	40
1197	Aurora	CO	—	200	8,414	735	200	9,149	9,349	(1,529)	2006	33
0882	Colorado Springs	CO	—	—	12,933	4,869	—	17,803	17,803	(3,147)	2007	40
0814	Conifer	CO	—	—	1,485	22	—	1,508	1,508	(236)	2005	40
1199	Denver	CO	—	493	7,897	346	558	8,178	8,736	(1,332)	2006	33
0808	Englewood	CO	—	—	8,616	1,270	—	9,761	9,761	(2,077)	2005	35
0809	Englewood	CO	—	—	8,449	2,095	—	10,258	10,258	(1,910)	2005	35
0810	Englewood	CO	—	—	8,040	2,475	—	10,515	10,515	(2,169)	2005	35
0811	Englewood	CO	—	—	8,472	1,227	—	9,692	9,692	(1,961)	2005	35
0812	Littleton	CO	—	—	4,562	960	79	5,407	5,486	(1,182)	2005	35
0813	Littleton	CO	—	—	4,926	681	5	5,576	5,581	(1,082)	2005	38
0570	Lone Tree	CO	—	—	—	18,450	—	18,509	18,509	(3,790)	2003	39
0666	Lone Tree	CO	14,410	—	23,274	750	—	24,013	24,013	(3,468)	2000	37
1076	Parker	CO	—	—	13,388	46	8	13,426	13,434	(1,937)	2006	40
0510	Thornton	CO	—	236	10,206	1,561	244	11,735	11,979	(2,590)	2002	43
0433	Atlantis	FL	—	—	5,651	445	33	5,746	5,779	(2,173)	1999	35
0434	Atlantis	FL	—	—	2,027	167	—	2,194	2,194	(753)	1999	34
0435	Atlantis	FL	—	—	2,000	361	—	2,261	2,261	(818)	1999	32
0602	Atlantis	FL	—	455	2,231	336	455	2,377	2,832	(402)	2000	34
0603	Atlantis	FL	—	1,507	2,894	1,629	1,507	4,391	5,898	(443)	2000	34
0604	Englewood	FL	—	170	1,134	211	170	1,330	1,500	(252)	2000	34
0609	Kissimmee	FL	—	788	174	170	788	321	1,109	(89)	2000	34
0610	Kissimmee	FL	—	481	347	221	481	568	1,049	(105)	2000	34
0671	Kissimmee	FL	5,561	—	7,574	1,277	—	8,821	8,821	(1,737)	2000	36
0612	Margate	FL	—	1,553	6,898	460	1,553	7,341	8,894	(1,109)	2000	34
0613	Miami	FL	8,724	4,392	11,841	2,024	4,392	13,697	18,089	(2,385)	2000	34
1067	Milton	FL	—	—	8,566	185	—	8,751	8,751	(1,171)	2006	40
0563	Orlando	FL	—	2,144	5,136	2,979	2,288	7,855	10,143	(2,081)	2003	37
0833	Pace	FL	—	—	10,309	2,464	—	12,773	12,773	(2,927)	2006	44
0834	Pensacola	FL	—	—	11,166	465	—	11,631	11,631	(1,540)	2006	45
0614	Plantation	FL	804	969	3,241	732	1,011	3,924	4,935	(760)	2000	34

HCP, Inc.

Schedule III: Real Estate and Accumulated Depreciation (Continued)

December 31, 2011

(Dollars in thousands)

							Gross Amount at Which Carried As of December 31, 2011					Life on Which Depreciation in Latest Income Statement is Computed
				Initial Cost to Company
						Costs Capitalized Subsequent to Acquisition
City		State	Encumbrances at December 31, 2011	Land	Buildings and Improvements		Land	Buildings and Improvements	Total(1)	Accumulated Depreciation	Year Acquired/ Constructed
0673	Plantation	FL	5,092	1,091	7,176	187	1,091	7,239	8,330	(1,126)	2002	36
0701	St. Petersburg	FL	—	—	10,141	3,243	—	13,241	13,241	(2,193)	2004	38
1210	Tampa	FL	5,418	1,967	6,602	3,076	2,067	9,533	11,600	(2,343)	2006	25
1058	McCaysville	GA	—	—	3,231	18	—	3,249	3,249	(431)	2006	40
1065	Marion	IL	—	100	11,484	89	100	11,572	11,672	(1,620)	2006	40
1057	Newburgh	IN	8,057	—	14,019	1,094	—	15,113	15,113	(1,959)	2006	40
0483	Wichita	KS	—	530	3,341	287	530	3,628	4,158	(823)	2001	45
1064	Lexington	KY	—	—	12,726	833	—	13,558	13,558	(2,017)	2006	40
0735	Louisville	KY	—	936	8,426	2,749	936	11,067	12,003	(6,033)	2005	11
0737	Louisville	KY	17,805	835	27,627	1,730	835	29,134	29,969	(5,838)	2005	37
0738	Louisville	KY	5,021	780	8,582	2,449	808	10,980	11,788	(4,126)	2005	18
0739	Louisville	KY	8,117	826	13,814	1,517	826	15,260	16,086	(3,325)	2005	38
0740	Louisville	KY	8,788	2,983	13,171	2,818	2,983	15,816	18,799	(3,514)	2005	30
1944	Louisville	KY	—	788	2,414	—	788	2,414	3,202	(97)	2010	25
1945	Louisville	KY	24,959	3,255	28,644	—	3,255	28,644	31,899	(955)	2010	30
1946	Louisville	KY	—	430	6,125	—	430	6,125	6,555	(204)	2010	30
1324	Haverhill	MA	—	800	8,537	1,069	800	9,606	10,406	(1,408)	2007	40
1213	Columbia	MD	—	1,115	3,206	954	1,115	4,160	5,275	(755)	2006	34
0361	GlenBurnie	MD	—	670	5,085	—	670	5,085	5,755	(1,840)	1999	35
1052	Towson	MD	—	—	14,233	3,524	—	15,719	15,719	(2,802)	2006	40
0240	Minneapolis	MN	—	117	13,213	1,111	117	14,175	14,292	(5,512)	1997	32
0300	Minneapolis	MN	1,770	160	10,131	2,383	160	12,163	12,323	(4,402)	1997	35
1059	Jackson	MS	—	—	8,869	19	—	8,887	8,887	(1,167)	2006	40
1060	Jackson	MS	6,082	—	7,187	2,160	—	9,347	9,347	(1,381)	2006	40
1078	Jackson	MS	—	—	8,413	688	—	9,101	9,101	(1,289)	2006	40
1068	Omaha	NE	13,956	—	16,243	360	17	16,576	16,593	(2,259)	2006	40
0729	Albuquerque	NM	—	—	5,380	162	—	5,542	5,542	(934)	2005	39
0348	Elko	NV	—	55	2,637	12	55	2,649	2,704	(973)	1999	35
0571	Las Vegas	NV	—	—	—	17,870	—	17,327	17,327	(3,530)	2003	40
0660	Las Vegas	NV	3,563	1,121	4,363	2,827	1,253	7,006	8,259	(1,717)	2000	34
0661	Las Vegas	NV	3,715	2,125	4,829	2,231	2,225	6,815	9,040	(1,358)	2000	34
0662	Las Vegas	NV	7,104	3,480	12,305	2,772	3,480	14,816	18,296	(2,836)	2000	34
0663	Las Vegas	NV	1,026	1,717	3,597	1,890	1,717	5,488	7,205	(1,396)	2000	34
0664	Las Vegas	NV	2,090	1,172	1,550	325	1,172	1,782	2,954	(542)	2000	34
0691	Las Vegas	NV	—	3,244	18,339	1,566	3,273	19,756	23,029	(5,562)	2004	30
1285	Cleveland	OH	—	823	2,726	457	853	3,152	4,005	(1,066)	2006	40
0400	Harrison	OH	—	—	4,561	300	—	4,861	4,861	(1,615)	1999	35
1054	Durant	OK	—	619	9,256	1,152	651	10,376	11,027	(1,346)	2006	40
0817	Owasso	OK	—	—	6,582	562	—	7,144	7,144	(1,767)	2005	40
0404	Roseburg	OR	—	—	5,707	—	—	5,707	5,707	(1,909)	1999	35
0252	Clarksville	TN	—	765	4,184	—	765	4,184	4,949	(1,643)	1998	35
0624	Hendersonville	TN	—	256	1,530	636	256	2,102	2,358	(522)	2000	34
0559	Hermitage	TN	—	830	5,036	4,574	830	9,477	10,307	(2,282)	2003	35
0561	Hermitage	TN	—	596	9,698	1,658	596	11,011	11,607	(2,688)	2003	37
0562	Hermitage	TN	—	317	6,528	1,701	317	7,973	8,290	(1,838)	2003	37
0154	Knoxville	TN	—	700	4,559	2,300	700	6,859	7,559	(1,980)	1994		*
0409	Murfreesboro	TN	—	900	12,706	—	900	12,706	13,606	(4,361)	1999	35
0625	Nashville	TN	9,288	955	14,289	1,337	955	15,507	16,462	(2,756)	2000	34
0626	Nashville	TN	3,823	2,050	5,211	1,514	2,055	6,658	8,713	(1,143)	2000	34
0627	Nashville	TN	542	1,007	181	520	1,007	681	1,688	(109)	2000	34
0628	Nashville	TN	5,414	2,980	7,164	936	2,980	8,070	11,050	(1,234)	2000	34
0630	Nashville	TN	546	515	848	225	528	1,059	1,587	(162)	2000	34
0631	Nashville	TN	—	266	1,305	550	266	1,752	2,018	(336)	2000	34
0632	Nashville	TN	—	827	7,642	1,898	827	9,479	10,306	(1,702)	2000	34
0633	Nashville	TN	9,776	5,425	12,577	2,921	5,425	15,466	20,891	(2,682)	2000	34
0634	Nashville	TN	8,938	3,818	15,185	2,498	3,818	17,427	21,245	(3,317)	2000	34
0636	Nashville	TN	445	583	450	—	583	450	1,033	(68)	2000	34
0573	Arlington	TX	8,718	769	12,355	1,575	769	13,864	14,633	(2,336)	2003	34
0576	Conroe	TX	2,847	324	4,842	1,413	324	6,152	6,476	(1,445)	2000	34
0577	Conroe	TX	5,237	397	7,966	1,047	397	9,009	9,406	(1,743)	2000	34
0578	Conroe	TX	5,472	388	7,975	90	388	8,039	8,427	(1,125)	2000	37
0579	Conroe	TX	1,789	188	3,618	581	188	4,181	4,369	(611)	2000	34

HCP, Inc.

Schedule III: Real Estate and Accumulated Depreciation (Continued)

December 31, 2011

(Dollars in thousands)

							Gross Amount at Which Carried As of December 31, 2011					Life on Which Depreciation in Latest Income Statement is Computed
				Initial Cost to Company
						Costs Capitalized Subsequent to Acquisition
City		State	Encumbrances at December 31, 2011	Land	Buildings and Improvements		Land	Buildings and Improvements	Total(1)	Accumulated Depreciation	Year Acquired/ Constructed
0581	Corpus Christi	TX	—	717	8,181	1,967	717	10,104	10,821	(2,235)	2000	34
0600	Corpus Christi	TX	—	328	3,210	1,639	328	4,648	4,976	(962)	2000	34
0601	Corpus Christi	TX	—	313	1,771	476	313	2,234	2,547	(454)	2000	34
0582	Dallas	TX	5,383	1,664	6,785	1,630	1,693	8,310	10,003	(1,656)	2000	34
1314	Dallas	TX	—	15,230	162,971	4,609	15,239	167,516	182,755	(24,422)	2006	35
0583	Fort Worth	TX	2,970	898	4,866	1,201	898	6,013	6,911	(1,124)	2000	34
0805	Fort Worth	TX	1,992	—	2,481	648	2	3,082	3,084	(788)	2005	25
0806	Fort Worth	TX	4,075	—	6,070	11	5	6,075	6,080	(1,022)	2005	40
1061	Granbury	TX	—	—	6,863	80	—	6,943	6,943	(934)	2006	40
0430	Houston	TX	—	1,927	33,140	1,663	2,019	34,558	36,577	(11,868)	1999	35
0446	Houston	TX	—	2,200	19,585	3,846	2,209	20,915	23,124	(11,476)	1999	17
0586	Houston	TX	—	1,033	3,165	751	1,033	3,791	4,824	(715)	2000	34
0589	Houston	TX	9,899	1,676	12,602	2,052	1,706	14,503	16,209	(2,805)	2000	34
0670	Houston	TX	—	257	2,884	649	297	3,468	3,765	(600)	2000	35
0702	Houston	TX	—	—	7,414	1,106	7	8,492	8,499	(1,526)	2004	36
1044	Houston	TX	—	—	4,838	3,158	—	7,911	7,911	(1,451)	2006	40
0590	Irving	TX	5,630	828	6,160	1,330	828	7,449	8,277	(1,220)	2000	34
0700	Irving	TX	—	—	8,550	2,882	—	11,429	11,429	(1,995)	2004	34
1202	Irving	TX	6,803	1,604	16,107	591	1,604	16,698	18,302	(2,250)	2006	40
1207	Irving	TX	6,148	1,955	12,793	138	1,986	12,900	14,886	(1,703)	2006	40
1062	Lancaster	TX	—	162	3,830	318	162	4,123	4,285	(640)	2006	39
0591	Lewisville	TX	5,259	561	8,043	434	561	8,451	9,012	(1,280)	2000	34
0144	Longview	TX	—	102	7,998	281	102	8,279	8,381	(3,242)	1992	45
0143	Lufkin	TX	—	338	2,383	40	338	2,423	2,761	(927)	1992	45
0568	McKinney	TX	—	541	6,217	493	541	6,296	6,837	(1,453)	2003	36
0569	McKinney	TX	—	—	636	7,527	—	7,650	7,650	(1,598)	2003	40
0596	Nassau Bay	TX	5,500	812	8,883	1,131	812	9,944	10,756	(1,520)	2000	37
1079	North Richland Hills	TX	—	—	8,942	344	—	9,153	9,153	(1,274)	2006	40
0142	Pampa	TX	—	84	3,242	548	84	3,790	3,874	(1,453)	1992	45
1048	Pearland	TX	—	—	4,014	3,960	—	7,974	7,974	(1,376)	2006	40
0447	Plano	TX	—	1,700	7,810	2,589	1,704	9,937	11,641	(3,416)	1999		*
0597	Plano	TX	7,734	1,210	9,588	1,420	1,210	10,916	12,126	(2,027)	2000	34
0672	Plano	TX	9,896	1,389	12,768	887	1,389	13,294	14,683	(2,187)	2002	36
1284	Plano	TX	—	2,049	18,793	1,039	2,087	19,007	21,094	(4,311)	2006	40
1286	Plano	TX	—	3,300	—	—	3,300	—	3,300	—	2006		**
0815	San Antonio	TX	—	—	9,193	762	12	9,913	9,925	(1,904)	2006	35
0816	San Antonio	TX	4,656	—	8,699	838	—	9,499	9,499	(1,773)	2006	35
0598	Sugarland	TX	3,898	1,078	5,158	1,359	1,084	6,375	7,459	(1,084)	2000	34
1081	Texarkana	TX	—	1,117	7,423	207	1,177	7,571	8,748	(1,068)	2006	40
0599	Texas City	TX	6,373	—	9,519	157	—	9,676	9,676	(1,392)	2000	37
0152	Victoria	TX	—	125	8,977	—	125	8,977	9,102	(3,405)	1994	45
1591	San Antonio	TX	—	—	7,309	239	—	7,548	7,548	(366)	2010	30
1977	San Antonio	TX	—	—	26,191	542	—	26,733	26,733	(833)	2011	30
1592	Bountiful	UT	5,241	999	7,426	54	999	7,481	8,480	(351)	2010	30
0169	Bountiful	UT	—	276	5,237	455	276	5,691	5,967	(1,957)	1995	45
0346	Castle Dale	UT	—	50	1,818	63	50	1,881	1,931	(698)	1998	35
0347	Centerville	UT	—	300	1,288	191	300	1,479	1,779	(567)	1999	35
0350	Grantsville	UT	—	50	429	39	50	468	518	(175)	1999	35
0469	Kaysville	UT	—	530	4,493	146	530	4,639	5,169	(1,046)	2001	43
0456	Layton	UT	—	371	7,073	357	389	7,359	7,748	(2,287)	2001	35
0359	Ogden	UT	—	180	1,695	121	180	1,764	1,944	(653)	1999	35
1283	Ogden	UT	—	106	4,464	455	106	4,466	4,572	(545)	2006	40
0357	Orem	UT	—	337	8,744	1,144	306	9,167	9,473	(3,597)	1999	35
0371	Providence	UT	—	240	3,876	198	256	3,798	4,054	(1,358)	1999	35
0353	Salt Lake City	UT	—	190	779	61	201	830	1,031	(313)	1999	35
0355	Salt Lake City	UT	—	180	14,792	759	180	15,502	15,682	(5,727)	1999	35
0467	Salt Lake City	UT	—	3,000	7,541	509	3,007	7,998	11,005	(2,129)	2001	38
0566	Salt Lake City	UT	—	509	4,044	792	509	4,691	5,200	(1,084)	2003	37
0354	Salt Lake City	UT	—	220	10,732	802	220	11,332	11,552	(4,132)	1999	35
0358	Springville	UT	—	85	1,493	163	85	1,657	1,742	(592)	1999	35
0482	Stansbury	UT	—	450	3,201	299	450	3,452	3,902	(814)	2001	45
0351	Washington Terrace	UT	—	—	4,573	1,502	—	5,723	5,723	(1,890)	1999	35
0352	Washington Terrace	UT	—	—	2,692	354	—	2,753	2,753	(981)	1999	35
0495	West Valley	UT	—	410	8,266	1,002	410	9,268	9,678	(2,593)	2002	35
0349	West Valley	UT	—	1,070	17,463	84	1,070	17,548	18,618	(6,451)	1999	35
1208	Fairfax	VA	—	8,396	16,710	1,722	8,408	18,419	26,827	(3,561)	2006	28
0572	Reston	VA	—	—	11,902	(121)	—	11,710	11,710	(2,402)	2003	43
0448	Renton	WA	—	—	18,724	1,195	—	19,379	19,379	(6,701)	1999	35
0781	Seattle	WA	—	—	52,703	2,324	—	52,372	52,372	(10,368)	2004	39
0782	Seattle	WA	—	—	24,382	3,369	21	26,923	26,944	(5,464)	2004	36
0783	Seattle	WA	—	—	5,625	863	—	6,440	6,440	(4,173)	2004	10

HCP, Inc.

Schedule III: Real Estate and Accumulated Depreciation (Continued)

December 31, 2011

(Dollars in thousands)

							Gross Amount at Which Carried As of December 31, 2011					Life on Which Depreciation in Latest Income Statement is Computed
				Initial Cost to Company
						Costs Capitalized Subsequent to Acquisition
City		State	Encumbrances at December 31, 2011	Land	Buildings and Improvements		Land	Buildings and Improvements	Total(1)	Accumulated Depreciation	Year Acquired/ Constructed
0785	Seattle	WA	—	—	7,293	1,207	—	7,742	7,742	(1,788)	2004	33
1385	Seattle	WA	—	—	38,925	437	—	39,352	39,352	(5,954)	2007	30
0884	Mexico City	DF	—	415	3,739	13	259	3,897	4,156	(531)	2006	40

			$328,608	$190,215	$1,784,246	$256,027	$192,117	$2,000,699	$2,192,816	$(431,122)

Post-acute/skilled nursing
0012	Livermore	CA	$—	$610	$1,711	$1,125	$610	$2,836	$3,446	$(2,784)	1985	25
0315	Perris	CA	—	336	3,021	—	336	3,021	3,357	(1,442)	1998	25
0237	Vista	CA	—	653	6,012	90	653	6,102	6,755	(3,109)	1997	25
0002	Fort Collins	CO	—	499	1,913	1,454	499	3,122	3,621	(3,121)	1985	25
0018	Morrison	CO	—	1,429	5,464	4,019	1,429	8,761	10,190	(8,544)	1985	24
0280	Statesboro	GA	—	168	1,508	—	168	1,508	1,676	(743)	1992	25
0297	Rexburg	ID	—	200	5,310	—	200	5,060	5,260	(1,952)	1998	35
0378	Anderson	IN	—	500	4,724	1,734	500	6,057	6,557	(1,849)	1999	35
0384	Angola	IN	—	130	2,900	566	130	3,466	3,596	(1,008)	1999	35
0385	Fort Wayne	IN	—	200	4,150	2,667	200	6,817	7,017	(1,743)	1999	38
0386	Fort Wayne	IN	—	140	3,760	—	140	3,760	3,900	(1,307)	1999	35
0387	Huntington	IN	—	30	2,970	338	30	3,308	3,338	(1,066)	1999	35
0373	Kokomo	IN	—	250	4,622	1,294	250	5,653	5,903	(1,335)	1999	45
0454	New Albany	IN	—	230	6,595	—	230	6,595	6,825	(2,026)	2001	35
0484	Tell City	IN	—	95	6,208	1,299	95	7,509	7,604	(1,634)	2001	45
0688	Cynthiana	KY	—	192	4,875	—	192	4,875	5,067	(839)	2004	40
0071	Mayfield	KY	—	218	2,797	—	218	2,792	3,010	(1,765)	1986	40
0298	Franklin	LA	—	405	3,424	—	405	3,424	3,829	(1,655)	1998	25
0299	Morgan City	LA	—	203	2,050	—	203	2,050	2,253	(991)	1998	25
0017	Westborough	MA	—	858	2,975	2,894	858	5,868	6,726	(4,046)	1985	30
0388	Las Vegas	NV	—	1,300	3,950	—	1,300	3,950	5,250	(1,373)	1999	35
0389	Las Vegas	NV	—	1,300	5,800	—	1,300	5,800	7,100	(2,016)	1999	35
0390	Fairborn	OH	—	250	4,850	—	250	4,850	5,100	(1,686)	1999	35
0391	Georgetown	OH	—	130	4,970	—	130	4,970	5,100	(1,728)	1999	35
0063	Marion	OH	—	218	2,971	—	218	2,965	3,183	(2,421)	1986	30
0038	Newark	OH	—	400	8,588	—	400	8,577	8,977	(6,009)	1986	35
0392	Port Clinton	OH	—	370	3,630	—	370	3,630	4,000	(1,262)	1999	35
0393	Springfield	OH	—	250	3,950	2,113	250	6,063	6,313	(1,532)	1999	35
0394	Toledo	OH	—	120	5,130	—	120	5,130	5,250	(1,783)	1999	35
0395	Versailles	OH	—	120	4,980	—	120	4,980	5,100	(1,731)	1999	35
0695	Carthage	TN	—	129	2,406	—	129	2,225	2,354	(471)	2004	35
0054	Loudon	TN	—	26	3,879	—	26	3,873	3,899	(2,761)	1986	35
0047	Maryville	TN	—	160	1,472	—	160	1,468	1,628	(830)	1986	45
0048	Maryville	TN	—	307	4,376	—	307	4,369	4,676	(2,392)	1986	45
0285	Fort Worth	TX	—	243	2,036	269	243	2,305	2,548	(1,129)	1998	25
0296	Ogden	UT	—	250	4,685	—	250	4,435	4,685	(1,690)	1998	35
0681	Fishersville	VA	—	751	7,734	—	751	7,220	7,971	(1,390)	2004	40
0682	Floyd	VA	—	309	2,263	—	309	1,893	2,202	(577)	2004	25
0689	Independence	VA	—	206	8,366	—	206	7,810	8,016	(1,481)	2004	40
0683	Newport News	VA	—	535	6,192	—	535	5,719	6,254	(1,100)	2004	40
0684	Roanoke	VA	—	586	7,159	—	586	6,696	7,282	(1,287)	2004	40
0685	Staunton	VA	—	422	8,681	—	422	8,136	8,558	(1,563)	2004	40
0686	Williamsburg	VA	—	699	4,886	—	699	4,464	5,163	(860)	2004	40
0690	Windsor	VA	—	319	7,543	—	319	7,018	7,337	(1,330)	2004	40
0687	Woodstock	VA	—	603	5,395	9	605	4,987	5,592	(960)	2004	40

			$—	$17,349	$202,881	$19,871	$17,351	$216,117	$233,468	$(84,321)

Hospital
0126	Little Rock	AR	$—	$709	$9,604	$—	$709	$9,587	$10,296	$(4,487)	1990	45
0113	Peoria	AZ	—	1,565	7,050	—	1,565	7,050	8,615	(3,396)	1988	45
1038	Fresno	CA	—	3,652	29,113	7,724	3,652	36,837	40,489	(9,694)	2006	40	†
0423	Irvine	CA	—	18,000	70,800	—	18,000	70,800	88,800	(24,618)	1999	35
0127	Colorado Springs	CO	—	690	8,338	—	690	8,338	9,028	(3,877)	1989	45
0425	Palm Beach Garden	FL	—	4,200	58,250	—	4,200	58,250	62,450	(20,250)	1999	35
0426	Roswell	GA	—	6,900	55,300	—	6,900	54,859	61,759	(19,122)	1999	35
0887	Atlanta	GA	—	4,300	13,690	—	4,300	13,690	17,990	(4,613)	2007	40
0112	Overland Park	KS	—	2,316	10,681	—	2,316	10,681	12,997	(5,327)	1989	45
0877	Slidell	LA	—	1,490	22,034	—	1,490	20,934	22,424	(2,704)	2006	40
1383	Baton Rouge	LA	—	690	8,545	86	690	8,632	9,322	(1,161)	2007	40
0429	Hickory	NC	—	2,600	69,900	—	2,600	69,900	72,500	(24,299)	1999	35
0886	Dallas	TX	—	1,820	8,508	26	1,820	8,534	10,354	(1,945)	2007	40
1319	Dallas	TX	—	18,840	138,235	1,091	18,840	139,326	158,166	(18,605)	2007	35
1384	Plano	TX	—	6,290	22,686	1,374	6,290	24,061	30,351	(3,335)	2007	25
0084	San Antonio	TX	—	1,990	11,184	—	1,990	11,174	13,164	(5,857)	1987	45

HCP, Inc.

Schedule III: Real Estate and Accumulated Depreciation (Continued)

December 31, 2011

(Dollars in thousands)

							Gross Amount at Which Carried As of December 31, 2011					Life on Which Depreciation in Latest Income Statement is Computed
				Initial Cost to Company
						Costs Capitalized Subsequent to Acquisition
City		State	Encumbrances at December 31, 2011	Land	Buildings and Improvements		Land	Buildings and Improvements	Total(1)	Accumulated Depreciation	Year Acquired/ Constructed
0885	Greenfield	WI	—	620	9,542	—	620	9,542	10,162	(1,846)	2006	40

			$—	$76,672	$553,460	$10,301	$76,672	$562,195	$638,867	$(155,136)

Total continuing operations properties			$1,764,571	$1,725,835	$8,527,387	$726,059	$1,729,677	$9,120,426	$10,850,103	$(1,470,226)

Corporate and other assets			—	—	2,729	4,014	—	3,442	3,442	(2,046)

Total			$1,764,571	$1,725,835	$8,530,116	$730,073	$1,729,677	$9,123,868	$10,853,545	$(1,472,272)

*
Property is in development and not yet placed in service or taken out of service and placed in redevelopment.

**
Represents land parcels which are not depreciated.

†
A portion of the property has been taken out of service and placed in redevelopment.

(1)
At December 31, 2011, the tax basis of the Company's net real estate assets is less than the reported amounts by approximately $1.7 billion.

          (b)   A summary of activity for real estate and accumulated depreciation for the years ended December 31, 2011, 2010 and 2009 follows (in thousands):

	Year ended December 31,
	2011	2010	2009
Real estate:
Balances at beginning of year	$9,900,305	$9,559,566	$9,430,977
Acquisition of real estate and development and improvements	1,049,723	377,354	119,221
Disposition of real estate	(21,737)	(61,139)	(60,134)
Balances associated with changes in reporting presentation(1)	(74,746)	24,524	69,502

Balances at end of year	$10,853,545	$9,900,305	$9,559,566

Accumulated depreciation:
Balances at beginning of year	$1,244,502	$1,029,775	$791,613
Depreciation expense	301,233	258,929	248,758
Disposition of real estate	(5,705)	(27,123)	(25,925)
Balances associated with changes in reporting presentation(1)	(67,758)	(17,079)	15,329

Balances at end of year	$1,472,272	$1,244,502	$1,029,775

(1)
The balances associated with changes in reporting presentation represent real estate and accumulated depreciation related to properties placed into discontinued operations as of December 31, 2011.